Exhibit T3E

NOTICE OF MEETING OF HOLDERS OF 9.875% SENIOR NOTES DUE 2015

OF

ESSAR STEEL ALGOMA INC.

AND

MANAGEMENT INFORMATION CIRCULAR

With Respect to a Proposed

PLAN OF ARRANGEMENT

August 12, 2014

These materials are important and require your immediate attention. They require holders of Essar Steel Algoma Inc. 9.875% Senior Notes to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisors. If you have any questions or require more information with regard to voting your notes, please contact Donlin, Recano & Company, Inc. at (212) 771-1128.

August 12, 2014

Dear Noteholder:

The Board of Directors (the “Board”) of Essar Steel Algoma Inc. (“Essar Steel Algoma” or the “Corporation”) cordially invites you to attend a meeting (the “Meeting”) of holders (“Noteholders”) of the Corporation’s 9.875% Senior Notes due 2015 (the “Existing Unsecured Notes”) to be held at the offices of Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, on September 10, 2014, at 9:00 a.m. (Eastern Standard Time).

At the Meeting, you will be asked to consider and vote on a resolution (the “Arrangement Resolution”) approving an arrangement (the “Arrangement”) under the Canada Business Corporations Act (the “CBCA”) pursuant to which all Existing Unsecured Notes will be cancelled and extinguished and Noteholders will receive from a wholly-owned subsidiary of the Corporation (“Subco”) in exchange for their Existing Unsecured Notes their pro rata share (based on the aggregate principal amount of Existing Unsecured Notes held by a Noteholder) of:

(a)                     a cash payment representing 32.5% of the original principal amount and accrued and unpaid interest at the non-default rate of the Existing Unsecured Notes through and including the effective date of the Arrangement; and

(b)                     either:

(i)                         new junior secured notes of Subco (the “New Junior Secured Notes”) in a principal amount equal to 55% of the original principal amount and accrued and unpaid interest at the non-default rate of the Existing Unsecured Notes through and including the effective date of the Arrangement;

or, at the Corporation’s election,

(ii)                      a cash payment representing 49.5% of the original principal amount and accrued and unpaid interest at the non-default rate of the Existing Unsecured Notes through and including the effective date of the Arrangement in lieu of issuing the New Junior Secured Notes to the Noteholders.

The full text of the Arrangement Resolution is set out in Appendix “A” to the accompanying management information circular (the “Circular”), which describes the Arrangement in more detail.

The Board believes that the proposed Arrangement and the related capital infusion and refinancing transactions described in the Circular (collectively, the “Restructuring”) will benefit the Corporation by deleveraging the Corporation’s balance sheet, reducing the Corporation’s cash interest expense and mitigating the Corporation’s near-term liquidity concerns. Alvarez & Marsal Valuation Services, LLC has also delivered an opinion (the “A&M Opinion”) to the Board dated as of July 15, 2014 which concludes that, as of the date thereof, and subject to the qualifications set out therein, from a financial point of view,  (i) the Noteholders would be in a better position under the Restructuring Transaction (as defined in the A&M Opinion) than if the Corporation were liquidated and (ii) the Restructuring Transaction (as defined in the A&M Opinion) is fair to the Corporation. Noteholders are encouraged to read the A&M Opinion in its entirety, which is appended as Appendix “G” to the accompanying Circular. After careful consideration of these and other factors, and following consultation with its financial advisor and outside legal counsel, the Board has unanimously determined that the Arrangement and the Restructuring are in the best interests of the Corporation and has unanimously determined to recommend to Noteholders that they VOTE FOR the Arrangement Resolution at the Meeting.

In order for the Arrangement to be implemented, the Arrangement Resolution must be approved by the affirmative vote of at least 66 2/3% of the votes cast by Noteholders present in person or represented by proxy at the Meeting and entitled to vote on the Arrangement Resolution.  Each Noteholder will have one vote for each $1.00 of principal amount of the Existing Unsecured Notes held by such Noteholders as of July 24, 2014, which is the record date for the Meeting.

As of the date hereof, Noteholders representing approximately 78% of the aggregate principal amount of Existing Unsecured Notes have entered into a support agreement with the Corporation pursuant to which they have agreed, subject to the terms and conditions thereof, to vote all of their Existing Unsecured Notes in favor of the Arrangement Resolution at the Meeting.

In addition to Noteholder approval, completion of the Arrangement is also subject to a number of conditions, including the approval of the Ontario Superior Court of Justice, all of which are described in more detail in the Circular.  Provided all conditions precedent can be satisfied, the Corporation anticipates that completion of the Arrangement will occur on or before November 15, 2014.

Enclosed are a Notice of Meeting, the Circular and a Form of Proxy.  The Circular and the appendices attached to it, which we urge you to read carefully in consultation with your professional advisors, describe the Arrangement and related transactions in more detail.

Yours very truly,

(signed) “Kishore Mirchandani”
Kishore Mirchandani
Independent Director

ESSAR STEEL ALGOMA INC.

NOTICE OF MEETING OF NOTEHOLDERS

To:                Holders of 9.875% Senior Notes of Essar Steel Algoma Inc. (the “Corporation”) due 2015 (the “Existing Unsecured Notes”)

NOTICE IS HEREBY GIVEN that, pursuant to an order (the “Interim Order”) of the Ontario Superior Court of Justice (the “Court”) dated August 8, 2014, a meeting (the “Meeting”) of the holders of Existing Unsecured Notes (the “Noteholders”) will be held at the offices of Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, on September 10, 2014, at 9:00 a.m. (Eastern Standard Time) for the following purposes:

(a)                     to consider, and if deemed advisable, to pass, with or without variation, a resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix “A” to the accompanying management information circular (the “Circular”), approving an arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act, which Arrangement is more particularly described in the Circular; and

(b)                     to transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.

In addition to the Arrangement Resolution, copies of the Plan of Arrangement implementing the Arrangement and the Interim Order, as such terms are defined in the Circular, are attached to the Circular as Appendices “B” and “E”, respectively.

The record date (the “Record Date”) for entitlement to vote at the Meeting has been set by the Court as July 24, 2014, subject to any further order of the Court. At the Meeting, each Noteholder as of the Record Date will be entitled to one vote for each $1.00 of principal amount of Unsecured Notes held by such Noteholder as at the Record Date.

The quorum for the Meeting is the presence, in person or by proxy, of one or more Noteholders entitled to vote at the Meeting and the vote required to pass the Arrangement Resolution at the Meeting is the affirmative vote of at least 66 2/3% of the votes cast by Noteholders present in person or represented by proxy at the Meeting and entitled to vote on the Arrangement Resolution. Each Noteholder will have one vote for each $1.00 of principal amount of the Existing Unsecured Notes held by such Noteholder as of the Record Date.

Registered Noteholders are requested to complete, execute and deliver the enclosed form of proxy to Donlin, Recano & Company, Inc., c/o Essar Steel Algoma Inc., Attention: Voting Department, 419 Park Avenue South, Suite 1206, New York, NY 10016, by no later than 9:00 a.m. (Eastern Standard Time) on September 8, 2014, or if the meeting is adjourned or postponed, by no later than 48 hours prior to the time of such reconvened meeting (excluding Saturdays, Sundays and holidays). The time limit for the deposit of proxies may be waived by the Chair of the Meeting at his sole discretion without notice. Beneficial owners of Existing Unsecured Notes registered in the name of a broker, custodian, nominee or other intermediary should follow the instructions provided by your broker, custodian, nominee or other intermediary in order to vote your Existing Unsecured Notes.

As of the date hereof, Noteholders representing approximately 78% of the aggregate principal amount of Existing Unsecured Notes have entered into a support agreement with the Corporation and Essar Global Fund Limited pursuant to which they have agreed, subject to the terms and conditions thereof, to vote all of their Existing Unsecured Notes in favor of the Arrangement Resolution at the Meeting.

If Noteholders have any questions as to how to vote their Existing Unsecured Notes, they should contact Donlin, Recano & Company, Inc., Voting Department at (212) 771-1128.

BY ORDER OF THE BOARD OF DIRECTORS OF ESSAR STEEL ALGOMA INC.

(signed) “J. Robert Sandoval”
J. Robert Sandoval
General Counsel and Secretary
Sault Ste. Marie, Ontario
August 12, 2014

TABLE OF CONTENTS

IMPORTANT INFORMATION	1
NOTICE TO HOLDERS IN THE UNITED STATES	1
CURRENCY	2
FORWARD-LOOKING STATEMENTS	2
SUMMARY	4
GLOSSARY OF TERMS	12
INFORMATION CONCERNING THE MEETING	17
Overview	17
Solicitation of Proxies	17
Entitlement to Vote and Attend	17
Revocation of Proxies	18
Voting of Proxies	18
Meeting Quorum and Required Noteholder Approval	18
BACKGROUND TO THE ARRANGEMENT	18
THE ARRANGEMENT	19
Description of the Arrangement	19
Arrangement Agreement	20
OPINION OF A&M	20
RECOMMENDATION OF THE BOARD	22
SUPPORT AGREEMENT	23
THE EGFL COMMITMENT	26
CONDITIONS TO THE ARRANGEMENT	27
Court Approval and Completion of the Arrangement	28
Recognition Order	28
NEW JUNIOR SECURED NOTES	29
THE SECURED DEBT REFINANCING	30
ESSAR STEEL ALGOMA BEFORE THE ARRANGEMENT	30
Business of the Corporation	30
Description of Indebtedness	30
ESSAR STEEL ALGOMA AFTER THE ARRANGEMENT	32
CERTAIN SECURITIES LAW MATTERS	32
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	33
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	38
RISK FACTORS	41
Risks Relating to the Arrangement and the Restructuring	41
Risks Relating to the Non-Implementation of the Arrangement and the Restructuring	42
Risks Relating to the New Junior Secured Notes	42
Risks Relating to Essar Steel Algoma’s Business	43
AUDITOR	48
LEGAL MATTERS	48
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	48
INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	48
ADDITIONAL INFORMATION	49
APPROVAL OF CIRCULAR BY THE BOARD OF DIRECTORS	50
CONSENT OF STIKEMAN ELLIOTT LLP	51
CONSENT OF KIRKLAND & ELLIS LLP	52
CONSENT OF ALVAREZ & MARSAL	53
Appendix “A” ARRANGEMENT RESOLUTION	A-1
Appendix “B” PLAN OF ARRANGEMENT	B-1
Appendix “C” ARRANGEMENT AGREEMENT	C-1
Appendix “D” NOTICE OF APPLICATION	D-1
Appendix “E” INTERIM ORDER	E-1
Appendix “F” AMENDED AND RESTATED PRELIMINARY ORDER	F-1
Appendix “G” OPINION OF ALVAREZ & MARSAL	G-1

MANAGEMENT INFORMATION CIRCULAR

IMPORTANT INFORMATION

THIS CIRCULAR CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE MATTERS REFERRED TO HEREIN.

THIS CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY AND ON BEHALF OF MANAGEMENT OF THE CORPORATION. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS CIRCULAR, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD BE CONSIDERED AS NOT HAVING BEEN AUTHORIZED AND SHOULD NOT BE RELIED UPON. THIS CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES DESCRIBED IN THIS CIRCULAR, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS CIRCULAR NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THE PLAN OF ARRANGEMENT REFERRED TO IN THIS CIRCULAR SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS CIRCULAR.

In the event that New Junior Secured Notes are issued pursuant to the Arrangement, such notes will be exempt from the prospectus and registration requirements under Canadian securities legislation. As a consequence of these exemptions, certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of rescission or damages, will not be available in respect of such New Junior Secured Notes that may be issued pursuant to the Plan of Arrangement. See “Certain Securities Law Matters — Resale of Securities Received in the Arrangement — Canada”.

Noteholders should not construe the contents of this Circular as investment, legal or tax advice. Noteholders should consult their own counsel, accountants and other advisors as to legal, tax, business, financial and related aspects of the proposed Arrangement. In making a decision regarding the Arrangement, Noteholders must rely on their own examination of Essar Steel Algoma and the advice of their own advisors. Noteholders should carefully consider the income tax consequences of the proposed Plan of Arrangement described herein. See “Certain U.S. Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations”.

All summaries of, and references to, the Arrangement and the Arrangement Agreement in this Circular are qualified in their entirety by the complete text of the Plan of Arrangement, a copy of which is attached at Appendix “B” to this Circular, and by the complete text of the Arrangement Agreement, a copy of which is attached at Appendix “C” to this Circular. You are urged to read carefully the full text of the Plan of Arrangement and the Arrangement Agreement.

All information in this Circular is given as of August 12, 2014, unless otherwise indicated. Any statement contained in this Circular, or any amendment or supplement hereto, is to be considered modified or replaced to the extent that a statement contained herein or in any amendment or supplement modifies or replaces such statement. Any statement so modified or replaced is not to be considered, except as so modified or replaced, to be a part of this Circular.

NOTICE TO HOLDERS IN THE UNITED STATES

NEITHER THE ARRANGEMENT NOR THE SECURITIES THAT MAY BE ISSUED IN CONNECTION WITH THE ARRANGEMENT HAVE BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE PASSED UPON THE FAIRNESS OR MERITS OF THE ARRANGEMENT OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The New Junior Secured Notes that may be issued to Noteholders pursuant to the Plan of Arrangement have not been registered under the 1933 Act or the securities laws of any state of the United States and are being issued in reliance on the exemption from registration set forth in Section 3(a)(10) of the 1933 Act on the basis of the approval of the Court, which will consider, among other things, the fairness of the Arrangement to the persons affected.

Essar Steel Algoma, Essar Canada and Subco are corporations organized outside the United States. The proxy solicitation rules under the United States Exchange Act of 1934 are not applicable to Essar Steel Algoma, Essar Canada or Subco or this solicitation, and, accordingly, this solicitation is not being effected in accordance with such rules. Noteholders in the United States should be aware that disclosure requirements in proxy statements under Canadian securities laws are different from requirements under United States federal securities laws.

The enforcement by Noteholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that Essar Steel Algoma, Essar Canada and Subco are incorporated or organized outside the United States, that some or all of the officers and directors and the experts named herein are not residents of the United States, and that all or a substantial portion of the assets of Essar Steel Algoma and said persons are located outside the United States. You may not be able to sue a corporation governed by the laws of Canada in a Canadian court for violations of the United States federal securities laws and it may be difficult to compel the foregoing persons to subject themselves to a judgment by a United States court. See “Risk Factors — Risks Relating to the Arrangement”.

CURRENCY

In this Circular, reference to “USD$” or “$” are to United States dollars, and references to “Cdn$” are to Canadian dollars.

FORWARD-LOOKING STATEMENTS

This Circular includes forward-looking statements in addition to historical information. These forward-looking statements are included throughout this Circular and relate to matters such as the completion and effects of the Arrangement and the broader Restructuring, as well as financial and operating information regarding the Corporation. The Corporation has generally used the words “anticipates”, “assumes”, “believes”, “expects”, “will”, “could”, “intends”, “may”, “plans” and similar terms and phrases to identify forward-looking statements in this Circular. Forward-looking statements reflect management’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. The forward-looking statements are subject to numerous risks, uncertainties and other factors (including, among others, those set forth in the section entitled “Risk Factors”), many of which are beyond the Corporation’s control, which could cause actual results to differ materially from those expressed in the forward-looking statements contained in this Circular and/or result in the Corporation’s expectations not being realized or otherwise materially affect its financial condition, results of operations and cash flows. Although it is not possible to identify all of these risks, uncertainties and other factors, they include among others, the following:

•                  the consummation of the Arrangement and/or Restructuring may not occur;

•                  the Corporation may not be able to refinance the Existing Secured Debt or refinance such debt on attractive terms;

•                  EGFL may not adhere to its funding obligations under the Support Agreement or the EGFL Commitment Letter;

•                  even if the Restructuring is completed, it may not improve the financial condition of the Corporation as anticipated;

•                  the ability of the Corporation to meet its debt service obligations will depend on its future results of operations and cash flow;

•                  the Corporation’s future results of operations and cash flow are uncertain and may be adversely affected by any fall in the price of steel or an increase in the price of raw materials;

•                  the Corporation’s business requires substantial capital investment, capital commitments and maintenance expenditures which it may have difficulty in meeting and will cause it to incur operating costs;

•                  significant domestic and international competition and the increased use of competitive products may adversely affect the Corporation’s results of operations and financial condition;

•                  environmental compliance and remediation could result in substantially increased costs;

•                  currency fluctuations, including an increase in the value of the Canadian dollar against the United States dollar may adversely affect the Corporation’s results of operations and financial condition; and

•                  unexpected equipment failures and other business interruptions may adversely affect the Corporation’s results of operations and financial position.

Any one of these factors or a combination of these factors could materially affect the Corporation’s financial condition, results of operations or cash flows and could influence whether any forward-looking statements ultimately prove to be accurate. Given these uncertainties, readers are cautioned not to place undue reliance of such forward-looking statements. The Corporation undertakes no obligation to update these statements unless it is required to do so under applicable laws.

SUMMARY

The following is a summary of the contents of this Circular. This summary is provided for convenience only and the information contained in this summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing or referred to elsewhere in this Circular, including the Appendices. Noteholders should read this Circular carefully in its entirety to understand the terms of the Arrangement as well as other considerations that may be important to them in deciding whether to approve the Arrangement. Noteholders should pay special attention to the “Risk Factors” section of this Circular. Capitalized terms used herein, and not otherwise defined, have the meanings ascribed to them in the Glossary of Terms.

ESSAR STEEL ALGOMA INC.

Essar Steel Algoma is one of the largest integrated steel producers in Canada. The Corporation’s operations are located in Sault Ste. Marie, Canada, where it manufactures a broad range of high-quality semi-finished and finished flat steel products and steel plate. The Corporation’s production facilities include a direct strip production complex and two blast furnaces (one of which is currently idle) and its hot strip and plate rolling mills provide the flexibility to adjust product mix between sheet and plate products to meet changes in market demand and pricing, allowing the Corporation to optimize its product mix. The Corporation employs nearly 3,000 people. All of the outstanding equity of the Corporation is indirectly owned by EGFL.

ESSAR CANADA

Essar Canada is a sister company of Essar Steel Algoma that was incorporated under the CBCA for the purpose of affecting the Arrangement and will not carry on any business prior to the Effective Time, other than in connection with the Arrangement. As part of the Arrangement, the Corporation will continue under the CBCA and will be amalgamated with Essar Canada to form an amalgamated entity that will continue under the CBCA under the name “Essar Steel Algoma Inc.”

SUBCO

Subco is a wholly-owned subsidiary of Essar Steel Algoma that was formed under the Business Corporations Act (Alberta) and will not carry on any business prior to the Effective Time, other than in connection with the Arrangement.

BACKGROUND TO THE ARRANGEMENT

Essar Steel Algoma has experienced a number of challenges over the past few years that have negatively impacted the Corporation. These challenges have included depressed steel prices, a legacy iron ore supply contract that contained above-market pricing terms, substantial pension funding obligations and a significant amount of debt and related interest expense. In addition, approximately $1.2 billion in principal amount of the Corporation’s indebtedness is maturing between September 20, 2014 and June 15, 2015.

In light of the various challenges being faced by the Corporation, beginning in late 2012, the Board and management, in consultation with the Corporation’s parent, began to consider various measures to improve the Corporation’s operations, financial position and liquidity. The Board and management took active steps to improve the Corporation’s operations by implementing certain cost reduction initiatives and obtained additional capital from the Corporation’s parent to enhance liquidity. The Corporation also successfully negotiated an amendment to its legacy iron ore supply contract to provide for more advantageous pricing and sought and obtained novel pension funding relief in the form of a regulation passed by the Province of Ontario which provides for reduced pension funding obligations and extends the amortization period for the solvency deficiencies to 2024.

During this same period, the Board and management also began to explore the alternatives that might be available to the Corporation to refinance its outstanding debt. In this connection, management met with numerous financial institutions in Canada, the United States and internationally. However, this process was challenging because of the Corporation’s highly leveraged balance sheet and the potential risks to certain lenders as a result of the Corporation’s substantial pension funding deficit and a landmark court ruling which created the risk of a potential lender losing its priority status over the Corporation’s inventory and receivables to cover any wind-up deficit in the Corporation’s pension plans.

By early 2014, the ad hoc committee of Noteholders consisting of the Initial Consenting Noteholders had formed and began discussions with management and representatives of the Corporation’s parent regarding a potential restructuring transaction. To assist it with these discussions and negotiations, the Corporation engaged Blackstone, as its financial advisor and Kirkland & Ellis LLP and Stikeman Elliott LLP as its outside legal counsel.

On July 16, 2014, the Board and management reached an agreement in principle with the Initial Consenting Noteholders and EGFL and the Corporation obtained the Preliminary Order. On July 24, 2014, the parties entered into the Support Agreement and the Corporation and EGFL entered into the EGFL Commitment Letter. On August 8, 2014, the Corporation obtained the Interim Order and the Amended and Restated Preliminary Order.

THE ARRANGEMENT

If the Arrangement Resolution is approved by Noteholders and all of the other conditions precedent to closing are satisfied or waived, the Arrangement will be implemented by way of a court approved plan of arrangement pursuant to Section 192 of the CBCA. Prior to the Meeting, the Corporation will continue under the laws of Canada pursuant to Section 187 of the CBCA. Pursuant to the Arrangement, and subject to the specific terms thereof:

(a)         notwithstanding the terms of the Existing Unsecured Note Indenture and the Existing Unsecured Notes, all Accrued Interest shall become immediately due and payable;

(b)         each Noteholder shall irrevocably exchange and be deemed to exchange all of its Existing Unsecured Notes and all of its rights under the Existing Unsecured Notes and the Existing Unsecured Note Indenture for its Pro Rata Share of the following consideration from Subco on the Effective Date:

(i)             a cash payment representing 32.5% of the Unpaid Principal and Accrued Interest; and

(ii)          either:

(A)            New Junior Secured Notes in a principal amount equal to 55% of the Unpaid Principal and Accrued Interest;

or, at the Corporation’s election,

(B)            a cash payment representing 49.5% of the Unpaid Principal and Accrued Interest in lieu of issuing the New Junior Secured Notes to Noteholders;

(c)          In the event that the Cash-Out Election has not been exercised by the Corporation, the New Junior Secured Notes Indenture and the New Junior Secured Notes Security Documents shall become effective; and

(d)         Essar Steel Algoma and Essar Canada shall be amalgamated under Section 192 of the CBCA in the nature of an amalgamation under Section 184 of the CBCA and such amalgamated entity will continue as “Essar Steel Algoma Inc.”.

See “The Arrangement”.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Arrangement and the broader Restructuring are expected to substantially improve the capital structure and financial position of the Corporation by deleveraging its balance sheet, significantly reducing cash interest and providing it with excess liquidity. In addition, the New Junior Secured Notes (to the extent that the Cash-Out Election is not made) will have a longer term to maturity than the Existing Unsecured Notes. The Board and management of the Corporation believe that the Arrangement, together with the broader Restructuring, will provide the necessary financial flexibility and capital resources to manage the business in the current economic environment and enable the Corporation to continue to pursue its business plan, without having to pursue other alternatives that could include non-consensual proceedings under creditor protection legislation.

In connection with the Arrangement, the Board of Directors also received an opinion from A&M to the effect that, as of the date thereof, and subject to the qualifications set out therein, from a financial point of view,  (i) the Noteholders would be in a better position under the Restructuring Transaction (as defined in the A&M Opinion) than if the Corporation were liquidated and (ii) the Restructuring Transaction (as defined in the A&M Opinion) is fair to the Corporation. See “Opinion of A&M”. The full text of the A&M Opinion is attached hereto as Appendix “G” to this Circular and should be read in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by A&M in providing its opinion.

The Board also considered various factors including: the challenging circumstances that the Corporation has been faced with over the past several years; the various alternatives that management of the Corporation has explored to address its current situation; the fact that the terms of the Arrangement are the result of significant negotiations by management with support from their financial and legal advisors; the likely consequences of a failure to pursue the Arrangement; the A&M Opinion; and the fact that the Corporation’s sole shareholder and the holders of approximately 78% of the principal amount of the Existing Unsecured Notes are supportive of the Arrangement.

After careful consideration of these and other factors and following consultation with its financial advisor and outside legal counsel, the Board has unanimously determined that the Arrangement and Restructuring are in the best interests of the Corporation and has unanimously determined to recommend to Noteholders that they VOTE FOR the Arrangement Resolution at the Meeting. See “Recommendation of the Board”.

THE MEETING

The Meeting will be held on September 10, 2014, at 9:00 a.m. (Eastern Standard Time) at the offices of Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario for the purpose of considering and, if deemed advisable, passing with or without variation, the Arrangement Resolution, attached as Appendix “A” to this Circular.

Noteholders as at the Record Date will be entitled to vote at the Meeting. Pursuant to the Interim Order, the quorum for the Meeting is the presence, in person or by proxy, of one or more Noteholders entitled to vote at the Meeting. Noteholders will be entitled to one vote per $1.00 principal amount of Existing Unsecured Notes held as at the Record Date.

The vote required to pass the Arrangement Resolution is the affirmative vote of at least 66 2/3% of the votes cast in respect of the Arrangement Resolution by Noteholders present in person or represented by proxy and entitled to vote at the Meeting.

If Noteholders have any questions as to how to vote their Existing Unsecured Notes, they are encouraged to speak with their Intermediary, or to contact Donlin, Recano & Company, Inc. at (212) 771-1128.

SUPPORT AGREEMENT

On July 24, 2014, the Corporation, EGFL and the Initial Consenting Noteholders, who hold approximately 78% of the outstanding principal amount of the Existing Unsecured Notes, entered into a restructuring support agreement in connection with the Arrangement (the “Support Agreement”).

Pursuant to the Support Agreement, and subject to the terms and conditions specified therein, each Consenting Noteholder has committed, among other things, that it will vote (or cause to be voted) all of its Existing Unsecured Notes, and any Existing Unsecured Notes acquired after the execution of the Support Agreement, in favor of the Arrangement Resolution and that it will not, directly or indirectly, consent to, support, assist or encourage any alternative transaction to the Restructuring.

The obligations of the Consenting Noteholders under the Support Agreement are subject to, among other things, the following conditions:

(a)                     EGFL adhering to its funding obligations under the EGFL Commitment Letter and the Support Agreement;

(b)                     the size and interest rate of the Senior Debt Refinancing being within parameters negotiated among the Consenting Noteholders, the Corporation and EGFL and the definitive documents relating to the Restructuring, including the documents related to the Senior Debt Refinancing, being in form and substance reasonably acceptable to the Initial Consenting Noteholders (except that if the Cash-Out Election is made, such consent rights shall not apply to the documents relating to the Senior Debt Refinancing);

(c)                      the Corporation’s unrestricted cash balance not having fallen below $10 million at the close of business for ten (10) consecutive Business Days;

(d)                     there being no violation of certain information and certification rights in favor of the Consenting Noteholders;

(e)                      the stay granted by the Preliminary Order or the Provisional Relief Order not being vacated to allow foreclosure or other enforcement action against the Corporation or any of its assets by holders of the Corporation’s funded indebtedness;

(f)                       any court or governmental or regulatory authority not having issued an order: (i) making illegal, or restricting, preventing or prohibiting the consummation of the Restructuring; (ii) dismissing, terminating or staying the Canadian Proceeding or the Recognition Proceeding; or (iii) appointing a receiver, trustee or similar person or body;

(g)                      the Corporation not having commenced or undergone a receivership, liquidation, bankruptcy, debt enforcement proceeding or a proceeding under the CCAA, the BIA or the Winding-Up and Restructuring Act (Canada), unless such event occurs as part of an Alternative Restructuring pursuant to the Support Agreement;

(h)                     there being no Material Adverse Effect;

(i)                         there being no change of control of the Corporation;

(j)                        there being no material breach by the Corporation or EGFL of any of their undertakings, representations, warranties or covenants set forth in the Support Agreement (subject to a materiality threshold and cure period); and

(k)                     the Restructuring being consummated by November 15, 2014.

For a full description of the conditions and termination rights, see “Support Agreement”.

THE EGFL COMMITMENT

On July 24, 2014, Essar Global Fund Limited, the investment fund that is the ultimate parent of the Corporation, and the Corporation entered into the EGFL Commitment Letter pursuant to which EGFL has agreed, subject to the terms and conditions thereof, to provide the Corporation with up to US$300 million in cash, of which up to US$100 million could be funded prior to closing of the Arrangement. Pursuant to the terms of the EGFL Commitment Letter and subject to the conditions therein, EGFL will subscribe for common shares of the Corporation, or at its option, a Permitted Shareholder Loan that will be subordinated to the Existing Unsecured Notes. Any such Permitted Shareholder Loan would automatically convert into common equity of the Corporation on or prior to the closing of the Restructuring.

The EGFL Commitment Letter, and EGFL’s obligations thereunder, will terminate if the Support Agreement is terminated in accordance with its terms.

See “The EGFL Commitment”.

CONDITIONS TO THE ARRANGEMENT

Pursuant to the Plan of Arrangement, in the event that the Cash-Out Election has not been exercised by the Corporation, the implementation of the Arrangement shall be subject to the fulfillment, satisfaction or waiver of the following conditions precedent (provided that no condition may be waived without the prior written consent of the Initial Consenting Noteholders and EGFL):

(a)                     the Arrangement Resolution shall have been approved at the Meeting in accordance with the provisions of the Interim Order;

(b)                     the Final Order and the Recognition Order shall have been granted and be in full force and effect;

(c)                      the Corporation, Essar Canada and Subco shall have taken all necessary corporate actions and proceedings in connection with the Arrangement;

(d)                     there shall not be in force any order or decree of any Governmental Authority that makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement;

(e)                      the Plan of Arrangement shall have been implemented on or before November 15, 2014;

(f)                       the Director shall have issued the Certificate of Arrangement;

(g)                      all Definitive Documents (as defined in the Support Agreement), other than the definitive documents relating to the New Senior Secured Debt or other refinancing documents, shall be in form and substance reasonably acceptable to the Initial Consenting Noteholders and EGFL;

(h)                     the Senior Debt Refinancing shall have been completed on terms consistent with the terms described in the Support Agreement (or such other terms as the Initial Consenting Noteholders agree) and all of the definitive documents relating to the New Senior Secured Debt shall be in form and substance satisfactory to the Initial Consenting Noteholders and EGFL;

(i)                         the terms of the New Junior Secured Notes, the New Junior Secured Notes Indenture and the New Junior Secured Notes Security Documents shall be consistent with the terms set forth in the Support Agreement and shall be in form and substance reasonably acceptable to the Initial Consenting Noteholders;

(j)                        EGFL shall have funded to ESAI in cash all amounts of the Pre-Closing Liquidity Commitment that may be due or payable prior to the Effective Date, in the manner and on the terms set out in the Support Agreement;

(k)                     EGFL shall have complied with its funding commitments and other obligations under the EGFL Commitment Letter and the Support Agreement, which are in addition to its Pre-Closing Liquidity Commitment referenced in clause (j) above;

(l)                         the unrestricted cash balance of ESAI shall not have fallen below $10 million at the close of business for ten (10) consecutive Business Days between July 24, 2014 and the Effective Date, except in circumstances where such occurrence was previously waived by the Initial Consenting Noteholders;

(m)                 the Corporation shall be in compliance with the Minimum Liquidity Threshold;

(n)                     ESAI shall have paid (i) the reasonable and documented fees of EGFL as required pursuant to the EGFL Commitment Letter and the Support Agreement and (ii) the reasonable and documented fees of the legal and financial advisors to the Initial Consenting Noteholders as required pursuant to the Support Agreement;

(o)                     there shall have been no material breach by the Corporation or EGFL of any of their undertakings, representations, warranties or covenants set forth in the Support Agreement, provided that such material breach would reasonably be expected to materially adversely affect the business or operations of the Corporation, or the quantum or value of the consideration to be received by each Consenting Noteholder under the Restructuring, or would reasonably be expected to prevent or materially delay the Corporation’s ability to consummate the Restructuring by November 15, 2014 and which, if capable of being cured by the

Corporation or EGFL, is not cured within five (5) Business Days after receipt of written notice of such material breach (to the extent not otherwise waived by the Initial Consenting Noteholders in accordance with the terms of the Support Agreement);

(p)                     there shall have been no Material Adverse Effect;

(q)                     the stays granted by the Court and the Bankruptcy Court shall not have been vacated to allow foreclosure or other enforcement action against ESAI or any of its assets by holders of ESAI’s funded indebtedness;

(r)                        ESAI shall not have commenced or undergone a receivership, liquidation, bankruptcy, debt enforcement proceeding or a proceeding under the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act, or the Winding-Up and Restructuring Act, unless such event occurs as part of an Alternative Restructuring; and

(s)                       there shall have been no Change of Control of ESAI.

Pursuant to the Plan of Arrangement, in the event that the Corporation provides notice to the Noteholders in accordance with the terms of the Plan of Arrangement that it will exercise the Cash-Out Election, the implementation of the Arrangement shall be conditional upon the fulfillment, satisfaction or waiver of the conditions set out in clauses (a) to (g), (j), (l), (n) and (q) to (s) above (and, for greater certainty, no other conditions precedent), provided that no condition may be waived without the prior written consent of the Initial Consenting Noteholders and EGFL).

NEW JUNIOR SECURED NOTES

In the Support Agreement, the Corporation, EGFL and the Initial Consenting Noteholders have agreed to certain terms regarding the New Junior Secured Notes as set forth below. The terms of the New Junior Secured Notes will not be more restrictive than the terms of the lowest ranking New Senior Secured Debt and will be set out in the New Junior Secured Notes Indenture which must be in form and substance reasonably acceptable to the Initial Consenting Noteholders (except in circumstances where the Cash-Out Election is made).

Issuer:	Subco.

Guarantors:	The Corporation and all subsidiaries of the Corporation other than Subco.

Principal Amount:	55% of the Unpaid Principal and Accrued Interest of the Existing Unsecured Notes.

Security:

Lien on all assets of Subco, the Corporation and all other subsidiaries of the Corporation, including all assets securing the New Senior Secured Debt. The lien will rank immediately junior to the New Senior Secured Debt, but in any event shall not rank lower than a third lien on such assets.

Guarantees:	The Corporation and all subsidiaries of the Corporation.

Interest Rate:

PIK or cash, at Subco’s option, at 150 basis points above the all-in-yield to maturity of the Corporation’s lowest ranking New Senior Secured Debt, subject to a floor of 9.875%. Interest shall be payable and shall compound quarterly.

Maturity:	90 days after the latest maturity of the lowest ranking New Senior Secured Debt.

Call Rights:

The New Junior Secured Notes shall be callable in full, but not in part, in accordance with the following call schedule: (i) 90% of the original principal amount of the New Junior Secured Notes plus 100% of all PIK interest, regardless if capitalized or accrued, since issuance if called between issuance and the first anniversary thereof, (ii) 100% of the amount then outstanding of the New Junior Secured Notes (including all PIK interest paid to such date) plus 100% of all PIK interest accrued and unpaid from the first anniversary through the second anniversary of the issuance date of the New Junior Secured Notes, and (iii) thereafter, 110% of the amount then outstanding of the New Junior Secured Notes (including all PIK interest paid to such date) plus 100% of all accrued and unpaid PIK interest.

THE SECURED DEBT REFINANCING

As part of the Restructuring, the Corporation intends to refinance its Existing Secured Debt.

In the Support Agreement, the Corporation has agreed with the Consenting Noteholders that: (i) the total amount of the New Senior Secured Debt will not exceed $800 million as of the Effective Date, except that such amount may be increased to $825 million in exchange for a payment of $4 million to Noteholders (to be shared pro rata); (ii) the Corporation will have minimum liquidity of $75 million in aggregate unrestricted revolver availability and unrestricted cash on hand as of the Effective Date, except that such amount may be reduced to $60 million or $50 million (of which at least $25 million must be in the form of unrestricted cash) if the Effective Date is in October or November 2014, respectively; (iii) the weighted average interest rate of the New Senior Secured Debt will not exceed a rate that was disclosed to the Consenting Noteholders’ Advisors in July 2014; and (iv) the definitive documents relating to the Senior Debt Refinancing (including an inter-creditor agreement) will be in form and substance reasonably acceptable to the Initial Consenting Noteholders (except in circumstances where the Cash-Out Election is made).

The Corporation is currently engaged in discussions with certain investment banks with a view to completing the refinancing on optimal financing terms. Although the Corporation has received indicative term sheets in connection with the proposed refinancing, it has not signed any commitment letters.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a detailed description of the U.S. federal income tax considerations resulting from the Arrangement, please refer to “Certain U.S. Federal Income Tax Considerations”.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

For a detailed description of the Canadian federal income tax considerations resulting from the Arrangement, please refer to “Certain Canadian Federal Income Tax Considerations”.

RISK FACTORS

Noteholders should carefully consider the risk factors set out under “Risk Factors”, which describes the risks that should be considered by Noteholders in evaluating whether to approve the Arrangement and includes both general and specific risks that could affect the Corporation’s financial performance.

GLOSSARY OF TERMS

Unless the context otherwise requires, when used in this Circular the following terms shall have the meanings set forth below. Words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders.

“1933 Act” means the United States Securities Act of 1933, as amended;

“A&M” means Alvarez & Marsal Valuation Services, LLC;

“A&M Opinion” means the written opinion of A&M delivered to the Board on July 15, 2014 as described under “Opinion of A&M”;

“Accrued Interest” means any and all accrued and unpaid interest on the Existing Unsecured Notes up to and including the Effective Date (including, without limitation, the interest payment which was due on June 16, 2014) calculated based on the non-default rate of interest payable on the Existing Unsecured Notes;

“Alternative Restructuring” means an alternative transaction structure, including, without limitation, a plan of compromise or arrangement under the CCAA, in conjunction with or instead of the Plan of Arrangement and such alternative transaction structure occurs on the same economic terms, provides the same treatment and the same financial implications to the Consenting Noteholders, and provides for the same contribution and participation of EGFL as the Restructuring;

“Amalco” has the meaning ascribed thereto under “Essar Steel Algoma After the Arrangement”;

“Amalgamation” has the meaning ascribed thereto under “Essar Steel Algoma After the Arrangement”;

“Amended and Restated Preliminary Order” means the order issued by the Court on August 8, 2014, amending and restating the Preliminary Order and set forth in Appendix “F” to this Circular;

“Arrangement” means the arrangement under Section 192 of the CBCA, on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations made thereto in accordance with the Plan of Arrangement or made at the direction of the Court;

“Arrangement Agreement” means the Arrangement Agreement dated August 12, 2014, among Essar Steel Algoma and Essar Canada, as may be amended, restated, varied, modified or supplemented from time to time;

“Arrangement Resolution” means the resolution approving the Arrangement, the full text of which is set forth in Appendix “A” to this Circular, to be voted upon by Noteholders at the Meeting;

“Avenue Credit Facility” means the credit agreement dated December 6, 2013, among, inter alia, Essar Steel Algoma, as borrower, Holdings, certain subsidiaries of Essar Steel Algoma, Avenue Capital Management II, L.P. , as documentation agent, and the lenders thereunder;

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware;

“BIA” means the Bankruptcy and Insolvency Act (Canada) and the regulations thereto, as it may be amended or re-enacted from time to time;

“Blackstone” means Blackstone Advisory Group;

“Board of Directors” or “Board” means the Board of Directors of the Corporation;

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are generally open for business in Toronto, Ontario and New York, New York;

“Canadian Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations - Residents of Canada”;

“Canadian Proceeding” means all proceedings before the Court in connection with the Arrangement;

“Cash-Out Election” means the election of the Corporation, to be made at least two (2) Business Days but not more than seven (7) calendar days prior to the Effective Date by giving notice to legal counsel to the Initial Consenting Noteholders and by posting a notice to the Corporation’s secured datasite accessible by Noteholders, to cause Subco to make a cash payment to Noteholders equal to 49.5% of the Unpaid Principal and Accrued Interest in lieu of issuing the New Junior Secured Notes to Noteholders on the Effective Date;

“Cash Payment” means the cash payment to Noteholders of 32.5% of the Accrued Interest and Unpaid Principal of the Existing Unsecured Notes;

“CBCA” means the Canada Business Corporations Act, as now in effect and as it may be amended from time to time prior to the Effective Date;

“CCAA” means the Companies’ Creditors Arrangements Act and the regulations thereto, as it may be amended or re-enacted from time to time;

“Certificate of Arrangement” or “Certificate” means the certificate giving effect to the Arrangement which shall be issued by the Director pursuant to section 192(7) of the CBCA upon receipt of the articles of arrangement in accordance with section 262 of the CBCA;

“Change of Control” has the meaning ascribed thereto in the Existing Unsecured Note Indenture;

“Circular” means the notice of Meeting and this management information circular together with all appendices thereto;

“Consenting Noteholders” means the Noteholders who entered into the Support Agreement, either as an original party thereto or by signing a joinder thereto;

“Consenting Noteholders’ Advisors” means, the legal and financial advisors to the Consenting Noteholders;

“Court” means the Ontario Superior Court of Justice, Commercial List;

“CRA” means the Canada Revenue Agency;

“Director” means the Director appointed under Section 260 of the CBCA;

“Effective Date” means the date shown on the Certificate of Arrangement, such date to be the date the Plan of Arrangement is implemented;

“Effective Time” means 12:01 a.m., or such other time as may be specified by the Corporation in writing, on the Effective Date;

“EGFL” means Essar Global Fund Limited, a Cayman Islands corporation;

“EGFL Commitment” means the funding commitments of EGFL to the Corporation as set out in the EGFL Commitment Letter;

“EGFL Commitment Letter” means the commitment letter dated July 24, 2014 between EGFL and Essar Steel Algoma;

“Essar Canada” means Essar Steel Canada Inc., a corporation formed under the CBCA;

“Essar Steel Algoma” or the “Corporation” means Essar Steel Algoma Inc., a corporation formed under the Business Corporations Act (Ontario);

“Existing ABL Credit Facility” means the credit agreement dated September 20, 2012, among, inter alia, Essar Steel Algoma, as borrower, Holdings, certain subsidiaries of Essar Steel Algoma, Deutsche Bank Trust Corporation Americas as administrative agent and collateral agent and the lenders thereunder, as amended;

“Existing Senior Secured Notes” means the 9.375% senior secured notes of Essar Steel Algoma due March 15, 2015, issued pursuant to the trust indenture dated December 14, 2009, among, inter alia, Essar Steel Algoma and Wilmington Trust Corporation, as trustee;

“Existing Secured Debt” means all indebtedness outstanding under the Existing ABL Credit Facility, the Existing Senior Secured Notes, the Avenue Credit Facility and the Transferred Secured Credit Facility;

“Existing Unsecured Notes” means the 9.875% senior notes of Essar Steel Algoma due June 15, 2015, issued pursuant to the Existing Unsecured Note Indenture;

“Existing Unsecured Note Indenture” means the trust indenture dated as of June 20, 2007 between Algoma Acquisition Corp. and the Existing Indenture Trustee, as amended by a first supplemental indenture dated as of June 20, 2007 and a second supplemental indenture dated as of June 23, 2007, pursuant to which the Existing Unsecured Notes were issued, as amended, modified or supplemented from time to time;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended, by the Court, at any time prior to the Effective Date;

“Governmental Authority” means any nation or government, any federal, state, provincial, city, town, municipal, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

“Holdings” means Algoma Holdings B.V., a Netherlands corporation;

“Interim Order” means the interim order of the Court dated August 8, 2014, set forth in Appendix “E” to this Circular, pursuant to section 192 of the CBCA as the same may be amended from time to time by the Court;

“Intermediary” has the meaning ascribed thereto under “Information Concerning the Meeting — Entitlement to Vote and Attend”;

“Initial Consenting Noteholders” means the Consenting Noteholders that entered into the Support Agreement on July 24, 2014 and any other Consenting Noteholders designated as an Initial Consenting Noteholder pursuant to section 12.11 of the Support Agreement.

“IRC” has the meaning ascribed thereto under “Certain U.S. Federal Income Tax Considerations”;

“IRS” has the meaning ascribed thereto under “Certain U.S. Federal Income Tax Considerations”;

“laws” means (i) all constitutions, treaties, laws, statutes, codes, ordinances, principles of common law, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) all judgments, orders, writs, injunctions, decisions, rulings, decrees, directions, sanctions and awards of any Governmental Authority, and (iii) all policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law or which establish the interpretative position of the law by such Governmental Authority, in each case binding on or affecting the Person referred to in the context in which such word is used;

“Material Adverse Effect” means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on the financial condition, business or results of operations of the Corporation (taken as a whole); provided, however, that a Material Adverse Effect shall not include, and shall be deemed to exclude the impact of: (i) changes in laws of general applicability or interpretations thereof by courts or governmental or regulatory authorities; (ii) actions and omissions of the Corporation taken with the prior written consent of the Initial Consenting Noteholders; (iii) the effects of compliance with this Agreement, including on the operating performance of the Corporation; (iv) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of this Agreement or the transactions contemplated by this Agreement, including any litigation resulting therefrom or with respect thereto, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, shareholder, collaboration or joint venture partner or similar relationships resulting therefrom or with respect thereto; (v) any change or development in Canadian financial, credit or securities markets, general economic or business conditions, or political conditions; (vi) any act of war, armed hostilities or terrorism or any worsening thereof; or (vii) any failure by the Corporation to meet internal projections or forecasts (including the Cash Flow Projections, as such term is defined in the Support Agreement) or third party revenue or earnings predictions for any period (it being understood that any cause of any such failure may be taken into consideration when determining whether a Material Adverse Effect has occurred or is reasonably expected to occur);

“Meeting” means the meeting of Noteholders to be held in accordance with the Interim Order to consider and, if deemed advisable, to approve the Arrangement Resolution and to consider such other matters as may properly come before such meeting, and any adjournment(s) or postponement(s) thereof;

“Minimum Liquidity Threshold” has the meaning ascribed thereto in the Support Agreement;

“New Senior Secured Debt” means the debt incurred in connection with the Senior Debt Refinancing;

“New Junior Secured Notes” means the new junior secured notes of Subco in a principal amount equal to 55% of the Unpaid Principal and Accrued Interest that may be issued to Noteholders on the Effective Date, which will be guaranteed by the Corporation and the other subsidiaries of the Corporation other than Subco;

“New Junior Secured Note Indenture” means the trust indenture in respect of the New Junior Secured Notes to be entered into between Subco and a trustee on the Effective Date if the New Junior Secured Notes are to be issued under the Plan of Arrangement;

“New Junior Secured Notes Security Documents” means the security agreement granting the New Junior Secured Notes a junior ranking security interest in the collateral package for the New Senior Secured Debt, the intercreditor agreement setting out the rights of holders of the New Junior Secured Notes, and all other documents and agreements governing or related to the security interest of the New Junior Secured Notes in the collateral package for the New Senior Secured Debt.

“Non-Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations - Non-Residents of Canada”;

“Noteholders” means the holders of the Existing Unsecured Notes, as at the relevant time;

“OID” has the meaning ascribed thereto under “Certain U.S. Federal Income Tax Considerations”;

“Permitted Shareholder Loan” has the meaning ascribed thereto in the Existing Unsecured Note Indenture;

“Person” means any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement pursuant to section 192 of the CBCA, as amended, restated, varied, modified or supplemented, from time to time, in accordance with the terms therein, substantially in the form and content set forth in Appendix “B” to this Circular;

“Potential Refinancing Bank” has the meaning ascribed thereto in the Support Agreement;

“Pre-Closing Liquidity Commitment” has the meaning ascribed thereto in the EGFL Commitment Letter;

“Preliminary Order” means the preliminary order issued by the Court on July 16, 2014, granting an initial stay of proceedings;

“Pro Rata Share” means, with respect to each Noteholder, the aggregate principal amount of the Existing Unsecured Notes held by such Noteholder divided by the aggregate principal amount of all outstanding Existing Unsecured Notes, in each case immediately prior to the Effective Time;

“Provisional Relief Order” means the order entered by the Bankruptcy Court granting provisional relief and a temporary stay;

“Recognition Order” means the order entered by the Bankruptcy Court recognizing the Canadian Proceeding as a foreign main proceeding;

“Recognition Proceeding” means the recognition proceeding under Chapter 15 of Title II of the United States Code in the Bankruptcy Court;

“Record Date” means July 24, 2014;

“Regulations” means the regulations issued under the Tax Act;

“Restructuring” means, collectively, the Arrangement, the EGFL Commitment and the Senior Debt Refinancing;

“Securityholders” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations”;

“Senior Debt Refinancing” means the refinancing of all existing secured credit facilities of, or secured notes issued by, ESAI that will rank senior in priority to the New Junior Secured Notes;

“Subco” means 1839688 Alberta ULC, an unlimited liability corporation formed under the Business Corporations Act (Alberta);

“Subordinated Shareholder Loan” means the subordinated unsecured shareholder loan advanced pursuant to a loan agreement dated May 6, 2013 between the Corporation, as borrower, and Essar Steel Limited, as lender;

“Superior Proposal” has the meaning ascribed thereto under “The Arrangement - Support Agreement”;

“Support Agreement” means the restructuring support agreement among the Corporation, EGFL and the Initial Consenting Noteholders dated July 24, 2014 (together with all exhibits and attachments thereto);

“taxable capital gain” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations -  Residents of Canada”;

“Tax Act” means the Income Tax Act (Canada), as it may be amended or re-enacted from time to time;

“Tax Proposals” means any specific proposal to amend the Tax Act or the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof;

“Transferred Secured Credit Facility” means the third lien loan between Essar Steel Limited and Essar Steel Algoma in the principal amount of USD$30 million transferred from Essar Steel Limited to a third party by way of an assignment and assumption agreement, which loan matures on December 20, 2014;

“U.S. Bankruptcy Code” means title 11 of the United States Code; and

“Unpaid Principal” means the aggregate of all unpaid principal amounts owing to Noteholders in respect of the Existing Unsecured Notes immediately prior to the Effective Time.

INFORMATION CONCERNING THE MEETING

Overview

The Meeting will be held on September 10, 2014, at 9:00 a.m. (Eastern Standard Time) at the offices of Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario for the purpose of considering and, if deemed advisable, passing with or without variation, the Arrangement Resolution.

Solicitation of Proxies

Management of the Corporation is soliciting proxies for use at the Meeting and has designated the persons named on the enclosed form of proxy as persons whom Noteholders may appoint as their proxyholders. The persons named in the enclosed form of proxy are Kalyan Ghosh, Chief Executive Officer of the Corporation, and Rajat Marwah, Vice President, Finance of the Corporation. A Noteholder has the right to appoint as his or her proxy a person, other than those whose names are printed on the accompanying form of proxy, who need not be a Noteholder. A Noteholder who wishes to appoint some other person to represent it at the Meeting may do so either by inserting such other person’s name in the blank space provided in the form of proxy and signing the form of proxy or by completing and signing another valid form of proxy.

It is expected that the solicitation will be made primarily by mail but proxies may also be solicited by telephone, over the Internet, in writing or in person, by directors, officers, regular employees or agents of the Corporation, who will be specifically remunerated therefor. All costs of the solicitation will be borne by the Corporation.

In order to be effective, registered Noteholders must complete, execute and deliver the form of proxy to Donlin, Recano & Company, Inc. c/o Essar Steel Algoma Inc., Attention: Voting Department, 419 Park Avenue South, Suite 1206, New York, New York 10016, by no later than 9:00 a.m. (Eastern Standard Time) on September 8, 2014, or if the Meeting is adjourned or postponed, by no later than 48 hours prior to the time of such reconvened meeting (excluding Saturdays, Sundays and holidays).

Entitlement to Vote and Attend

Only registered Noteholders as of July 24, 2014, or their duly appointed proxyholders, are permitted to attend and vote at the Meeting or to appoint or revoke a proxy.

The Existing Unsecured Notes were issued in the form of a global certificate registered in the name of CEDE & Co. As such, CEDE & Co. is the sole registered holder of Existing Unsecured Notes and Noteholders (other than CEDE & Co.) hold their Existing Unsecured Notes through an intermediary (an “Intermediary”) such as securities dealers or brokers, banks, trust companies, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans.

The Corporation has distributed copies of the Meeting materials to Intermediaries for onward distribution to beneficial Noteholders and to seek voting instructions from such beneficial Noteholders in advance of the Meeting.

Typically, beneficial Noteholders will either be provided with a computerized form (often called a voting instruction form) which is not signed by the Intermediary and which, when properly completed and signed by the beneficial Noteholders and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow. If the beneficial Noteholder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the beneficial Noteholder’s behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. If a beneficial Noteholder wishes to attend and vote at the Meeting in person (or have another person attend and vote on the beneficial Noteholder’s behalf), the beneficial Noteholder must complete, sign and return the voting instruction form in accordance with the directions provided for purposes of attending and voting at the Meeting in person and a form of proxy, giving the right to attend and vote, will be forwarded to the beneficial Noteholder.

Less commonly, beneficial Noteholders will be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted to the number of securities beneficially owned by the beneficial Noteholder but which is otherwise not completed. If the beneficial Noteholder does not wish to attend and vote at the Meeting in person (or have another person attend and vote on the beneficial Noteholders behalf), the beneficial Noteholder must complete the form of proxy and deposit it with Donlin, Recano & Company, Inc. c/o Essar Steel Algoma Inc., Attention: Voting Department, 419 Park Avenue South, Suite 1206, New York, New York 10016 in accordance with the directions on the proxy. If a beneficial Noteholder wishes to attend and vote at the Meeting (or have another person attend and vote on the beneficial Noteholder’s behalf), the beneficial Noteholder must strike out the names of the persons named in the proxy and insert the beneficial Noteholder’s (or such other person’s) name in the blank space provided.

In either case, the purpose of these procedures is to permit beneficial Noteholders to direct the voting of the Existing Unsecured Notes which they beneficially own. In all cases, beneficial Noteholders should carefully follow the instructions of their Intermediary, including those regarding when, where and by what means the voting instruction form or form of proxy must be delivered. If you have any questions, you should contact your Intermediary or Donlin, Recano & Company, Inc., Voting Department, at (212) 771-1128.

Revocation of Proxies

A Noteholder who has given a proxy may revoke it by an instrument in writing executed by such Noteholder. The revocation of a Noteholder proxy must be deposited with the Corporation at its registered office at any time up to and including the last Business Day preceding the day of the Meeting, or any adjournment or postponement thereof at which the proxy is to be used, or with the Chairman of the Meeting, before the start of the Meeting, or any adjournment or postponement thereof, or in any other manner permitted by law. The registered office of the Corporation is located at 105 West Street, Sault Ste. Marie, Ontario, Canada, P6A 7B4.

Only registered Noteholders have the right to revoke a proxy. Beneficial Noteholders who wish to change their vote must make appropriate arrangements with their Intermediaries.

Voting of Proxies

On any matter, the individuals named as proxyholders in the enclosed form of proxy will vote the Existing Unsecured Notes represented by a proxy in accordance with the instructions of the Noteholder that appointed them. If there are no instructions or the instructions are not certain on any poll, the individuals named as proxyholders will vote the Existing Unsecured Notes in favor of the Arrangement Resolution. The enclosed forms of proxy, when properly completed and signed, confer discretionary authority on the appointed individuals to vote as they see fit on any amendment or variation to any of the matters identified in the Notice of Meeting and on any other matter that may properly be brought before the Meeting. At the time of printing this Circular, management of the Corporation knows of no such amendments, variations, or other matters.

Meeting Quorum and Required Noteholder Approval

Pursuant to the Interim Order, the quorum for the Meeting is the presence, in person or by proxy, of one or more Noteholders entitled to vote at the Meeting. Only Noteholders, or the persons they appoint as their proxies, are entitled to attend and vote at the Meeting. If you are a beneficial Noteholder (meaning that your Existing Unsecured Notes are held on your behalf, or for your account, by a broker, investment dealer, bank, trust company or other Intermediary), please carefully follow the instructions provided by such Intermediary in order to vote. Other persons are also entitled to attend the Meeting as provided for in the Interim Order.

Pursuant to the Interim Order, Noteholders will be entitled to one vote per $1.00 principal amount of Existing Unsecured Notes held as at the Record Date.

Pursuant to the Interim Order, the vote required to pass the Arrangement Resolution (the full text of which is set forth in Appendix “A” to this Circular) is the affirmative vote of at least 66 2/3% of the votes cast in respect of the Arrangement Resolution by Noteholders present in person or by proxy and entitled to vote at the Meeting.

BACKGROUND TO THE ARRANGEMENT

The Corporation has experienced a number of challenges over the past few years that have negatively impacted the Corporation. These challenges have included depressed steel prices, a legacy iron ore supply contract that contained above-market pricing terms, substantial pension funding obligations and a significant amount of debt and related interest expense. In addition, approximately $1.2 billion of principal amount of the Corporation’s indebtedness is maturing between September 20, 2014 and June 15, 2015.

In light of the various challenges being faced by the Corporation, beginning in late 2012, the Board and management, in consultation with the Corporation’s parent, began to consider various measures to improve the Corporation’s operations, financial position and liquidity. The Board and management took active steps to improve the Corporation’s operations by implementing certain cost reduction initiatives and obtained additional capital from the Corporation’s parent to enhance liquidity. The Corporation also successfully negotiated an amendment to its legacy iron ore supply contract to provide for more advantageous pricing and sought and obtained novel pension funding relief in the form of a regulation passed by the Province of Ontario which provides for reduced pension funding obligations and extends the amortization period for the solvency deficiencies to 2024.

During this same period, the Board and management also began to explore the alternatives that might be available to the Corporation to refinance its outstanding debt. In this connection, management met with numerous financial institutions in Canada, the United States and internationally. However, this process was challenging because of the Corporation’s highly leveraged balance sheet and the potential risks to certain lenders as a result of the Corporation’s substantial pension funding deficit and a landmark court ruling which created the risk of a potential lender losing its priority status over the Corporation’s inventory and receivables to cover any wind-up deficit in the Corporation’s pension plans.

By early 2014, the ad hoc committee of Noteholders consisting of the Initial Consenting Noteholders had formed and began discussions with management and representatives of the Corporation’s parent regarding a potential restructuring transaction. To assist it with these discussions and negotiations, the Corporation engaged Blackstone, as its financial advisor and Kirkland & Ellis LLP and Stikeman Elliott LLP as its outside legal counsel.

On July 16, 2014, the Board and management reached an agreement in principle with the Initial Consenting Noteholders and EGFL and the Corporation obtained the Preliminary Order. On July 24, 2014, the parties entered into the Support Agreement and the Corporation and EGFL entered into the EGFL Commitment Letter. On August 8, 2014, the Corporation obtained the Interim Order and the Amended and Restated Preliminary Order.

THE ARRANGEMENT

Description of the Arrangement

If the Arrangement Resolution is approved by Noteholders and all of the other conditions precedent to closing are satisfied or waived, the Arrangement will be implemented by way of a court approved plan of arrangement pursuant to Section 192 of the CBCA. Prior to the Meeting, the Corporation will continue under the laws of Canada pursuant to Section 187 of the CBCA. Pursuant to the Arrangement, and subject to the specific terms thereof:

(a)         notwithstanding the terms of the Existing Unsecured Note Indenture and the Existing Unsecured Notes, all Accrued Interest shall become immediately due and payable.

(b)         each Noteholder shall irrevocably exchange and be deemed to exchange all of its Existing Unsecured Notes and all of its rights under the Existing Unsecured Notes and the Existing Unsecured Note Indenture for its Pro Rata Share of the following consideration from Subco on the Effective Date:

(i)             a cash payment representing 32.5% of the Unpaid Principal and Accrued Interest; and

(ii)          either:

(A)            New Junior Secured Notes in a principal amount equal to 55% of the Unpaid Principal and Accrued Interest;

or, at the Corporation’s election,

(B)            a cash payment representing 49.5% of the Unpaid Principal and Accrued Interest in lieu of issuing the New Junior Secured Notes to Noteholders;

(c)          In the event that the Cash-Out Election has not been exercised by the Corporation, the New Junior Secured Notes Indenture and the New Junior Secured Notes Security Documents shall become effective; and

(d)         Essar Steel Algoma and Essar Canada shall be amalgamated under Section 192 of the CBCA in the nature of an amalgamation under Section 184 of the CBCA and such amalgamated entity will continue as “Essar Steel Algoma Inc.”.

Arrangement Agreement

The Arrangement Agreement, a copy of which is attached as Appendix “C” to this Circular, contains certain mutual covenants in respect of the Plan of Arrangement, such as making application to the Court to effect the Arrangement, and conditions precedent to its completion.

OPINION OF A&M

At a meeting of the Board held on July 15, 2014, A&M rendered its oral opinion, subsequently confirmed in writing, that, as of such date, based upon and subject to the assumptions, limitations and other matters set forth in the A&M Opinion, in the opinion of A&M, from a financial point of view, (i) the Noteholders would be in a better position under the Restructuring Transaction (as defined in the A&M Opinion) than if the Corporation were liquidated and (ii) the Restructuring Transaction (as defined in the A&M Opinion) is fair to the Corporation.

The full text of the A&M Opinion is attached as Appendix “G” to this Circular and Noteholders are encouraged to read the A&M Opinion carefully and in its entirety. The A&M Opinion describes the scope of the review undertaken by A&M, the assumptions made by A&M, the limitations on the use of the A&M Opinion, and the basis of A&M’s analysis for the purposes of the A&M Opinion, among other matters. The summary of the A&M Opinion sets forth in this Circular is qualified in its entirety by reference to the full text of the A&M Opinion. A&M has provided its written consent to the inclusion of the A&M Opinion in this Circular. The A&M Opinion may not be used, or relied upon, by any person other than the Board.

Assumptions and Limitations

The A&M Opinion is based on various assumptions and limitations including the following:

(a)         In preparing the A&M Opinion, no value has been attributed to the real estate assets, including buildings that comprise the main steelworks property, as it is assumed that the cost of environmental remediation will exceed any replacement cost based estimates of value hence realizable value would be zero or an incremental liability.  In addition, it has been assumed that there would be no net realizations from any assets or operations of Cannelton Iron Ore Company and Essar Steel Algoma Inc. USA, each wholly-owned subsidiaries of the Corporation, and that the realizable value of plant and equipment would not be subject to municipal or environmental liens.

(b)         A&M has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to A&M by the Corporation or its other financial advisors, or otherwise reviewed by A&M for purposes of the A&M Opinion, and A&M has not assumed and it does not assume any responsibility or liability for any such information.  With respect to the financial forecasts examined by A&M, A&M has assumed that they have been reasonably prepared on bases reflecting the best currently available information and good faith judgments of the Corporation’s management as to the future financial performance of the Corporation.

(c)          A&M has assumed that the Restructuring as consummated will not differ in any material respect from that described in the Support Agreement, without any waiver or amendment of any material term or condition thereof adverse to the Corporation or the Noteholders, and that the parties to the Support Agreement will comply with all material terms of the Support Agreement.

(d)         A&M has assumed that the Senior Debt Refinancing will occur as described in the Support Agreement simultaneously with the Restructuring.

(e)          A&M accepts no responsibility for the accounting or other data and commercial assumptions on which the A&M Opinion is based and the A&M Opinion does not address any legal, regulatory, taxation or accounting matters, as to which we understand that the Board has obtained such advice as it deemed necessary from qualified professionals.

(f)           Except to the extent explicitly stated therein, the A&M Opinion does not address, and should not be construed to address, the relative merits of the Restructuring as compared to other business strategies or transactions that might be available with respect to the Corporation, or the underlying business decision of the Corporation to effect the Restructuring. A&M has not independently evaluated any alternatives that have been presented to the Corporation and has relied upon A&M’s discussions with the Corporation, and its representations to A&M in concluding that the Restructuring is the most feasible alternative.

(g)          A&M does not express any views as to the tax consequences of the Restructuring.

(h)         The A&M Opinion is based on business, economic, regulatory, monetary, market and other conditions as they existed as of July 15, 2014, or as of the date of the information provided to A&M. The A&M Opinion is effective as of July 15, 2014.  A&M has no obligation to update the A&M Opinion unless requested by the Corporation in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request.

(i)             A&M has assumed that all conditions precedent to the completion of the Restructuring can be satisfied in the time required and that all consents, permissions, exemptions or orders of third parties and relevant authorities will be obtained, without adverse condition or qualification, and that the Restructuring can proceed as scheduled and without material additional cost to the Corporation or liability to the Corporation to third parties.

(j)            The Restructuring includes an option for Consenting Noteholders to elect to participate in a new loan to the Corporation. A&M has assumed that Noteholders will elect the highest value alternative that is available to them under the Restructuring and, if they are unable to do so, will otherwise sell their Existing Unsecured Notes in the market to parties who can make such election.

(k)         A&M has assumed that liquidation in an insolvency process will, for a number of reasons outlined in the A&M Opinion, have a material negative impact on the value of the Corporation and its business.

(l)             A&M has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Arrangement will be obtained without any adverse effect on the Corporation or the contemplated benefits expected to be derived in the Restructuring.

(m)     A&M has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Restructuring.

(n)         A&M was not engaged to provide and has not provided an opinion of fairness to any of the Corporation’s investors or securityholders, an opinion regarding relative fairness among investors, an opinion of fairness regarding the process underlying the Restructuring, a valuation opinion, credit rating, solvency opinion, an analysis of the Corporation’s credit worthiness, tax advice, or as accounting advice.  The A&M Opinion does not constitute a view regarding the solvency of the Corporation prior to or subsequent to the Restructuring.  A&M has performed no procedures to determine the solvency of the Corporation.

Independence of A&M

A&M will receive a fee as compensation for its services in rendering the A&M Opinion.  No portion of A&M’s fee is contingent upon either the conclusion expressed in the A&M Opinion or whether or not the Restructuring is successfully consummated.  Other than this engagement, during the two years preceding the date of the A&M Opinion, A&M has not had any material relationship with any party to the Restructuring for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.  Affiliates of A&M have provided and may continue to provide professional services to entities under the control of the Corporation’s parent.  Compensation for such services has been and is expected to be usual and customary fixed fee and indemnification arrangements and such compensation has not been nor is it expected to be material to the overall financial and operating results of A&M.

Analysis

In preparing the A&M Opinion, A&M has relied upon the discussions, documents and materials referred to in the A&M Opinion, reviewed with the Corporation’s management known, feasible alternative transactions available to the Corporation, and considered, among other things, the following matters:

(a)                     the Corporation, with its current capital structure, will likely be unable to execute its business plan and repay its debt as it comes due;

(b)                     in the event the Corporation has insufficient liquidity to continue to operate the business or the Corporation is unable to service its debt and refinance its debt as it matures, the likely result, in the absence of implementing the Arrangement, is an insolvency and/or liquidation process which would be expected to have a negative impact on the overall enterprise value of the Corporation;

(c)                      an insolvency and/or liquidation process is likely to have an adverse impact on the going concern value, if any, of the Corporation’s business as customers, suppliers, and employees react to protect their interests;

(d)                     an insolvency and/or liquidation process would give rise to significant incremental costs as new, senior secured “debtor in possession” financing would be required to replace lost trade credit and fund operations during the process. Additional legal and financial advisory costs would be incurred to implement the process and engage in the associated legal proceedings. These costs would be addressed out of asset sale proceeds that could otherwise be available to the Noteholders;

(e)                      generally, in an insolvency and/or liquidation process, unsecured creditors are deeply or entirely impaired;

(f)                       in a liquidation process, prospective buyers will be aware that the Corporation is under compulsion to sell its assets. This will likely have a material adverse effect on the net proceeds realized;

(g)                      continued uncertainty in global markets and major economies raises questions about the sustainability of economic recovery in general and in the steel production and products sector specifically;

(h)                     the Restructuring provides the Corporation with an improved capital structure, by reducing the total amount of debt outstanding and the amount of debt maturing in the near term;

(i)                         the Restructuring reduces the risk that the Corporation’s cash flow from operations and available liquidity would be insufficient to provide adequate funds to finance the operating and capital expenditures necessary to execute its operating strategy and service its debt;

(j)                        the Restructuring yields cash proceeds to the Noteholders at closing plus optionality of additional securities and liens on assets;

(k)                     post-Restructuring and the Senior Debt Refinancing, the Corporation has the opportunity to generate incremental value by operating as a going concern and participating, in the longer term, in global economic recovery; and

(l)                         A&M, based on discussions with the Corporation, and the Corporation are not aware of any feasible alternatives to the Restructuring.

RECOMMENDATION OF THE BOARD

The Board met on several occasions to consider the terms of the proposed Arrangement and the Restructuring. It received advice from its financial advisor, Blackstone, and its outside legal counsel Stikeman Elliott LLP and Kirkland & Ellis LLP.

The Arrangement and the broader Restructuring are expected to substantially improve the capital structure and financial position of the Corporation by substantially deleveraging its balance sheet and providing it with excess liquidity. In addition, the New Junior Secured Notes (to the extent that the Cash-Out Election is not made) will have a longer term to maturity than the Existing Unsecured Notes. The Board and management of the Corporation believe that the Arrangement, together with the broader Restructuring, will provide the necessary financial flexibility and capital resources to manage the business in the current economic environment and enable the Corporation to continue to pursue its business plan, without having to pursue other alternatives that could include non-consensual proceedings under creditor protection legislation.

The following is a summary of the factors, among others, which the Board reviewed and considered in relation to the Arrangement and the Restructuring:

(a)                     the challenging set of circumstances that the Corporation has been faced with over the past several years;

(b)                     the various alternatives that management of the Corporation has explored to address its current situation;

(c)                      the fact that the terms of the Arrangement are the result of significant negotiations among management, with support from their professional advisors, and the Consenting Noteholders and EGFL;

(d)                     the likelihood of the Corporation consummating the Senior Debt Refinancing;

(e)                      the likely consequences of a failure to pursue the Arrangement;

(f)                       the input the Corporation has received from its professional advisors;

(g)                      the A&M Opinion; and

(h)                     the fact that the Corporation’s sole shareholder and the holders of approximately 78% of the principal amount of the Existing Unsecured Notes are supportive of the Arrangement.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes certain of the material factors considered by the Board.  In view of the variety of factors considered in connection with its evaluation of the Restructuring, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. In addition, individual members of the Board may have given differing weights to different factors.

After careful consideration of the above-noted factors and other factors and following consultation with its financial advisor and outside legal counsel, the Board has unanimously determined that the Arrangement and Restructuring are in the best interests of the Corporation and has unanimously determined to recommend to Noteholders that they VOTE FOR the Arrangement Resolution at the Meeting.

SUPPORT AGREEMENT

On July 24, 2014, the Corporation, EGFL and the Initial Consenting Noteholders entered into the Support Agreement. As at the date hereof, Noteholders holding approximately 78% of the outstanding principal amount of the Existing Unsecured Notes have agreed, subject to certain conditions, to vote their Existing Unsecured Notes in favor of the Arrangement Resolution. The following is a description of certain material terms of the Support Agreement and is qualified in its entirety by reference to the full text of the Support Agreement which is available on the Corporation’s website at www.algoma.com.

The principal terms of the Restructuring are set out in the Support Agreement and will be implemented pursuant to various agreements and related documentation. Such agreements (including the documents relating to the Senior Debt Refinancing and the New Junior Secured Note Indenture) and related documentation must be in form and substance reasonably acceptable to the Corporation, EGFL and the Initial Consenting Noteholders (except that if the Cash-Out Election is made, the Initial Consenting Noteholders shall not have any such consent rights over the documents relating to the Senior Debt Refinancing).

Any matter requiring the agreement, waiver, consent or approval of the Initial Consenting Noteholders under the terms of the Support Agreement shall require the agreement, waiver, consent or approval of Initial Consenting Noteholders representing not less than a majority of the aggregate principal amount of the Existing Unsecured Notes held by the Initial Consenting Noteholders at the time such action is required.

Pursuant to the Support Agreement, and subject to the terms and conditions specified therein, each Consenting Noteholder has committed that:

(a)                     such Consenting Noteholder will vote (or cause to be voted) all of its Existing Unsecured Notes, and any Existing Unsecured Notes acquired after the execution of the Support Agreement, in favor of the Arrangement Resolution;

(b)                     such Consenting Noteholder will not, directly or indirectly, consent to, support, assist or encourage any alternative transaction to the Restructuring and will not exercise any right or remedy for the enforcement, collection or recovery of any of its Existing Unsecured Notes; and

(c)                      in the event that the Corporation pursues an Alternative Restructuring instead of or in conjunction with the Restructuring, subject to certain conditions, such Consenting Noteholder will support such Alternative

Restructuring in the same manner and to the same extent that it has agreed to support the Restructuring under the Support Agreement.

The Support Agreement provides that the Corporation shall pursue and support the Restructuring in good faith upon the terms and conditions set forth in the Support Agreement, and shall not solicit any proposal that is inconsistent with the Restructuring, provided that this shall not prevent the Corporation (a) from pursuing any transaction contemplated in the term sheet attached to the Support Agreement or the EGFL Commitment Letter or (b) from receiving any proposal and negotiating such proposal with a third party if the Board, following receipt of advice from its financial and legal advisors, determines that such proposal would reasonably be expected to result in a transaction more favorable to the Corporation and its stakeholders (including the Unsecured Noteholders) than the Restructuring (a “Superior Proposal”). In the event that the Board, after consultation with its financial and legal advisors, determines in good faith that it has received a binding, written Superior Proposal and that it can no longer support or recommend the Restructuring, the Corporation shall be entitled to terminate the Support Agreement in accordance with its terms.

If any Initial Consenting Noteholder participates in any new second lien financing, such Initial Consenting Noteholder will receive a fee upon the funding of its participation.

The obligations of the Consenting Noteholders under the Support Agreement are subject to, among other things, the following conditions:

(a)                     EGFL adhering to its funding obligations under the EGFL Commitment Letter and Support Agreement;

(b)                     the size and interest rate of the Senior Debt Refinancing being within parameters negotiated among the Consenting Noteholders, the Corporation and EGFL and the definitive documents relating to the Restructuring, including the documents relating to the Senior Debt Refinancing, being in form and substance reasonably acceptable to the Initial Consenting Noteholders (except that if the Cash-Out Election is made, such consent rights shall not apply to the documents relating to the Senior Debt Refinancing);

(c)                      the Corporation’s unrestricted cash balance not having fallen below $10 million at the close of business for ten (10) consecutive Business Days;

(d)                     there being no violation of certain information and certification rights in favor of the Consenting Noteholders (discussed below);

(e)                      the stay granted by the Preliminary Order or the Provisional Relief Order not being vacated to allow foreclosure or other enforcement action against the Corporation or any of its assets by holders of the Corporation’s funded indebtedness;

(f)                       any court or governmental or regulatory authority not having issued an order: (i) making illegal, or restricting, preventing or prohibiting the consummation of the Restructuring; (ii) dismissing, terminating or staying the Canadian Proceeding or the Recognition Proceeding; or (iii) appointing a receiver, trustee or similar person or body;

(g)                      the Corporation not having commenced or undergone a receivership, liquidation, bankruptcy, debt enforcement proceeding or a proceeding under the CCAA, the BIA or the Winding-Up and Restructuring Act (Canada), unless such event occurs as part of an Alternative Restructuring pursuant to the Support Agreement;

(h)                     there being no Material Adverse Effect;

(i)                         there being no change of control of the Corporation;

(j)                        there being no material breach by the Corporation or EGFL of any of their undertakings, representations, warranties or covenants set forth in the Support Agreement (subject to a materiality threshold and cure period discussed below); and

(k)                     the Restructuring being consummated by November 15, 2014.

The Support Agreement may be terminated by the Corporation, EGFL or the Consenting Noteholders, upon the occurrence of any of the following:

(a)                     any court of competent jurisdiction or other competent governmental or regulatory authority issues an order (i) making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring, the Plan of Arrangement or the Support Agreement, (ii) dismissing, terminating or staying the Canadian Proceeding or the Recognition Proceeding, or converting such proceedings to proceedings pursuant to any law other than the CBCA or chapter 15 of the Bankruptcy Code, as applicable, or (iii) appointing a receiver, chapter 11 trustee (or examiner without expanded powers) or similar person or body (other than a monitor in the Canadian Proceeding or the foreign representative in the Recognition Proceeding) in the Canadian Proceeding or the Recognition Proceeding;

(b)                     the vacating of the stay granted by the Interim Order or the Provisional Relief Order to allow foreclosure or other enforcement action against the Corporation or any of its assets by holders of the Corporation’s funded indebtedness; or

(c)                      the failure to consummate the Restructuring by November 15, 2014.

The Support Agreement may be terminated by the Initial Consenting Noteholders upon the occurrence of any of the following:

(a)                      the failure by EGFL to have funded to the Corporation, in cash, the amount required to be funded on the dates specified in the Support Agreement;

(b)                      the failure of EGFL to provide additional funding to the Corporation in accordance with the delivery of various notices as required by the Support Agreement;

(c)                       the failure of the Corporation to provide the Consenting Noteholders’ Advisors with written updates in respect of permitted inventory financing as required by the Support Agreement;

(d)                      prior to the launch of any transaction to arrange or underwrite the Senior Debt Refinancing by a Potential Refinancing Bank, the failure of EGFL to provide written confirmation to such Potential Refinancing Bank of EGFL’s ability to fund the EGFL Commitment at the closing of the Restructuring;

(e)                       if at any time prior to the Effective Date, the Corporation has an unrestricted cash balance at the close of business of less than $10 million for ten (10) consecutive Business Days;

(f)                        the occurrence of any change of control of the Corporation;

(g)                       the occurrence of any material breach by the Corporation or EGFL of any of their undertakings, representations, warranties or covenants set forth in the Support Agreement, provided that such failure or material breach would be reasonably expected to materially adversely affect the business or operations of the Corporation, or the quantum or value of the consideration to be received by each Consenting Noteholder under the Plan of Arrangement or would reasonably be expected to prevent or materially delay the Corporation’s ability to consummate the Plan of Arrangement by November 15, 2014 and which, if capable of being cured by the Corporation or EGFL, is not cured within five (5) business days after receipt of written notice of such failure or material breach (to the extent not otherwise waived by the Initial Consenting Noteholders in accordance with the terms of the Support Agreement); or

(h)                      the Corporation commences or undergoes a receivership, liquidation, bankruptcy, debt enforcement proceeding or a proceeding under the CCAA, the BIA or the Winding-Up and Restructuring Act (Canada), unless such event occurs as part of an Alternative Restructuring pursuant to the Support Agreement.

In addition, the Support Agreement may be terminated by EGFL or the Consenting Noteholders upon the occurrence of a Material Adverse Effect.

The Support Agreement may be terminated by EGFL upon the occurrence of any of the following:

(a)                      the refinancing of the Existing Unsecured Notes at par, plus accrued and unpaid interest thereon, in cash; or

(b)                      the occurrence of any material breach by any Consenting Noteholder of any of its undertakings, representations, warranties or covenants set forth in the Support Agreement, provided that such failure or material breach would be reasonably expected to materially adversely affect the business or operations of the Corporation, or the quantum or value of the consideration to be received by EGFL under the Restructuring or would reasonably be expected to prevent or materially delay the Corporation’s ability to consummate the Restructuring by November 15, 2014 and which, if capable of being cured by the applicable Consenting Noteholder, is not cured within five (5) business days after receipt of written notice of such failure or material breach (to the extent not otherwise waived by EGFL in accordance with the terms of the Support Agreement).

The Support Agreement may be terminated by the Corporation upon the occurrence of any of the following:

(a)                       the refinancing of the Existing Unsecured Notes at par, plus accrued and unpaid interest thereon;

(b)                      the Corporation enters into a written agreement with respect to a Superior Proposal; or

(c)                       the occurrence of any material breach by any Consenting Noteholder of any of its undertakings, representations, warranties or covenants set forth in the Support Agreement and which, if capable of being cured by the breaching Consenting Noteholder, is not cured within five (5) business days after receipt of written notice of such material breach (to the extent not otherwise waived by the Corporation in accordance with the terms hereof), in which event, the Support Agreement may be terminated against such breaching Consenting Noteholder only; provided, however, that if the remaining Consenting Noteholders after any such termination would hold less than 66 2/3% of the outstanding principal amount of the Existing Unsecured Notes then outstanding in aggregate, the Corporation shall be entitled to terminate the Support Agreement against all Consenting Noteholders.

In the event that the Support Agreement is terminated as a result of a breach of the Support Agreement or the EGFL Commitment Letter by EGFL and, at such time, no Consenting Noteholder is in breach of its obligations under the Support Agreement or the EGFL Commitment Letter, then (A) any amount of the EGFL Commitment paid to the Corporation by EGFL pursuant to the terms of the EGFL Commitment Letter will be retained by the Corporation and, if EGFL funded all or any portion of such EGFL Commitment pursuant to a Permitted Shareholder Loan, such Permitted Shareholder Loan shall automatically convert into common shares of the Corporation, and (B) EGFL shall pay to the Noteholders: (i) the amount of interest that was due and payable on the Existing Unsecured Notes on June 16, 2014 at the non-default rate; (ii) interest on such past due interest at the default rate; and (iii) all other unpaid interest accruing after June 16, 2014 through and including the date such interest amount is paid by EGFL to the Noteholders at the default rate, which amounts in clause (B) shall be applied against the amount of such accrued and unpaid and past due interest on the Existing Unsecured Notes. Upon the payment by EGFL of the amounts set forth in this paragraph, EGFL shall have no further liability to the Corporation or the Noteholders in connection with any breach or default by EGFL of the Support Agreement or the EGFL Commitment Letter.

THE EGFL COMMITMENT

The following is a description of certain material terms of the EGFL Commitment Letter and is qualified in its entirety by reference to the full text of the EGFL Commitment Letter which is available on the Corporation’s website at www.algoma.com.

On July 24, 2014, Essar Global Fund Limited, the investment fund that is the ultimate parent of the Corporation, and the Corporation entered into the EGFL Commitment Letter pursuant to which EGFL has agreed, subject to the terms and conditions thereof, to provide the Corporation with up to US$300 million, of which up to US$100 million could be funded prior to closing of the Arrangement. Pursuant to the terms of the EGFL Commitment Letter and subject to the conditions therein, EGFL will subscribe for common shares of the Corporation, or at its option, a Permitted Shareholder Loan that would be subordinated to the Existing Unsecured Notes. Any such Permitted Shareholder Loan would automatically convert into common equity of the Corporation on or prior to the closing of the Restructuring.

The conditions in the EGFL Commitment Letter are substantially similar to the conditions in the Support Agreement. The EGFL Commitment Letter, and EGFL’s obligations thereunder, will terminate if the Support Agreement is terminated in accordance with its terms. The remedies available to the Corporation and Noteholders will be limited to the payments described above under “Support Agreement” in circumstances where the Support Agreement or the EGFL Commitment Letter is terminated as a result of a breach by EGFL.

CONDITIONS TO THE ARRANGEMENT

Pursuant to the Plan of Arrangement, in the event that the Cash-Out Election has not been exercised by the Corporation, the implementation of the Arrangement shall be subject to the fulfillment, satisfaction or waiver of the following conditions precedent (provided that no condition may be waived without the prior written consent of the Initial Consenting Noteholders and EGFL):

(a)                     the Arrangement Resolution shall have been approved at the Meeting in accordance with the provisions of the Interim Order;

(b)                     the Final Order and the Recognition Order shall have been granted and be in full force and effect;

(c)                      the Corporation, Essar Canada and Subco shall have taken all necessary corporate actions and proceedings in connection with the Arrangement;

(d)                     there shall not be in force any order or decree of any Governmental Authority that makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement;

(e)                      the Plan of Arrangement shall have been implemented on or before November 15, 2014;

(f)                       the Director shall have issued the Certificate of Arrangement;

(g)                      all Definitive Documents (as defined in the Support Agreement), other than the definitive documents relating to the New Senior Secured Debt or other refinancing documents, shall be in form and substance reasonably acceptable to the Initial Consenting Noteholders and EGFL;

(h)                     the Senior Debt Refinancing shall have been completed on terms consistent with the terms described in the Support Agreement (or such other terms as the Initial Consenting Noteholders agree) and all of the definitive documents relating to the New Senior Secured Debt shall be in form and substance satisfactory to the Initial Consenting Noteholders and EGFL;

(i)                         the terms of the New Junior Secured Notes, the New Junior Secured Notes Indenture and the New Junior Secured Notes Security Documents shall be consistent with the terms set forth in the Support Agreement and shall be in form and substance reasonably acceptable to the Initial Consenting Noteholders;

(j)                        EGFL shall have funded to ESAI in cash all amounts of the Pre-Closing Liquidity Commitment that may be due or payable prior to the Effective Date, in the manner and on the terms set out in the Support Agreement;

(k)                     EGFL shall have complied with its funding commitments and other obligations under the EGFL Commitment Letter and the Support Agreement, which are in addition to its Pre-Closing Liquidity Commitment referenced in clause (j) above;

(l)                         the unrestricted cash balance of ESAI shall not have fallen below $10 million at the close of business for ten (10) consecutive Business Days between July 24, 2014 and the Effective Date, except in circumstances where such occurrence was previously waived by the Initial Consenting Noteholders;

(m)                 the Corporation shall be in compliance with the Minimum Liquidity Threshold;

(n)                     ESAI shall have paid (i) the reasonable and documented fees of EGFL as required pursuant to the EGFL Commitment Letter and the Support Agreement and (ii) the reasonable and documented fees of the legal and financial advisors to the Initial Consenting Noteholders as required pursuant to the Support Agreement;

(o)                     there shall have been no material breach by the Corporation or EGFL of any of their undertakings, representations, warranties or covenants set forth in the Support Agreement, provided that such material breach would reasonably be expected to materially adversely affect the business or operations of the Corporation, or the quantum or value of the consideration to be received by each Consenting Noteholder under the Restructuring, or would reasonably be expected to prevent or materially delay the Corporation’s ability to consummate the Restructuring by November 15, 2014 and which, if capable of being cured by the Corporation or EGFL, is not cured within five (5) Business Days after receipt of written notice of such material breach (to the extent not otherwise waived by the Initial Consenting Noteholders in accordance with the terms of the Support Agreement);

(p)                     there shall have been no Material Adverse Effect;

(q)                     the stays granted by the Court and the Bankruptcy Court shall not have been vacated to allow foreclosure or other enforcement action against ESAI or any of its assets by holders of ESAI’s funded indebtedness;

(r)                        ESAI shall not have commenced or undergone a receivership, liquidation, bankruptcy, debt enforcement proceeding or a proceeding under the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act, or the Winding-Up and Restructuring Act, unless such event occurs as part of an Alternative Restructuring; and

(s)                       there shall have been no Change of Control of ESAI.

Pursuant to the Plan of Arrangement, in the event that the Corporation provides notice to the Noteholders in accordance with the terms of the Plan of Arrangement that it will exercise the Cash-Out Election, the implementation of the Arrangement shall be conditional upon the fulfillment, satisfaction or waiver of the conditions set out in clauses (a) to (g), (j), (l), (n) and (q) to (s) above (and, for greater certainty, no other conditions precedent), provided that no condition may be waived without the prior written consent of the Initial Consenting Noteholders and EGFL).

Court Approval and Completion of the Arrangement

The Arrangement requires approval by the Court. Prior to the mailing of this Circular, Essar Steel Algoma and Essar Canada obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. A copy of the Interim Order is attached hereto as Appendix “E”.

The hearing in respect of the Final Order is scheduled to take place at 8:30 a.m. (Eastern Standard Time) on Monday September 15, 2014 at the courthouse at 330 University Avenue, Toronto, Ontario, Canada. Any Noteholder who wishes to appear or be represented and to present evidence or arguments at the hearing for the Final Order must serve and file with the Court a Notice of Appearance as set out in the Notice of Application for the Final Order and serve such Notice of Appearance on the solicitors for Essar Steel Algoma and Essar Canada and on the solicitors for the Initial Consenting Noteholders, and satisfy any other requirements of the Court as provided in the Interim Order or otherwise. The Court will consider, among other things, the fairness and reasonableness of the Arrangement and the approval of the Arrangement Resolution at the Meeting.

The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.

Assuming the Final Order is granted and the other conditions to closing contained in the Plan of Arrangement are satisfied or waived, it is anticipated that the following will occur substantially simultaneously: (a) Articles of Arrangement will be filed with the Director under the CBCA to give effect to the Arrangement; and (b) the transactions provided for in the Plan of Arrangement will occur in the order indicated.

The Final Order shall provide that the releases described in sections 6.3 and 6.4 of the Plan of Arrangement shall be binding on certain parties as contemplated by the Plan of Arrangement.

Recognition Order

Essar Steel Algoma has obtained the Provisional Relief Order, including a stay of proceedings, and expects to obtain a recognition order from the Bankruptcy Court for recognition of the Arrangement under the U.S. Bankruptcy Code on or about August 20, 2014.  “Recognition” is the entry of an order conferring status on Essar Steel Algoma, as the foreign representative, to proceed before U.S. courts and administer the assets of Essar Steel Algoma and its affiliates that are in the United States.

After the Court grants the Final Order, Essar Steel Algoma will file a motion in the U.S. Bankruptcy Court to recognize the Final Order and to enforce the Final Order in the United States.

NEW JUNIOR SECURED NOTES

In the Support Agreement, the Corporation, EGFL and the Initial Consenting Noteholders have agreed to certain terms regarding the New Junior Secured Notes as set forth below. The terms of the New Junior Secured Notes will not be more restrictive than the terms for the lowest ranking New Senior Secured Debt and will be set out in the New Junior Secured Notes Indenture which must be in form and substance reasonably acceptable to the Initial Consenting Noteholders (except in circumstances where the Cash-Out Election is made).

Issuer:	The New Junior Secured Notes will be issued by Subco.

Guarantors:	The New Junior Secured Notes will be guaranteed by the Corporation and all subsidiaries of the Corporation other than Subco.

Principal Amount:	The principal amount of the New Junior Secured Notes shall be equal to 55% of the Unpaid Principal and Accrued Interest of the Existing Unsecured Notes.

Security:

The New Junior Secured Notes will be secured by a lien on all of the assets of Subco, the Corporation and the other subsidiaries of the Corporation, including all assets securing the New Senior Secured Debt. The lien will rank immediately junior to the New Senior Secured Debt, but in any event shall not rank lower than a third lien on such assets.

Interest Rate:

Interest on the New Junior Secured Notes shall be paid by the issuance of additional New Junior Secured Notes or cash, at Subco’s option, at 150 basis points above the all-in-yield to maturity of the Corporation’s lowest ranking New Senior Secured Debt, subject to a floor of 9.875%. Interest shall be payable and compound quarterly.

Maturity:	The New Junior Secured Notes will mature 90 days after the latest maturity of the lowest ranking New Senior Secured Debt.

Call Rights:

The New Junior Secured Notes shall be callable in full, but not in part, in accordance with the following call schedule:

(i) 90% of the original principal amount of the New Junior Secured Notes plus 100% of all PIK interest, regardless if capitalized or accrued, since issuance if called between issuance and the first anniversary thereof,

(ii) 100% of the amount then outstanding of the New Junior Secured Notes (including all PIK interest paid to such date) plus 100% of all PIK interest accrued and unpaid from the first anniversary through the second anniversary of the issuance date of the New Junior Secured Notes, and

(iii) thereafter, 110% of the amount then outstanding of the New Junior Secured Notes (including all PIK interest paid to such date) plus 100% of all accrued and unpaid PIK interest.

THE SECURED DEBT REFINANCING

As part of the Restructuring, the Corporation intends to refinance its Existing Secured Debt.

In the Support Agreement, the Corporation has agreed with the Consenting Noteholders that: (i) the total amount of the New Senior Secured Debt will not exceed $800 million as of the Effective Date, except that such amount may be increased to $825 million in exchange for a payment of $4 million in cash to Noteholders (to be shared pro rata); (ii) the Corporation will have minimum liquidity of $75 million in aggregate unrestricted revolver availability and unrestricted cash on hand as of the Effective Date, except that such amount may be reduced to $60 million or $50 million (of which at least $25 million must be in the form of unrestricted cash) if the Effective Date is in October or November 2014, respectively; (iii) the weighted average interest rate of the New Senior Secured Debt will not exceed a rate that was disclosed to the Consenting Noteholders’ Advisors in July 2014; and (iv) the definitive documents relating to the Senior Debt Refinancing (including an inter-creditor agreement) will be in form and substance reasonably acceptable to the Initial Consenting Noteholders (except in circumstances where the Cash-Out Election is made).

The Corporation is currently engaged in discussions with certain investment banks with a view to completing the refinancing on optimal financing terms. Although the Corporation has received indicative term sheets in connection with the proposed refinancing, it has not signed any commitment letters.

ESSAR STEEL ALGOMA BEFORE THE ARRANGEMENT

Business of the Corporation

Essar Steel Algoma is one of the largest integrated steel producers in Canada. The Corporation’s operations are located in Sault Ste. Marie, Canada, where it manufactures a broad range of high-quality semi-finished and finished flat steel products and steel plate. The Corporation’s production facilities include a direct strip production complex and two blast furnaces (one of which is currently idle) and its hot strip and plate rolling mills provide the flexibility to adjust product mix between sheet and plate products to meet changes in market demand and pricing, allowing the Corporation to optimize its product mix. The Corporation employs nearly 3,000 people. All of the outstanding equity of the Corporation is indirectly owned by EGFL.

Description of Indebtedness

Existing ABL Credit Facility

As of the date hereof, approximately $344 million is outstanding under the Existing ABL Credit Facility. The Existing ABL Credit Facility matures on September 20, 2014.

The Existing ABL Credit Facility is a term loan governed by a borrowing base calculation that is comprised of eligible accounts receivable, eligible inventory and cash. The Existing ABL Credit Facility requires that the borrowing base be maintained to ensure there is a borrowing base which exceeds the principal amount of loan outstanding at any time.  The rate of interest payable on amounts outstanding under the Existing ABL Credit Facility is determined according to formulas set out in the Existing ABL Credit Facility. Interest is payable at regular intervals on outstanding amounts. The current rate of interest under the Existing ABL Credit Facility is LIBOR plus 800 basis points, subject to a 1.25% LIBOR floor.

The Corporation’s obligations in respect of the Existing ABL Credit Facility are secured by a first priority lien on the present and after-acquired inventory and accounts of the Corporation and a second priority lien on the Corporation’s present and after-acquired real property and equipment. Essar Steel Algoma’s obligations in respect of the Existing ABL Credit Facility are jointly and severally guaranteed by Holdings (on an unsecured basis) and certain of the subsidiaries of Essar Steel Algoma (on a secured basis).

The Corporation intends to refinance the Existing ABL Credit Facility through the Senior Debt Refinancing. See “The Senior Debt Refinancing”.

Existing Senior Secured Notes

As of the date hereof, the Corporation had $400 million principal amount outstanding of its Existing Senior Secured Notes. The Existing Senior Secured Notes bear interest at the rate of 9.375% per annum payable on March 15 and September 15 of each year. The Corporation has the option to redeem the Existing Senior Secured Notes due 2015, in whole or in part, at a stipulated redemption price.

The Existing Senior Secured Notes are senior secured obligations and rank pari passu in right of payment with the Corporation’s existing and future senior obligations and are senior in right of payment to all existing and future subordinated indebtedness. The Existing Senior Secured Notes are secured by a first priority lien on the Corporation’s present and after-acquired real property and equipment and a second priority lien on the Corporation’s present and after-acquired inventory and accounts. The Existing Senior Secured Notes are guaranteed on a senior secured basis by each of the Corporation’s subsidiaries that have guaranteed its Existing ABL Credit Facility, and are guaranteed by Holdings on an unsecured basis.

The Corporation intends to refinance the Existing Senior Secured Notes through the Senior Debt Refinancing. See “The Senior Debt Refinancing”.

Avenue Credit Facility

As of the date hereof, the Corporation had approximately $25 million of principal outstanding under the Avenue Credit Facility. The Avenue Credit Facility matures on March 15, 2015. The Avenue Credit Facility currently bears interest at a rate of 9.375% per annum payable semi-annually on the last business day of March and September. Until March 14, 2014, additional PIK interest accrued and was capitalized at a rate of 15.625% per annum. This PIK interest is payable at maturity or on such earlier date as the principal amount of the Avenue Credit Facility becomes due. Holdings and each of its direct and indirect subsidiaries other than the Corporation have jointly and severally guaranteed Essar Steel Algoma’s obligations under the Avenue Credit Facility. In addition, performance of the Corporation’s obligations is secured on a pari passu basis with the Existing Senior Secured Notes by all of the present and after-acquired personal property, and all of the real property of Essar Steel Algoma and each of the subsidiary guarantors under the Avenue Credit Facility.

The Corporation intends to refinance the Avenue Credit Facility through the Senior Debt Refinancing. See “The Senior Debt Refinancing”.

Lien and repayment priorities in respect of the Existing Senior Secured Notes, the Existing ABL Credit Facility and the Avenue Credit Facility are governed by the terms of an intercreditor agreement among the secured creditors.

Transferred Secured Credit Facility

Essar Steel Algoma and Essar Steel Limited entered into a loan agreement dated May 6, 2013 pursuant to which Essar Steel Limited granted the Corporation a subordinated secured loan facility in the maximum amount of USD$30 million, which matures on December 20, 2014. The Transferred Secured Credit Facility bears interest at a rate of 3.5% per annum, payable upon maturity. By way of an assignment and assumption agreement dated May 5, 2014, Essar Steel Limited assigned the Transferred Secured Credit Facility to a third party.

The Corporation intends to refinance the Transferred Secured Credit Facility through the Senior Debt Refinancing. See “The Senior Debt Refinancing”.

Existing Unsecured Notes

As of the date hereof, the Corporation had USD$384.7 million principal amount outstanding of its Existing Unsecured Notes. The Existing Unsecured Notes bear interest at the rate of 9.875% per annum payable on December 15 and June 15 of each year. The Corporation has the option to redeem the Existing Unsecured Notes due 2015, in whole or in part, at a stipulated redemption price.

The Existing Unsecured Notes are senior unsecured obligations and rank pari passu in right of payment with the Corporation’s existing and future senior unsecured obligations and are senior in right of payment to all existing and future subordinated indebtedness. The Existing Unsecured Notes are effectively subordinated to all of the Corporation’s secured obligations, to the extent of the value of the assets securing such indebtedness. The Existing Unsecured Notes are guaranteed on a senior unsecured basis by each of the Corporation’s subsidiaries that have guaranteed its Existing ABL Credit Facility.

Pursuant to the Arrangement, the Existing Unsecured Notes will be exchanged for the Cash Payment and either New Junior Secured Notes, or at the election of the Corporation, an additional cash payment equal to 49.5% of the Accrued Interest and

Unpaid Principle in lieu of issuing the New Junior Secured Notes to Noteholders. See “The Arrangement” and “New Junior Secured Notes”.

Shareholder Loan

As a condition to the lenders under the Existing ABL Credit Facility providing their consent to the transfer of the Transferred Secured Credit Facility, Holdings invested US$30.0 million into the Corporation in the form of an unsecured shareholder loan. This shareholder loan accrues payment-in-kind interest at a rate of 5.5% per annum and is not guaranteed. The shareholder loan matures June 15, 2015. The principal amount of the shareholder loan, together with accrued and unpaid interest and fees, shall remain outstanding as of the Effective Date but shall be subordinated to the New Junior Secured Notes in all respects.  At EGFL’s sole option, the shareholder loan, plus accrued and unpaid interest thereon may be converted into equity of the Corporation.

ESSAR STEEL ALGOMA AFTER THE ARRANGEMENT

Prior to the implementation of the Arrangement, the Corporation will continue under the laws of Canada pursuant to Section 187 of the CBCA. As part of the Arrangement, the Corporation will be amalgamated with Essar Canada under Section 192 of the CBCA in the nature of an amalgamation under Section 184 of the CBCA, to form an amalgamated entity (“Amalco”) to continue as “Essar Steel Algoma Inc.” (the “Amalgamation”). Following the Amalgamation, all of the property of each of the Corporation and Essar Canada will continue to be the property of Amalco and Amalco will continue to be liable for the obligations of the Corporation and Essar Canada. As a result of the EGFL Commitment, EGFL will continue to indirectly own all of the outstanding equity of the Corporation.

Following the Amalgamation, the Articles of the Arrangement will be deemed to be the articles of Amalco and the Certificate of Arrangement to be issued pursuant to the Arrangement will be deemed to be the certificate of incorporation of Amalco. Further, all shares in the capital of Essar Canada will be cancelled without any repayment of capital in respect thereof and no shares will be issued by Essar Canada in connection with the Amalgamation and all shares in the capital of the Corporation prior to the Amalgamation will be unaffected and will continue as shares of Amalco, and the stated capital of the shares of the Corporation will become the stated capital of the shares of Amalco.

Following the Effective Date, and for so long as the New Junior Secured Notes are outstanding, no less than 40% of the Board of Directors of Amalco shall be independent and the initial independent directors shall serve for an initial term of not less than three years and each initial independent director shall be subject to the consent of the Initial Consenting Noteholders, such consent not to be unreasonably withheld. “Independence”, for this purpose, shall have the meaning set forth in the U.S. Securities and Exchange Commission guidelines for independent directors of reporting companies.

CERTAIN SECURITIES LAW MATTERS

Canada

Any issuance of the New Junior Secured Notes under the Arrangement will be exempt from the prospectus and registration requirements under Canadian securities legislation. As a consequence of these exemptions, certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of rescission or damages, will not be available in respect of such notes that may be issued pursuant to the Arrangement. The New Junior Secured Notes will not be freely tradable under Canadian securities laws. Holders of New Junior Secured Notes are advised to seek legal advice prior to any resale of such notes.

United States

Any issuance of New Junior Secured Notes under the Arrangement will not be registered under the 1933 Act or the securities laws of any state of the United States, and are being issued in reliance on Section 3(a)(10) of the 1933 Act and exemptions provided under the securities laws of each state of the United States in which the recipients of such securities reside. Section 3(a)(10) of the 1933 Act exempts from registration the offer and sale of a security which is issued in exchange for outstanding securities, claims or property interests where the terms and conditions of such issue and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or governmental authority expressly authorized by law to grant such approval. The Final Order, if granted, will constitute the basis for the Section 3(a)(10) exemption from the registration requirements of the 1933 Act with respect to the securities to be issued to the Noteholders. Prior to the hearing of the Final Order, the Court will be advised that such securities will be issued in reliance on the Section 3(a)(10) exemption.

Noteholders who are not affiliates of the Corporation, and have not been affiliates of the Corporation within 90 days of the date of the Effective Date, may resell New Junior Secured Notes issued to them upon closing of the Arrangement in the United States without restriction under the 1933 Act.

Noteholders who are affiliates of the Corporation after the Arrangement or who were affiliates within 90 days of the Effective Date may not resell the securities that they receive in connection with the Arrangement in the absence of registration under the 1933 Act unless an exemption from registration is available, such as the exemptions contained in Rule 144 or Regulation S under the 1933 Act.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences of the Arrangement to Noteholders.    This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), or the U.S. Treasury Regulations promulgated thereunder, judicial authorities, published administrative positions of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this circular and all of which are subject to change or differing interpretations, possibly with retroactive effect.  Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below.  No opinion of counsel has been obtained and the Corporation does not intend to seek a ruling from the IRS as to any of the tax consequences of the Arrangement discussed below.  The discussion below is not binding upon the IRS or the courts.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein. This summary does not apply to Noteholders that are not “U.S. persons” (as such phrase is defined in the IRC).  This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to certain Noteholders in light of their individual circumstances.  This discussion does not address tax issues with respect to such Noteholders subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax-exempt organizations, small business investment companies, foreign taxpayers, persons who are related to the Corporation within the meaning of the IRC, persons using a mark-to-market method of accounting, Noteholders who are themselves in bankruptcy, and regulated investment companies and those holding, or who will hold, Existing Unsecured Notes, as part of a hedge, straddle, conversion, or other integrated transaction).  No aspect of state, local, estate, gift, or non U.S. taxation is addressed.  Furthermore, this summary assumes that a Noteholder holds only Existing Unsecured Notes and no other debt or equity of the Corporation and holds such Existing Unsecured Notes as a “capital asset” (within the meaning of Section 1221 of the IRC).  Except as stated otherwise, this summary also assumes that the various debt and other arrangements to which the Corporation is a party will be respected for U.S. federal income tax purposes in accordance with their form.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A NOTEHOLDER.  ALL NOTEHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE ARRANGEMENT.

As used in this circular, a “U.S. Holder” means a beneficial owner of an Existing Unsecured Note, that is, for U.S. federal income tax purposes:

•                  a citizen or individual resident of the United States;

•                  a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia;

•                  an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

•                  a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more “United States persons” has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

Consequences to U.S. Holders

Exchange of Existing Unsecured Notes for the Cash Payment and New Junior Secured Notes

A U.S. Holder that holds Existing Unsecured Notes will be considered to have disposed of its Existing Unsecured Notes upon their exchange for the Cash Payment and New Junior Secured Notes. Whether a U.S. Holder recognizes gain or loss as a result of the exchange of its Existing Unsecured Notes for the Cash Payment and New Junior Secured Notes depends, in part, on whether the exchange qualifies as a tax free recapitalization, which in turn depends on whether the Existing Unsecured Notes and New Junior Secured Notes are treated as a “securities” for purposes of the reorganization provisions of the IRC.

1.              Treatment of a Debt Instrument as a “Security”

Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes.  These authorities have indicated that a term of less than five (5) years is evidence that the instrument is not a security, whereas a term of ten (10) years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.  The Existing Unsecured Notes had an initial term of approximately eight (8) years. The term of the New Junior Secured Notes is not known at this time but they will have a maturity date ninety (90) days after the latest maturity lowest ranking of the New Senior Secured Debt.

2.              Treatment of a U.S. Holder if the Exchange is Treated as a Reorganization

If both the Existing Unsecured Notes and the New Junior Secured Notes are treated as “securities” for U.S. federal income tax purposes, the exchange of a U.S. Holder’s Existing Unsecured Notes for New Junior Secured Notes and Cash would be treated as a recapitalization, and therefore a reorganization, under the IRC.  In such case, a U.S. Holder would not recognize loss with respect to the exchange but would recognize gain to the extent of the lesser of (1) the amount of Cash received and (2) the amount of any gain realized on the exchange (generally equal to (A) the sum of the issue price of the New Junior Secured Notes and the amount of Cash received that are not allocable to accrued but untaxed interest minus (B) the U.S. Holder’s adjusted basis in the Existing Unsecured Notes) (see discussion below, “Accrued Interest”).  Subject to the discussions below of “Accrued Interest” and “Market Discount,” such gain will generally be capital gain.  Such U.S. Holder’s tax basis in its New Junior Secured Notes would be equal to the tax basis of the Existing Unsecured Notes surrendered therefor, plus any gain recognized on the exchange, minus any Cash received but not allocable to accrued but untaxed interest, and a U.S. Holder’s holding period for its New Junior Secured Notes would include the holding period for the surrendered Existing Unsecured Notes; provided that the tax basis of any New Junior Secured Notes treated as received in satisfaction of accrued but untaxed interest would equal the amount of such accrued but untaxed interest, and the holding period for any such New Junior Secured Notes would not include the holding period of the Existing Unsecured Notes.

3.              Treatment of a U.S. Holder if the Exchange of its Claim is not Treated as a Reorganization

If either the Existing Unsecured Notes or the New Junior Secured Notes are not treated as “securities” for U.S. federal income tax purposes, a U.S. Holder be considered to have disposed of its Existing Unsecured Notes in exchange for the Cash Payment and New Junior Secured Notes in a fully taxable exchange.  A U.S. Holder should recognize gain or loss equal to the difference between (1) the sum of the issue price of the New Junior Secured Notes and the amount of Cash that are not allocable to accrued but untaxed interest, and (2) the U.S. Holder’s adjusted tax basis in the Existing Unsecured Notes.  Subject to the discussions below of “Accrued Interest” and “Market Discount,” such gain or loss will generally be capital gain or loss. A U.S. Holder’s tax basis in the New Junior Secured Notes would equal their issue price.  A U.S. Holder’s holding period for the New Junior Secured Notes received on the Effective Date would begin on the day following the Effective Date.

Exchange of Existing Unsecured Notes for the Cash Payment and Additional Cash Pursuant to the Cash-Out Election

If the Corporation makes the Cash-Out Election, a U.S. Holder that holds Existing Unsecured Notes will be considered to have disposed of its Existing Unsecured Notes upon their exchange for the Cash Payment and the additional cash received as a result of the Cash-Out Election. A U.S. Holder would recognize gain or loss equal to the difference between (1) the amount of Cash that is not allocable to accrued but untaxed interest, and (2) the U.S. Holder’s adjusted tax basis in the Existing Unsecured Notes.  Subject to the discussions below of “Accrued Interest” and “Market Discount,” such gain or loss will generally be capital gain or loss.

Accrued Interest

To the extent that any amount received by a U.S. Holder under the Arrangement is attributable to accrued but unpaid interest and such amount has not previously been included in the U.S. Holder’s gross income, such amount will be taxable to the U.S. Holder as ordinary interest income.  Conversely, a U.S. Holder will generally recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such claim was previously included in the U.S. Holder’s gross income but was not paid in full by the Corporation.

Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest.  Application of this rule to the purchase of a debt instrument at a discount as part of an in-court restructuring is unclear.  Pursuant to the Plan of Arrangement, Subco will acquire the Existing Unsecured Notes in exchange for the Noteholder Consideration, which will be allocated to principal. However, the provisions of the Plan of Arrangement are not binding on the IRS or a court with respect to the appropriate tax treatment for creditors.

Foreign Tax Credits

Any gain or loss recognized by a U.S. Holder on the exchange generally should be treated as U.S.-source income or loss for U.S. foreign tax credit purposes. Accrued interest income with respect to the Existing Unsecured Notes that is treated as paid as a result of the exchange (including accrued market discount not previously included in income by the U.S. Holder) will constitute income from sources outside the United States and generally will constitute “passive category income” for U.S. foreign tax credit purposes.  The rules governing U.S. foreign tax credits are complex, and a U.S. Holder is urged to consult its tax advisor regarding the application of the rules to its particular circumstances.

Interest and Original Issue Discount

Any interest paid on the New Junior Secured Notes, whether in cash or as PIK, will generally be treated as original issue discount (“OID”).  In addition, a New Junior Secured Note will have OID to the extent the issue price of such New Junior Secured Note (determined as described below under “—Issue Price”) is less than its “stated redemption price at maturity,” subject to a statutory de minimis exception.  The stated redemption price at maturity of a New Junior Secured Note will equal the sum of all payments required under the note including interest payments.  A U.S. Holder (whether a cash or accrual method taxpayer) generally will be required to include in gross income (as ordinary income) any OID as the OID accrues (on a constant yield to maturity basis), potentially before the U.S. Holder’s receipt of cash payments attributable to such OID.

If a U.S. Holder has “acquisition premium” with respect to the New Junior Secured Notes (i.e., if such U.S. Holder’s adjusted tax basis immediately after the exchange is greater than the New Junior Secured Notes’ issue price, but less than the New Junior Secured Notes stated redemption price at maturity, the amount of OID that such U.S. Holder would include in gross income would be reduced to reflect the acquisition premium.

The rules regarding OID are complex.  A U.S. Holder should consult their own tax advisors regarding the consequences of OID, including the amount of OID that such U.S. Holder would include in gross income for a taxable year.

Interest, including OID, accrued on the New Junior Secured Notes will constitute income from sources outside of the United States for U.S. foreign tax credit purposes.  This foreign source income generally will constitute “passive category income” for U.S. foreign tax credit purposes.  The rules relating to the calculation and timing of foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend upon a U.S. Holder’s particular circumstances.  U.S. Holders should consult with their own tax advisors with regard to the availability of a credit or deduction in respect of foreign taxes and, in particular, the application of the foreign tax credit rules to their particular situations.

Issue Price

The issue price of the New Junior Secured Notes will depend on whether the Existing Unsecured Notes or the New Junior Secured Notes are considered, for U.S. federal income tax purposes, to be traded on an established market.  If the New Junior Secured Notes are considered to be traded on an established market, the issue price of the New Junior Secured Notes would be the fair market value of the New Junior Secured Notes on the date of the exchange.  If the New Junior Secured Notes are not considered to be traded on an established market but the Existing Unsecured Notes are considered to be traded on an established market, the issue price of the New Junior Secured Notes would be the fair market value, on the date of the exchange, of the portion of the Existing Unsecured Notes exchanged for the New Junior Secured Notes.  If neither the New Junior Secured Notes nor the Existing Unsecured Notes are considered to be traded on an established market, the issue price of the New Junior Secured Notes would be their stated principal amount.

Market Discount

Under the “market discount” provisions of Sections 1276 through 1278 of the IRC, some or all of any gain realized by a U.S. Holder exchanging the Existing Unsecured Notes may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt constituting the surrendered allowed claim.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if its U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (b) in the case of a debt instrument issued with OID (as described above), its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a U.S. Holder on the taxable disposition (determined as described below) of debts that it acquired with market discount will generally be treated as ordinary income to the extent of the market discount that accrued thereon while such debts were considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued).  To the extent that the surrendered debts that had been acquired with market discount are exchanged in a tax-free or other reorganization transaction for other property (as may occur here), any market discount that accrued on such debts but was not recognized by the U.S. Holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

Amortizable Bond Premium

If a U.S. Holder has an adjusted tax basis in its New Junior Secured Notes immediately after the exchange which exceeds the stated principal amount of its New Junior Secured Notes, the U.S. Holder would be considered to have amortizable bond premium equal to such excess, and such U.S. Holder would not be required to include any OID (other than OID resulting from the ability of Subco to pay interest as PIK) in gross income in respect of the New Junior Secured Notes.  In addition, a U.S. Holder may elect to amortize this premium using a constant yield method over the term of the New Junior Secured Notes.  Special rules may apply in the case of notes, like the New Junior Secured Notes, that are subject to optional redemption.  A U.S. Holder who elects to amortize bond premium may offset each interest payment on such New Junior Secured Notes by the portion of the bond premium allocable to the payment and must reduce its tax basis in the New Junior Secured Notes by the amount of the premium so amortized.  If a U.S. Holder does not elect to amortize any bond premium and holds the New Junior Secured Notes to maturity, then, in general, such U.S. Holder will recognize a capital loss equal to the amount of such premium when the New Junior Secured Notes mature.  If a U.S. Holder makes the election, it generally will apply to all debt instruments that it holds at the time of the election, as well as any debt instruments that such U.S. Holder subsequently acquires.  In addition, a U.S. Holder may not revoke the election without the consent of the IRS.  U.S. Holders should consult their own tax advisor regarding the availability of an election to amortize bond premium for U.S. federal income tax purposes.

Sale, Exchange, or Other Taxable Disposition of New Junior Secured Notes

Unless a non-recognition provision applies and subject to the discussion above with respect to market discount, upon the sale, exchange or other taxable disposition of its New Junior Secured Notes, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the New Junior Secured Notes immediately before the disposition.  The adjusted tax basis of the New Junior Secured

Notes generally will equal the U.S. Holder’s initial tax basis in the New Junior Secured Notes calculated as described above, increased by any market discount and OID includible in income by the U.S. Holder with respect to the New Junior Secured Notes, and reduced by any premium amortized by such U.S. Holder with respect to the New Junior Secured Notes.   Except to the extent of any accrued market discount on the New Junior Secured Notes not previously included in income (including any such deemed market discount described above) by the U.S. Holder, with respect to which any gain will be treated as ordinary income, gain or loss realized on the sale, exchange or other taxable disposition of a New Junior Secured Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the New Junior Secured Note has been held by the U.S. Holder for more than one (1) year.  Certain non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation on long-term capital gains under current law.  There are limitations on the deductibility of capital losses.

If any foreign income tax is withheld on the sale, exchange, or other taxable disposition of a New Junior Secured Note, the amount realized by a U.S. Holder will include the gross amount of the proceeds of that sale, exchange or other taxable disposition before deduction of such tax.  Capital gain or loss, if any, realized by a U.S. Holder on the sale, exchange, or other taxable disposition of a New Junior Secured Note generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes (except that accrued interest income with respect to the New Junior Secured Notes that is treated as paid as a result of the disposition (including accrued market discount not previously included in income by the U.S. Holder) will constitute income from sources outside the United States and generally will constitute “passive category income” for U.S. foreign tax credit purposes).  Consequently, in the case of a gain from the sale, exchange or other taxable disposition of a New Junior Secured Note that is subject to foreign income tax, the U.S. Holder may not be able to benefit from the foreign tax credit for the tax unless the U.S. Holder can apply the credit against U.S. federal income tax payable on other income from foreign sources.  Alternatively, the U.S. Holder may take a deduction for the foreign income tax if the U.S. Holder elects to deduct (rather than credit) all foreign income taxes paid or accrued during the taxable year.  The rules governing foreign tax credits are complex and, therefore, U.S. Holders should consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Withholding and Reporting

The Corporation and Subco will withhold all amounts required by law to be withheld from payments of interest.  The Corporation and Subco will comply with all applicable reporting requirements of the IRC.  In general, information reporting requirements may apply to distributions or payments made to a U.S. Holder.  Additionally, backup withholding, currently at a rate of 28%, will generally apply to such payments if a U.S. Holder fails to provide an accurate taxpayer identification number or otherwise fails to comply with the applicable requirements of the backup withholding rules.  Any amounts withheld under the backup withholding rules will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund from the IRS, provided that the required information is provided to the IRS.

In addition, from an information reporting perspective, U.S. Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds.  U.S. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan of Arrangement would be subject to these regulations and require disclosure on the U.S. Holders’ tax returns.

Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances).  A U.S. Holder’s net investment income generally will include its interest income on the New Junior Secured Notes and its net gains from the disposition of the New Junior Secured Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of the New Junior Secured Notes.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX.  THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION.  ALL NOTEHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN OF ARRANGEMENT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax consequences of the Arrangement to Noteholders who, for the purposes of the Tax Act, deal at arm’s length with and are not affiliated with the Corporation or Subco and, at all relevant times, hold their Existing Unsecured Notes as capital property and will hold their New Junior Secured Notes as capital property (the “Securityholders”). The Existing Unsecured Notes and the New Junior Secured Notes will generally be considered to be capital property to a Securityholder unless either the Securityholder holds (or will hold) such notes in the course of carrying on a business, or the Securityholder has acquired such notes in a transaction or transactions considered to be an adventure in the nature of trade. Certain Canadian Holders (as defined below) whose Existing Unsecured Notes and New Junior Secured Notes might not otherwise qualify as capital property may, in certain circumstances, treat such Existing Unsecured Notes and New Junior Secured Notes as capital property by making an irrevocable election pursuant to subsection 39(4) of the Tax Act.

This summary is not applicable to: (i) a Securityholder that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules); (ii) a Securityholder, an interest in which is a “tax shelter investment” for the purposes of the Tax Act; or (iii) a Securityholder that has made a functional currency reporting election under the Tax Act. Such Securityholders should consult their own tax advisors having regard to their particular circumstances.

This summary is based upon the current provisions of the Tax Act, the Regulations and an understanding of the current published administrative practices and policies of the CRA. The summary also takes into account all Tax Proposals, and assumes that all such Tax Proposals will be enacted as proposed. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all.

This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Securityholder. Securityholders are urged to consult their own tax advisors concerning the tax consequences to them of the Arrangement and of the holding of the New Junior Secured Notes.

All amounts, including the cost of, interest received and accrued on, and proceeds of disposition from, the Existing Unsecured Notes and New Junior Secured Notes must be determined in Canadian dollars based on the daily noon rate as quoted by the Bank of Canada for the applicable day or such other rate as is acceptable to the Minister of National Revenue (Canada). The amount of interest and any capital gain or capital loss of a Securityholder may be affected by fluctuations in Canadian dollar exchange rates.

Residents of Canada

The following discussion applies to a Securityholder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is or is deemed to be resident in Canada (a “Canadian Holder”).

Exchange of Existing Unsecured Notes

Pursuant to the Arrangement, a Securityholder will receive the payment for the Existing Notes in cash or in cash and New Junior Secured Notes, as applicable (the “Noteholder Consideration”). Pursuant to the Arrangement, the entire amount of the Noteholder Consideration will be allocated to the principal amount of the Existing Unsecured Notes.

As part of the Arrangement, all accrued interest on the Existing Unsecured Notes up to the Effective Date will become payable. A Canadian Holder (other than an individual who regularly follows the cash method of computing income) will be required to include all accrued interest in computing its income under the Tax Act for the taxation year in which the Effective Date occurs, to the extent that such amounts have not otherwise been included in income in a preceding taxation year. Such Holder should be entitled to deduct the amount of unpaid interest that was included in such Canadian Holder’s income.

A Canadian Holder will be considered to have disposed of its Existing Unsecured Notes upon their exchange for the Noteholder Consideration. In general, a Canadian Holder will realize a capital gain (or capital loss) on the exchange of the Existing Unsecured Notes equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the Canadian Holder of such Existing Unsecured Notes. A Canadian Holder’s proceeds of disposition of the Existing Unsecured Notes upon their exchange for the Noteholder Consideration will be an amount equal to fair market value (at the time of the exchange) of the Noteholder Consideration received on the exchange. A Canadian Holder will be considered to have acquired any New Junior Secured Note at a cost equal to its fair market value (at the time of the exchange).

The tax treatment of any capital gain or capital loss is the same as described below under “Certain Canadian Federal Income Tax Considerations — Residents of Canada — Taxation of Capital Gains and Capital Losses”.

Taxation of Interest on the New Junior Secured Notes

A Canadian Holder that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will generally be required to include in income for a taxation year the amount of interest accrued or deemed to accrue on the New Junior Secured Notes to the end of the taxation year or that became receivable or was received by it before the end of the year, to the extent such amounts have not otherwise been included in such Canadian Holder’s income for a preceding taxation year.

Any other Canadian Holder, including an individual, will be required to include in income for a taxation year any interest on the New Junior Secured Notes received, or receivable by such Canadian Holder in the year (depending upon the method regularly followed by the Canadian Holder in computing income) except to the extent that such amount was otherwise included in its income for a preceding taxation year. In addition, if at any time a New Junior Secured Note is, or becomes, an “investment contract” (as defined in the Tax Act) in relation to such Canadian Holder, the Canadian Holder will be required to include in computing its income for a taxation year any interest that accrues to the Canadian Holder on the note to the end of any “anniversary day” (as defined in the Tax Act) in that taxation year to the extent such interest was not otherwise included in the Canadian Holder’s income for that taxation year or a preceding taxation year.

It is possible that the issue price of the New Junior Secured Notes for purposes of the Tax Act will be less than their stated principal amount such that a “discount” may be considered to arise on issuance of the New Junior Secured Notes. A Canadian Holder may be required to include the amount of the discount in computing its income, either in one or more taxation years in which the discount accrues or in a taxation year in which the discount is received or receivable by the Canadian Holder.

Sale, Redemption or Repayment of the New Junior Secured Notes

On an assignment or other transfer of the New Junior Secured Notes, a Canadian Holder will generally be required to include in income the amount of interest accrued or deemed to accrue to the date of disposition or that became receivable or is received on or before the date of disposition, to the extent that such amounts have not otherwise been included in the Canadian Holder’s income for the year or a preceding taxation year.

In general, a disposition or a deemed disposition of the New Junior Secured Notes will give rise to a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any amount included in the Canadian Holder’s income as interest and any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the Canadian Holder of the New Junior Secured Notes. Any such capital gain (or capital loss) will be subject to the treatment described under the heading “Certain Canadian Federal Income Tax Considerations — Residents of Canada — Taxation of Capital Gains and Capital Losses” below.

Any premium paid by Subco to a Canadian Holder on the redemption or repurchase of a New Junior Secured Note (other than in the open market in the manner any such obligation would normally be purchased in the open market by any member of the public) will generally be deemed to be interest received by the Resident Holder at the time of such payment to the extent that it can reasonably be considered to relate to, and does not exceed the value at that time of, the interest that would have been paid or payable by Subco on the New Junior Secured Note for a taxation year of Subco ending after that time.  Such interest will be required to be included in computing the Canadian Holder’s income in the manner described above.

Taxation of Capital Gains and Capital Losses

In general, one-half of any capital gain (a “taxable capital gain”) realized by a Canadian Holder in a taxation year will be included in the Canadian Holder’s income in the year and one-half of the amount of any capital loss (an “allowable capital loss”) realized by a Canadian Holder in a taxation year must be deducted from net taxable capital gains realized by the Canadian Holder in the year. Any allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or in any subsequent year, to the extent and under the circumstances described in the Tax Act.

Alternative Minimum Tax

Individuals (including certain trusts) may be subject to an alternative minimum tax under the Tax Act upon realizing net capital gains.

Additional Refundable Tax

A Canadian Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income including amounts in respect of interest and taxable capital gains.

Non-Residents of Canada

The following discussion applies to a Securityholder who, for the purposes of the Tax Act, and at all relevant times, (i) is a non-resident of Canada, (ii) does not use or hold the Existing Unsecured Notes, and will not use or hold the New Junior Secured Notes, in carrying on a business in Canada, and (iii) deals at arm’s length with the Corporation, Subco, any guarantors of the New Junior Secured Notes and any transferee resident (or deemed to be resident) in Canada to which the Securityholder disposes of the New Junior Secured Notes, and (iv) is entitled to receive all payments (including interest and principal) made in respect of the New Junior Secured Notes held by the person, all within the meaning of the Tax Act (a “Non-Resident Holder”). In addition, this discussion does not apply to an insurer who carries on an insurance business in Canada and elsewhere or an authorized foreign bank that carries on a Canadian banking business.

Exchange of Existing Unsecured Notes

Upon the exchange of the Existing Unsecured Notes by a Non-Resident Holder for the Noteholder Consideration pursuant to the Arrangement, no taxes will be payable under the Tax Act by such Non-Resident Holder.

Taxation of Interest on, and Sale, Redemption or Repayment of, the New Junior Secured Notes

A Non-Resident Holder will not be subject to tax under the Tax Act on amounts paid or credited, or deemed to be paid or credited, as, on account or in lieu of payment of, or in satisfaction of, the principal, premium, discount or interest on the New Junior Secured Notes by Subco to a Non-Resident Holder, or on a disposition or a deemed disposition of the New Junior Secured Notes, including a redemption, repayment or repurchase of the New Junior Secured Notes.

RISK FACTORS

The following section describes risks that should be considered by Noteholders in evaluating whether to approve the Arrangement and includes both general and specific risks that could affect the Corporation, its business, results from operations and financial condition. The risks described below are not the only risks facing the Corporation. Additional risks and uncertainties not currently known or that are currently deemed immaterial may also materially and adversely affect the Corporation, its business, results from operations and financial condition.

Risks Relating to the Arrangement and the Restructuring

The consummation of the Arrangement may not occur

The Corporation will not complete the Arrangement unless and until all conditions precedent to the Arrangement are satisfied or waived, some of which may not be under the Corporation’s control. There can be no assurance that all of the conditions precedent will be satisfied or waived.

The Corporation may be unable to complete the Senior Debt Refinancing

The Corporation is currently engaged in discussions with certain investment banks with a view to completing the refinancing on optimal financing terms. Although the Corporation has received indicative term sheets in connection with the proposed refinancing, it has not signed any commitment letters. There can be no assurance that the Existing Secured Debt can be refinanced on acceptable terms, or at all. In the event that the Cash-Out Election is not exercised by the Corporation, it is a condition to the implementation of the Arrangement that the Senior Debt Refinancing is completed on the terms described in the Support Agreement.

Circumstances beyond the Corporation’s control may affect EGFL’s ability to fulfill its obligations under the EGFL Commitment Letter and Support Agreement

Circumstances which are outside of the Corporation’s control may affect EGFL’s ability to fulfill its obligations under the EGFL Commitment Letter and Support Agreement. A failure of EGFL to provide the funding contemplated in the EGFL Commitment Letter and Support Agreement would give rise to a termination right of the Consenting Noteholders under the Support Agreement.

In the event that the Support Agreement is terminated as a result of a breach of the Support Agreement or the EGFL Commitment Letter by EGFL and, at such time, no Consenting Noteholder is in breach of its obligations under the EGFL Commitment Letter or the Support Agreement, then (a) any amount of the EGFL Commitment paid to the Corporation by EGFL shall be retained by the Corporation, and if EGFL funded all or any portion of the EGFL Commitment pursuant to a Permitted Shareholder Loan, such Permitted Shareholder Loan shall automatically convert into common shares of the Corporation, and (b) EGFL shall pay to holders of the Existing Unsecured Notes (i) the amount of interest that was due and payable on June 16, 2014 at the non-default rate, (ii) interest on such past due interest at the default rate, and (iii) all other unpaid interest accruing after June 16, 2014 through and including the date such interest amount is paid by EGFL to holders of the Existing Unsecured Notes at the default rate, which amount in this clause (b) shall be applied against the amount of such accrued and unpaid and past due interest on the Existing Unsecured Notes. Upon the payment by EGFL of the amounts set forth in this paragraph, EGFL shall have no further liability to the Corporation or the Noteholders in connection with any breach or default by EGFL of the Support Agreement or the EGFL Commitment Letter.

Even if the Arrangement and the Restructuring are completed, they may not improve the financial condition of the Corporation

The Arrangement and the broader Restructuring are expected to improve the capital structure and financial position of the Corporation by substantially deleveraging its balance sheet and providing it with excess liquidity. In addition, the Board and management of the Corporation believe that the Arrangement, together with the broader Restructuring, will provide the necessary financial flexibility and capital resources to manage the business in the current economic environment and enable the Corporation to continue to pursue its business plan. However, the foregoing is contingent on many assumptions that may prove to be incorrect, including without limitation the ability of the Corporation to succeed in continuing to implement its business plan and assumptions with respect to the risk factors listed under “Risk Factors - Risks Relating to Essar Steel Algoma’s Business”. Should any of those assumptions not materialize, the Arrangement and the broader Restructuring may not have the effect of providing the Corporation with such anticipated benefits.

There can be no assurance as to the effect of the Arrangement and the Restructuring on the Corporation’s relationships with its suppliers or customers

There can be no assurance as to the effect of the Arrangement and the broader Restructuring on the Corporation’s relationships with its suppliers and customers, nor can there be any assurance as to the effect on such relationships of any delay in the completion of the Arrangement and the broader Restructuring, or the effect of whether the Arrangement and the broader Restructuring are completed under the CCAA as opposed to the CBCA. To the extent that any of these events result in more restrictive payment or credit terms or the loss of a major supplier or customer, or of other suppliers or customers, this could have a material adverse effect on the Corporation, its business, results from operations and financial condition.

Stakeholders might have difficulty enforcing civil liabilities against the Corporation in the United States

The enforcement by Noteholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated outside the United States, that some or all of the officers and directors and the experts named herein are not residents of the United States, and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States. As a result, it may be difficult or impossible for holders of the Corporation’s securities in the United States to effect service of process within the United States upon the Corporation and its officers and directors and the experts named herein, or to realize, against them, upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States. In addition, holders of the Corporation’s securities in the United States should not assume that the courts of Canada (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

Risks Relating to the Non-Implementation of the Arrangement and the Restructuring

The Corporation May be Unable to Continue as a Going Concern

If the Arrangement and the Restructuring are not implemented and the Corporation’s business operations continue at their current levels, the Corporation may not be able to generate sufficient cash from its operations to service, repay or refinance its outstanding indebtedness. The Corporation may need to raise additional capital to continue as a going concern. There can be no assurance that additional capital will be available to the Corporation on favorable terms or at all. The Corporation’s inability to obtain additional capital, if and when needed, would have a material adverse effect on the financial condition of the Corporation and its ability to continue as a going concern.

The Corporation May be Required to Pursue Other Alternatives

If the Arrangement and the Restructuring are not implemented, the Corporation may be required to pursue other alternatives that could have a more negative effect on the Corporation and its stakeholders, including non-consensual proceedings under creditor protection legislation.

Risks Relating to the New Junior Secured Notes

The Corporation may be unable to repay or repurchase the New Junior Secured Notes

At maturity, the principal amount outstanding under the New Junior Secured Notes, together with accrued and unpaid interest, will become due and payable. The Corporation may not have the funds to fulfill these obligations or the ability to refinance these obligations. The Corporation’s failure to repay the New Junior Secured Notes could, in turn, constitute an event of default under future indebtedness, which may cause the related debt to be accelerated after the expiry of any applicable notice or grace periods. In such circumstances, the Corporation may not have sufficient funds or available liquidities to repay the New Junior Secured Notes and other indebtedness.

The value of the collateral securing the New Senior Secured Debt may not be sufficient to satisfy the Corporation’s obligations thereunder and as a result there may not be sufficient proceeds to repay the New Junior Secured Notes

There can be no assurance that the proceeds realized on any exercise of foreclosure remedies (after payment of expenses of the foreclosure remedies and repayment of other liens on the collateral which might, under applicable law or by contract, rank prior to or equally and ratably with the lien on the collateral in favor of the collateral trustee for the benefit of the holders of the New Junior Secured Notes) would be sufficient to satisfy payments due under indebtedness ranking senior to the New Junior Secured Notes and accordingly, to satisfy payments due on the New Junior Secured Notes.

In the event of the Corporation’s insolvency or bankruptcy, the ability of the holders of the New Junior Secured Notes to realize upon the collateral will be subject to certain insolvency and bankruptcy law limitations

The ability of holders of New Junior Secured Notes to realize upon the collateral will be subject to certain insolvency and bankruptcy law limitations in the event of the Corporation’s insolvency or bankruptcy. Under applicable bankruptcy laws, secured creditors may be prohibited from, among other things, repossessing their security from a debtor in a bankruptcy case without bankruptcy court approval and may be prohibited from retaining security repossessed by such creditor without bankruptcy court approval.

Under the CCAA and the BIA, secured creditors may be prevented from enforcing their security against a debtor company in a proceeding without approval from the court supervising the proceeding, and may be prevented from disposing of collateral repossessed from such debtor without court approval. In CCAA proceedings, the debtor may continue to retain collateral, including cash collateral, even though the debtor is in default under applicable debt instruments.

Courts under the CCAA have broad discretion, and may utilize this discretion to order in the initial order that commences proceedings under the CCAA, or in subsequent orders, that the collateral held by a secured creditor is not to be diminished during the CCAA proceedings. However, this power is discretionary, and the Corporation cannot predict when, or whether, the collateral trustee could realize upon the collateral, or whether, or to what extent, holders of New Junior Secured Notes would be compensated for any delay in payment or loss of value to the collateral.

Changes in the credit markets could adversely affect the price of the New Junior Secured Notes

The trading price of the New Junior Secured Notes depends on many factors, including:

•                  the Corporation’s credit rating with major credit rating agencies;

•                  the prevailing interest rates being paid by other companies similar to the Corporation;

•                  the Corporation’s financial condition, financial performance and future prospects; and

•                  the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the New Junior Secured Notes.

Risks Relating to Essar Steel Algoma’s Business

Declines in the price of steel, or any significant and sustained increase in the price of raw materials in the absence of corresponding steel price increases, would adversely affect the Corporation’s business, financial condition, results of operations and prospects.

The Corporation’s revenues and earnings are strongly influenced by movements in international steel prices, which fluctuate significantly, and are cyclical, difficult to forecast and outside the Corporation’s control.  Short-term price decreases typically have a direct adverse impact on the profitability of Essar Steel Algoma’s products. A rapid decline in global steel prices could result in a substantial reduction in the net realizable value of the Corporation’s inventory.  Sustained international steel price reductions would have a material adverse impact on the Corporation’s business, financial condition, results of operations and prospects.

Steel production requires the use of large volumes of bulk raw materials and energy, in particular iron ore and coal, as well as energy, alloys, scrap, oxygen, natural gas, electricity and other inputs.  The price the Corporation pays for its iron ore, in particular, is set by reference to market price indices.  The prices of iron ore and coal can vary greatly from period to period and the Corporation’s results have historically been impacted by movements in coal and iron or prices.  The Corporation is affected by the long-term price trajectory of raw material prices as well as short-term fluctuations. Iron ore and coal prices have been volatile in recent years and, with notable and significant price declines over the last year.  In addition, any significant short-term or sustained increases in the cost of electricity necessary to power the Corporation’s operations will negatively affect the Corporation’s business, financial condition, results of operations and prospects.

Adverse trends in the global steel industry and in the markets in which the Corporation operates could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

Essar Steel Algoma’s activities and results are affected by international, national and regional economic conditions.  The downturn in the global economy in 2009 sparked by uncertainty in credit markets and deteriorating consumer confidence, sharply reduced demand for steel products. This had, and to some extent continues to have, a negative effect on the Corporation and results of operations, financial condition and cash flows.

Another significant and prolonged recession or depression in the United States and Europe, or significantly slower growth or recessionary conditions in emerging economies that are substantial consumers of steel (such as China, Brazil, Russia and India, as well as emerging Asian markets, the Middle East and the Commonwealth of Independent States) would exact a heavy toll on the steel industry. In addition, many of the markets in which consumers of steel products operate are cyclical in nature.  Any financial weakness among substantial consumers of steel products, such as the automotive industry and the construction industry, or the bankruptcy of any large companies in such industries, would have a negative impact in market conditions and, in turn, could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

The Corporation’s utilization rates may decline as a result of increased global steel production and imports.

In addition to global and regional economic and market conditions, the steel industry is affected by other factors such as worldwide production capacity and fluctuations in steel imports/exports and tariffs. Historically, the steel industry has suffered from substantial overcapacity. If demand for steel products was to rapidly decline, it is possible that global production levels will fail to adjust fully. If production increases outstrip demand increases in the market, an extended period of depressed prices and market weakness may result.

The Corporation expects the consolidation in the steel sector in recent years should, as a general matter, help producers to maintain more consistent performance through the down cycles by preventing fewer duplicate investments and increasing producers’ utilization and therefore efficiency and economies of scale. In the context of another severe and/or protracted economic downturn, however, overcapacity in the industry may re-emerge.

As demand for steel has surged in China, India and other emerging markets, steel production capacity in these markets has also surged. China is now the largest worldwide steel producing country by a significant margin. In 2006, China became a net exporter of steel, exerting downward pressure on steel prices in the European and U.S. markets in that year, though its exports then slowed in 2007. In the second half of 2009, capacity expansion in the Chinese mills slowed and capacity utilization rates declined, resulting in decreased exports, however China remained a net exporter.  As the global economy began to recover in 2010, capacity expansion in China resumed and by 2013, China was responsible for 48.5% of global steel production and remains a net exporter. In the future, any significant excess capacity in China and increased exports by Chinese steel companies would depress steel prices in many markets, which could have a material adverse effect on the worldwide steel market and the Corporation’s business, financial condition, results of operations and prospects.

The Corporation faces significant domestic and international competition, and the increased use of competitive products could cause sales to decline.

Essar Steel Algoma competes with numerous foreign and domestic steel producers, some of which have greater financial and capital resources than the Corporation does and continue to invest heavily to achieve increased production efficiencies and improved product quality. We primarily compete with other steel producers based on the delivered price of finished products to the end customers. The Corporation’s production costs are generally higher than many foreign producers; however the Corporation’s proximity to its customers and high freight costs for steel can often make it uneconomical for distant steel producers to compete with the Corporation. Foreign producers may be able to successfully compete if their higher shipping costs are offset by lower cost of sales. Although the Corporation continually strives to improve operating costs, it may not be successful in achieving cost improvements or gaining operating efficiencies that may be necessary to remain competitive on a global scale.

The domestic steel industry has, in the past, experienced lengthy periods of difficult markets due to increased foreign imports. Due to unfavorable foreign economic conditions, excess foreign capacity and a stronger U.S. dollar compared to global currencies, imports of steel products to the U.S. and Canadian markets have occasionally reached high levels.

In addition, in certain product applications, steel competes with a number of other materials such as plastic, aluminum, and composite materials. Improvements in the technology, production, pricing or acceptance of these competitive materials relative to steel or other changes in the industries for these competitive materials could cause the global market for steel and the Corporation’s products to decline, which would have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

Since the beginning of 1997, a significant number of steel companies have sought protection under Chapter 11 of the United States Bankruptcy Code. Many of these companies continued to operate, while reducing prices to maintain volumes and cash flow and obtaining concessions from their labor unions and suppliers. Some companies have even expanded and modernized during these reorganizations. Upon emerging from reorganization, these companies, or new entities that purchased their facilities through this process, have been relieved of many obligations including environmental, employee and retiree benefits and other obligations, commonly referred to as legacy costs. As a result, they may be able to operate with lower costs than the Corporation, which could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

Low-priced steel imports and decreased trade regulation could impact the North American market, resulting in a loss of sales volume.

Essar Steel Algoma’s business has historically been affected by both U.S. and Canadian trade legislation intended to limit “dumping” (the selling of steel into the U.S. or Canadian markets at prices below cost or below the price prevailing in a foreign company’s domestic market). Dumping may result in injury to companies producing goods in the United States or Canada in the form of suppressed prices, lost sales, lower profits and reductions in production, employment levels and the ability to raise capital. Although in a number of cases Canadian trade laws have been successfully employed in the past, they may be inadequate to prevent future unfair import pricing practices which individually or collectively could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

If Canadian trade laws are weakened, world demand for steel decreases, or either the U.S. or Canadian dollar strengthens against foreign currencies, an increase in the market share of imports into Canada may occur, which could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects. Moreover, trade regulations in other countries, particularly the United States, that reduce or eliminate the Corporation’s access to certain steel markets could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

The North American steel industry and certain industries the Corporation serves, such as the automotive, construction, appliance, machinery and equipment, and transportation industries, are cyclical, and prolonged economic declines could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

The North American steel industry is cyclical in nature and sensitive to general economic conditions. The financial condition and results of operation of companies in the steel industry are generally affected by macroeconomic fluctuations in the Canadian, U.S. and global economies. Due mainly to the Corporation’s product mix, the Corporation has a higher exposure to spot markets than most of its North American competitors and is, therefore, subject to more volatility in its prices. In addition, steel prices are sensitive to trends in cyclical industries such as the North American automotive, construction, appliance, machinery and equipment, and transportation industries, which are significant markets for the Corporation’s products. In addition, many of the Corporation’s customers are also affected by economic downturns, which have resulted, and may in the future result, in defaults in the payment of accounts receivable owing to the Corporation and could have a material adverse effect on its business, financial condition, results of operations and prospects.

The Corporation’s operations could be materially affected by labor interruptions and difficulties.

Essar Steel Algoma has approximately 3,000 full-time employees, the vast majority of whom are represented by two locals of the United Steelworkers of America under two collective bargaining agreements. The Corporation may be unable to successfully negotiate future collective bargaining agreements without a labor disruption, which could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

The Corporation’s customers and suppliers could also be affected by labor difficulties. Any such activities, disruptions or difficulties could result in a significant loss of production and sales and could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

All of the Corporation’s operations are conducted at one facility and subject to unexpected equipment failures and other business interruptions.

Essar Steel Algoma’s manufacturing processes are dependent upon critical steelmaking equipment such as furnaces, continuous casters, rolling mills, and electrical equipment (such as transformers), and this equipment may incur downtime as a result of unanticipated failures. The Corporation has experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures. For example, on January 21, 2011, Blast Furnace #7 experienced significant water leakage leading to the chilling of the furnace.  Production of raw steel was halted for 23 days with production returning to normal after 33 days.  In response, during fiscal year 2012 and 2013, a substantial number of stack plate coolers were replaced and a leak detection system was installed at Blast Furnace #7 to detect and prevent incidents of water into the furnace hearth.  Unexpected interruptions in production capabilities and unexpected failures in the Corporation’s computer systems could have a material adverse effect on its business, financial condition, results of operations and prospects.

The Corporation is dependent on seasonally available waterways for the delivery of substantial amounts of raw materials including coal and iron ore.

Essar Steel Algoma’s operations require substantial amounts of coal and iron ore. A significant portion of these raw materials are shipped to the Corporation via waterways. The waterways close from approximately mid-January to the end of March each year due to excessive ice build-up. Failure to have adequate coal and iron ore on  site prior to the closure of the waterways would adversely affect the Corporation’s ability to operate during this closure and could have a material adverse effect on its business, financial condition, results of operations and prospects.

The Corporation’s business requires substantial capital investment, capital commitments and maintenance expenditures which it may have difficulty in meeting and will cause it to incur operating costs.

Essar Steel Algoma’s operations are capital intensive.  The Corporation expects to make ongoing capital and maintenance expenditures to achieve and maintain competitive levels of capacity, cost, productivity and product quality. The Corporation may not generate sufficient future operating cash flow and external financing sources may not be available in an amount sufficient to enable it to make anticipated capital expenditures, service or refinance the Corporation’s indebtedness, or fund other liquidity needs.  Failure to make sufficient capital investment, capital commitments and maintenance expenditures could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

In addition, the Corporation’s profitability and competitiveness are, in large part, dependent upon its ability to maintain low production costs for products with prices that fluctuate based on factors beyond its control.  Unless the Corporation continues to invest in newer technologies and equipment such as modernized plants and information technology systems and are successful at integrating such newer technologies and equipment to make its operations more efficient, the Corporation’s cost of production relative to its competitors may increase and it may cease to be profitable or competitive.  However, newer technologies and equipment are expensive and the necessary investments may be substantial.  Moreover, such investments entail additional risks as to whether the newer technologies and equipment will reduce the Corporation’s cost of production sufficiently to justify the capital expenditures to obtain them.  Any failure to make sufficient or the right investments in newer technologies and equipment or in integrating such newer technologies and equipment in the Corporation’s operations could have a material adverse effect on its business, financial condition, results of operations or prospects.

Post-employment benefits owed to the Corporation’s retirees could increase and obligate us to make greater payments.

The Corporation provides certain post-employment benefits to its retirees, including drug, life insurance and hospitalization coverage. The Corporation does not pre-fund these obligations, which could increase in the future due to a number of factors including changes in interest rates, changes to the collective bargaining agreements, increasing costs for these benefits, particularly drug benefits, and any transfer of costs currently borne by the Canadian government to the Corporation.  An increase in the Corporation’s cost of these benefits could have a material adverse effect on its business, financial condition, results of operations or prospects.

Currency fluctuations, including a significant increase in the value of the Canadian dollar in relation to the U.S. dollar, could have a materially adverse effect on the Corporation’s results of operations and financial condition.

Approximately 55% of the Corporation’s sales are in U.S. dollars and approximately 60% of its costs are incurred in U.S. dollars.  In addition, the Corporation’s functional currency is U.S. dollars, while its reporting currency is Canadian dollars.  Increases in the value of the Canadian dollar relative to the U.S. dollar make the Corporation’s steel products and Canadian customers less competitive in U.S. markets and encourage imports to Canada from the United States. The increase in the value of the Canadian dollar relative to the U.S. dollar will also have a negative impact on the Corporation’s expenditures in Canadian dollars. Therefore, a significant increase in the value of the Canadian dollar could adversely affect the Corporation’s business, financial condition, results of operations and prolonged prospects.

Environmental compliance and remediation could result in substantially increased costs.

The Corporation is required to comply with an evolving body of federal, provincial and local environmental laws concerned with, among other things, emissions into the air, discharges to surface and ground water, the investigation and remediation of contaminated property, noise control, waste management and disposal, mine closure and rehabilitation, and the generation, handling, storage, transportation, presence and disposal of, or exposure to hazardous substances. Significant expenditures could be required for compliance with any future laws or regulations relating to environmental compliance and remediation.

In the United States and Canada, certain environmental laws and regulations impose joint and several liabilities on certain classes of persons for the costs of investigation and remediation of contaminated properties. Liability may attach regardless of fault or the legality of the original management or disposal of the substance or waste. Some of the Corporation’s present and former facilities have been in operation for many years and, over such time, have used substances and disposed of wastes that may require investigation and remediation. We could be liable for the costs of such investigations and remediation. Costs for any remediation of contamination, on or off site, whether known or not yet discovered, or to address other issues relating to waste disposal, mine closure, emissions into the air or water, or the storage of materials.  For example, the Corporation is required to install equipment in its No. 6 Blast Furnace to reduce emissions at a cost of approximately USD$18.0 million and to mitigate noise levels and identified sources within the Sault Ste. Marie operations at a cost of USD$6.0 million before 2018.  Costs related to these liabilities could be substantial and could have an adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

In addition, governments may impose new laws or stricter enforcement policies, or the Corporation may have a crisis at one of the Corporation’s properties or operations.  For example, the Government of Canada has passed legislation that requires the removal from service electrical transformers containing polychlorinated biphenyl or PCB’s by December 2014. The removal of these transformers is a multi-year project.  It is expected that the remaining cost of complying with this legislation will be approximately USD$3.0 million.  Compliance with new law or enforcement policies or responding to an environmental crisis at the Corporation’s operations or properties could have a material adverse effect on its business, financial condition, results of operations and prospects.

The Corporation’s operations are required to have governmental permits and approvals. Any of these permits or approvals may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits or approvals may adversely affect the Corporation’s operations and may subject us to penalties. In addition, if environmental laws are amended or are interpreted or enforced differently, or if new environmental legislation is enacted, the Corporation may be required to obtain additional operating permits or approvals and incur additional costs. There can be no assurance that the Corporation will be able to meet all applicable regulatory requirements. In addition, the Corporation may be subject to fines, penalties or other liabilities arising from the Corporation’s actions imposed under environmental laws, including as a result of actions or other proceedings commenced by third parties, such as neighbors or government regulators.

Pending or threatened litigation or claims could negatively affect the Corporation’s profitability and cash flow in a particular period.

From time to time, in the ordinary course of business, the Corporation is a defendant or party to a number of pending or threatened legal actions and proceedings. Any of these litigation matters could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects. Litigation can be very costly, and the costs associated with prosecuting and defending litigation matters could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.  In addition, the amounts that the Corporation accrues could vary significantly from the amounts it actually pays, due to inhering uncertainties and the inherent shortcomings of the estimation process, the uncertainties involved in litigation and other factors.  In addition, the Corporation is involved in and potentially subject to regular audits from federal and provincial tax authorities relating to income, capital and commodity taxes and, as a result of these audits, may receive assessments and reassessments.

If the Corporation loses the services of key employees, it may not be able to successfully manage its operations and meet its strategic objectives.

The Corporation’s future success depends, in large part, on its ability to retain the Corporation’s current senior management and other key employees and its ability to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of senior management or difficulty in attracting, retaining and maintaining additional senior management personnel could have a material adverse effect on the Corporation’s business, financial condition, results of operations and prospects.

The Corporation’s insurance coverage may prove inadequate to satisfy future claims against it.

The Corporation maintains insurance which it believes is typical in its industry and in amounts which it believes to be commercially appropriate.  Nevertheless, the Corporation may become subject to liabilities for which it has not insured adequately or at all, or cannot insure. The Corporation’s insurance policies contain certain exclusions and limitation on coverage which may result in its claims not being honored to the extent of the losses or damages suffered by it.  In addition, the Corporation’s insurance policies may not continue to be available at economically acceptable premiums, or at all.  The Corporation’s insurance coverage may not cover the extent of any claims against it, including for environmental or industrial accidents or pollution.  The occurrence of a significant adverse event that causes losses in excess of limits specified under the relevant policy or losses arising from events not covered by insurance policies, could materially adversely affect the Corporation’s business, financial condition, results of operations and prospects.

AUDITOR

The Corporation’s auditors are Deloitte LLP, Toronto, Ontario.

LEGAL MATTERS

The Corporation is being advised as to certain legal matters in connection with the Arrangement by Stikeman Elliott LLP, as to matters of Canadian law, and by Kirkland & Ellis LLP, as to matters of United States law.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

No director or executive officer of the Corporation, or any person who has held such a position since the beginning of the last completed financial year end of the Corporation, nor any associate or affiliate of the foregoing persons, has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Circular, to the knowledge of the directors and officers of the Corporation, no director or executive officer of the Corporation, no director or executive officer of a person or company that is itself an “informed person” or subsidiary of the Corporation, no person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of the Corporation carrying more than 10% of the voting rights attached to all outstanding voting securities of the Corporation at the date hereof, or any associate or affiliate thereof, had any material interest, direct or indirect, in any transaction of the Corporation since the commencement of the Corporation’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect the Corporation.

In January 2014, the Corporation entered into an iron ore supply agreement with Essar Steel Minnesota Limited, an affiliate of the Corporation. The contract begins on January 1, 2017 and extends to December 31, 2026. It provides for 2.5 million gross tons of iron ore pellets per annum and includes automatic one-year renewal (off-take) periods after the initial period of 10 years. Each of these renewal periods allows us to increase or decrease the amount of pellets supplied under the applicable agreement by up to 10% for any contract period, other than in the first year of the off-take agreement. Pricing for the contract is determined by a formula based on a Platts index quote of 62% for iron ore fines, certain freight costs (including Platts quoted freight rates for the Brazil route to China), and other negotiated adjustments for iron ore quality and pellet type.

The Corporation sources approximately 30% of its coal needs from Trinity Coal, an affiliate of the Corporation through a long-term supply contract.

ADDITIONAL INFORMATION

Financial information for the Corporation’s most recently completed financial year ended March 31, 2014 and the related Management’s Discussion and Analysis are available on the Corporation’s secure data site accessible by Noteholders.

APPROVAL OF CIRCULAR BY THE BOARD OF DIRECTORS

The Board of Directors of the Corporation approved the content of this Circular and authorized it to be sent to each Unsecured Noteholder entitled to receive notice of and vote at the Meeting, to the Corporation’s directors, and to the Corporation’s auditor.

BY ORDER OF THE BOARD OF DIRECTORS OF ESSAR STEEL ALGOMA INC.

(signed) “Kalyan Ghosh”
Kalyan Ghosh
Director

Sault Ste. Marie, Ontario

August 12, 2014

CONSENT OF STIKEMAN ELLIOTT LLP

To: The Board of Directors of Essar Steel Algoma Inc.

We hereby consent to the reference to our name contained under “Legal Matters” in the Management Information Circular of Essar Steel Algoma Inc. dated August 12, 2014, with respect to a plan of arrangement.

(signed) “Stikeman Elliott LLP”

Toronto, Ontario
August 12, 2014

CONSENT OF KIRKLAND & ELLIS LLP

To: The Board of Directors of Essar Steel Algoma Inc.

We hereby consent to the reference to our name contained under “Legal Matters” in the Management Information Circular of Essar Steel Algoma Inc. dated August 12, 2014, with respect to a plan of arrangement.

(signed) “Kirkland & Ellis LLP”

New York, New York
August 12, 2014

CONSENT OF ALVAREZ & MARSAL

To: The Board of Directors of Essar Steel Algoma Inc.

We hereby consent to the reference to our fairness opinion contained under “A&M Opinion” and to the inclusion of the text of our opinion as Appendix “G” of the Management Information Circular of Essar Steel Algoma Inc. dated August 12, 2014. In providing such consent, we do not intend that any person other than the Board of Directors of Essar Steel Algoma Inc. to rely upon our opinion.

(signed) “Alvarez & Marsal Valuation Services, LLC”

Toronto, Ontario
August 12, 2014

APPENDIX “A”
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.                          The arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act (the “CBCA”) of Essar Steel Algoma Inc. (the “Corporation”) and Essar Steel Canada Inc., as set forth in the plan of arrangement of the Corporation attached as Appendix “B” to the management information circular of the Corporation dated August 12, 2014 (as the same may be, or may have been, amended, modified or supplemented, the “Plan of Arrangement”) be and is hereby authorized, approved and adopted.

2.                          The Corporation is hereby authorized to apply to the Ontario Superior Court of Justice for the Final Order (as such term is defined in the Plan of Arrangement).

3.                          Notwithstanding the passing of this resolution or the passing of similar resolutions or the approval of the Ontario Superior Court of Justice, the Board of Directors of the Corporation, without further notice to, or approval of, the security holders of the Corporation, is hereby authorized and empowered to (a) amend, modify or supplement the Plan of Arrangement to the extent permitted thereby, and (b) subject to the terms of the Plan of Arrangement, to determine not to proceed with the Arrangement at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA.

4.                          Any director or officer of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver, or cause to be executed and delivered, articles of arrangement and any and all other documents, agreements and instruments and to perform, or cause to be performed, such other acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, including the transactions required or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or other instruments or the doing of any such act or thing.

A-1

APPENDIX “B”
PLAN OF ARRANGEMENT

(see attached)

PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORTIONS ACT

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1                                               Definitions

In this Plan of Arrangement, unless otherwise stated or unless the context otherwise requires, the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Accrued Interest” means any and all accrued and unpaid interest (including, without limitation, the interest payment on the Existing Unsecured Notes that was due on June 16, 2014) on the Existing Unsecured Notes up to and including the Effective Date calculated based on the non-default rate of interest payable on the Existing Unsecured Notes.

“Amalco” has the meaning ascribed in Section 3.4(d).

“Arrangement” means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations made in accordance with the terms of the Support Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the resolution of the Noteholders to approve the Arrangement and this Plan of Arrangement to be considered at the Meeting, in substantially the form attached hereto as Schedule B.

“Articles of Arrangement” means the articles of arrangement of Essar Canada and ESAI in respect of the Plan of Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in substantially the form attached hereto as Schedule A.

“Avenue Credit Facility” means the credit agreement dated December 6, 2013, among, inter alia, ESAI, as borrower, Algoma Holdings B.V., certain subsidiaries of ESAI, Avenue Capital Management II, L.P., as documentation agent, and the lenders thereunder.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are generally open for business in Toronto, Ontario and New York, New York.

“Cash-Out Amount” means a cash payment equal to 49.5% of all Accrued Interest and Unpaid Principal.

“Cash-Out Election” means the election of ESAI to cause Subco to pay the Cash-Out Amount to Noteholders in lieu of issuing the New Junior Secured Notes to Noteholders.

“Cash Payment” means a cash payment equal to 32.5% of all Accrued Interest and Unpaid Principal.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director giving effect to the Articles of Arrangement and this Plan of Arrangement.

“Consenting Noteholders” means those Noteholders who have entered into the Support Agreement, either as an original party thereto or by signing a joinder thereto.

“Continuance” means continuance of ESAI under the laws of Canada pursuant to section 187 of the CBCA.

“Corporation Released Parties” has the meaning ascribed in Section 6.3.

“Court” means the Ontario Superior Court of Justice.

“Director” means the Director appointed under Section 260 of the CBCA.

“DTC” means The Depository Trust & Clearing Corporation or any successor thereof.

“Effective Date” means the date shown on the Certificate of Arrangement issued by the Director under the CBCA.

“Effective Time” means 12:01 a.m., or such other time as may be specified by ESAI in writing, on the Effective Date.

“EGFL” means Essar Global Fund Limited, a Cayman Islands corporation.

“EGFL Commitment” means the funding commitments of EGFL to ESAI as set out in the EGFL Commitment Letter;

“EGFL Commitment Letter” means the commitment letter dated July 24, 2014 between EGFL and ESAI.

“Entitlements” means all legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person with respect to or arising out of, or in connection with, the Existing Unsecured Notes or the Existing Unsecured Note Indenture (including any guarantees granted in respect of, or pursuant to, the foregoing).

“ESAI” means Essar Steel Algoma Inc. and its successors and assigns.

“Essar Canada” means Essar Steel Canada Inc. and its successors and assigns.

“Existing ABL Credit Facility” means the credit agreement dated September 20, 2012, among, inter alia, ESAI, as borrower, Algoma Holdings B.V., certain subsidiaries of ESAI,

Deutsche Bank Trust Corporation Americas as administrative agent and collateral agent and the lenders thereunder, as amended.

“Existing Indenture Trustee” means Wilmington Trust Corporation and its successors and assigns, as trustee under the Existing Unsecured Note Indenture.

“Existing Secured Debt” means all indebtedness outstanding under the Existing ABL Credit Facility, the Existing Senior Secured Notes, the Avenue Credit Facility and the Transferred Secured Credit Facility.

“Existing Senior Secured Notes” means the 9.375% senior secured notes of ESAI due March 15, 2015, issued pursuant to the trust indenture dated December 14, 2009, among, inter alia, ESAI and Wilmington Trust Corporation, as trustee.

“Existing Unsecured Note Indenture” means the trust indenture dated as of June 20, 2007 between Algoma Acquisition Corp. and the Existing Indenture Trustee, as amended by a first supplemental indenture dated as of June 20, 2007 and a second supplemental indenture dated as of June 23, 2007, pursuant to which the Existing Unsecured Notes were issued, as amended, modified or supplemented from time to time.

“Existing Unsecured Notes” means the 9.875% Senior Notes of ESAI due June 15, 2015.

“Final Order” means the final order of the Court approving this Plan of Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal.

“Governmental Authority” means any nation or government, any federal, state, provincial, city, town, municipal, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Initial Consenting Noteholders” means the Consenting Noteholders that entered into the Support Agreement on July 24, 2014 and any other Consenting Noteholders designated as an Initial Consenting Noteholder pursuant to section 12.11 of the Support Agreement.

“Interim Order” means the interim order of the Court dated August 8, 2014 pursuant to Section 192 of the CBCA, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its business, undertaking, property or securities and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Authority, as amended.

“Meeting” means the meeting of the Noteholders to be held on the Meeting Date in accordance with the Interim Order to consider and, if deemed advisable, approve the Arrangement Resolution and to consider such other matters as may properly come before such meeting, and any adjournment(s) or postponement(s) thereof.

“Meeting Date” means September 10, 2014, subject to any postponement or adjournment of that date pursuant to the Interim Order or any other Order.

“New Indenture Trustee” means Wilmington Trust Corporation and its successors and assigns, as trustee under the New Junior Secured Notes Indenture.

“New Junior Secured Notes” means the new junior secured notes of Subco in a principal amount equal to 55% of the Unpaid Principal and Accrued Interest that may be issued to Noteholders on the Effective Date pursuant to the New Junior Secured Notes Indenture and which will be guaranteed by ESAI.

“New Junior Secured Notes Indenture” means the trust indenture to be entered into between Subco and the New Indenture Trustee on the Effective Date if the New Junior Secured Notes are to be issued under this Plan of Arrangement, which shall govern the New Junior Secured Notes.

“New Junior Secured Notes Security Documents” means the security agreement granting the New Junior Secured Notes a junior ranking security interest in the collateral package for the New Senior Secured Debt, the intercreditor agreement setting out the rights of holders of the New Junior Secured Notes, and all other documents and agreements governing or related to the security interest of the New Junior Secured Notes in the collateral package for the New Senior Secured Debt.

“New Senior Secured Debt” means the debt incurred by ESAI in connection with the Senior Debt Refinancing.

“Noteholder Consideration” has the meaning ascribed in Section 2.1.

“Noteholder Released Parties” has the meaning ascribed in Section 6.4.

“Noteholders” means holders of the Existing Unsecured Notes.

“Obligations” means all obligations, liabilities and indebtedness of ESAI and its affiliates with respect to or arising out of, or in connection with, the Existing Unsecured Notes or the Existing Unsecured Note Indenture (including any guarantees granted in respect of, or pursuant to, the foregoing) but, for greater certainty, shall not include any obligations or liabilities of ESAI and its affiliates with respect to or arising out of, or in connection with, the Support Agreement or the EGFL Commitment Letter.

“Order” means any order of the Court in these proceedings, including, without limitation, the Interim Order and the Final Order.

“Person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations made in accordance with the terms of this Plan of Arrangement or made at the direction of the Court in the Final Order.

“Pro Rata Share” means, with respect to each Noteholder, the aggregate principal amount of the Existing Unsecured Notes held by such Noteholder divided by the aggregate principal amount of all outstanding Existing Unsecured Notes, in each case, as of immediately prior to the Effective Time;

“Recognition Order” means the order recognizing all proceedings before the Court in connection with the Arrangement issued by the Bankruptcy Court.

“Record Date” means July 24, 2014.

“Restructuring” means, collectively, the Arrangement, the EGFL Commitment and the Senior Debt Refinancing.

“Senior Debt Refinancing” means the refinancing of all existing secured credit facilities of, or secured notes issued by, ESAI that will rank senior in priority to the New Junior Secured Notes.

“Subco” means 1839688 Alberta ULC, an unlimited liability corporation formed under the Business Corporations Act (Alberta) that will elect to be a disregarded entity for US tax purposes and a wholly-owned subsidiary of ESAI prior to the amalgamation of ESAI and Essar Canada and, following the amalgamation of ESAI and Essar Canada, a wholly-owned subsidiary of Amalco.

“Support Agreement” means the restructuring support agreement (and all schedules and exhibits thereto) among ESAI, EGFL and the Consenting Noteholders dated July 24, 2014.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereto.

“Transferred Secured Credit Facility” means the third lien loan between Essar Steel Limited and ESAI in the principal amount of $30 million transferred from Essar Steel Limited to a third party by way of an assignment and assumption agreement, which loan matures on December 20, 2014.

“Unpaid Principal” means the aggregate of all unpaid principal amounts owing to Noteholders in respect of the Existing Unsecured Notes immediately prior to the Effective Time.

Section 1.2                                               Definitions in the CBCA

Words and phrases used herein that are defined in the CBCA and not otherwise defined herein shall have the meanings ascribed thereto in the CBCA, unless the context otherwise requires.

Section 1.3                                               Articles of Reference

The terms “hereof”, “hereunder”, “herein” and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection, clause or paragraph of this Plan of Arrangement, and include any agreements supplemental thereto. In this Plan of Arrangement, a reference to an article, section, subsection, clause or paragraph shall, unless otherwise stated, refer to an article, section, subsection, clause or paragraph of this Plan of Arrangement.

Section 1.4                                               Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, subsections, clauses and paragraphs and other portions, and the insertion of headings and a table of contents, are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

Section 1.5                                               Gender and Number

In this Plan of Arrangement where the context requires, words importing the singular shall include the plural and vice versa and words importing the use of any gender shall include all genders.

Section 1.6                                               Date for any Action

In the event that the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.7                                               Time

All times expressed herein are local time in Toronto, Ontario, Canada unless otherwise specified.

Section 1.8                                               Statutory References

Any reference in this Plan of Arrangement to a statute include all rules, regulations, policies and blanket orders made thereunder, and any and all amendments to the foregoing in force from time to time.

Section 1.9                                               Successors and Assigns

This Plan of Arrangement shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns of any Person named or referred to in this Plan of Arrangement.

Section 1.10                                        Currency

Unless otherwise stated, all references herein to sums of money, cash or currency are expressed in lawful money of the United States.

Section 1.11                                        Consent of Initial Consenting Noteholders

Any matter requiring the agreement, waiver, consent or approval of the Initial Consenting Noteholders shall require the agreement, waiver, consent or approval of Initial Consenting Noteholders representing not less than a majority of the aggregate principal amount of the Existing Unsecured Notes held by the Initial Consenting Noteholders at the time such action is required.

Section 1.12                                        Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan of Arrangement and all proceedings taken in connection with this Plan of Arrangement shall be subject to the exclusive jurisdiction of the Court.

ARTICLE II
TREATMENT OF NOTEHOLDERS

Section 2.1                                               Treatment of Noteholders

(a)                                 On the Effective Date, and in accordance with the steps and sequence set forth in this Plan of Arrangement, each Noteholder shall receive from Subco, in exchange for all of its right, title and interest in and to the Existing Unsecured Notes, its Pro Rata Share of the following (the “Noteholder Consideration”):

(i)                                     the Cash Payment; and

(ii)                                  either:

(A)                               the New Junior Secured Notes;

or, at the election of ESAI pursuant to the Cash-Out Election,

(B)                               the Cash-Out Amount.

(b)                                 The Noteholder Consideration shall be allocated to Unpaid Principal.

(c)                                  Each Noteholder shall and shall be deemed to irrevocably and finally exchange all of its right, title and interest in and to its Existing Unsecured Notes for its Pro Rata Share of the Noteholder Consideration on the Effective Date.  The Pro Rata Share of the Noteholder Consideration paid, delivered and issued to each of the Noteholders shall be, and shall be deemed to be, received by the Noteholders in full and final settlement of the Existing Unsecured Notes and the Existing Unsecured Note Indenture, which shall be cancelled as of the Effective Date, together with all Entitlements of Noteholders (other than Subco) and Obligations to Noteholders (other than Subco).

ARTICLE III
ARRANGEMENT

Section 3.1                                               Articles of Arrangement and Effective Date

The Certificate of Arrangement shall implement this Plan of Arrangement.  As soon as practicable after the satisfaction or waiver of the conditions set forth in Article V (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction of those conditions as of the Effective Date), unless another time or date is agreed in writing among ESAI, EGFL and counsel to the Initial Consenting Noteholders, the Articles of Arrangement shall be filed by ESAI and Essar Canada with the Director.

Section 3.2                                               Binding Effect

On and from the Effective Time, this Plan of Arrangement and the transactions contemplated hereby shall be final and binding upon, and be deemed to have been consented and agreed upon by (i) ESAI, (ii) Essar Canada, (iii) Subco, (iv) the Noteholders, (v) the holders of any Entitlements, (vi) the Existing Indenture Trustee, and (vii) any other Person affected by or named in this Plan of Arrangement, including the respective heirs, executors, administrators, legal representatives, successors and assigns of each of the foregoing, without any further act or formality required on the part of any Person and shall constitute (y) a full, final and absolute settlement of all rights of the beneficial and legal owners of the Existing Unsecured Notes (other than Subco) attaching thereto or arising therefrom and (z) an absolute release and discharge of and from all Obligations of ESAI and its affiliates to Noteholders (other than Subco) in respect of the Existing Unsecured Notes and the Existing Unsecured Note Indenture.

On and from the Effective Time, without limiting the foregoing, (i) the beneficial and legal owners of the Existing Unsecured Notes (other than Subco), (ii) the holders of any Entitlements (other than Subco), (iii) the Existing Indenture Trustee, (iv) the New Indenture Trustee and (v) any other Person affected by or named in this Plan of Arrangement will be deemed to have executed and delivered to ESAI and its affiliates all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan of Arrangement.

Section 3.3                                               Preliminary Steps to the Arrangement

The following preliminary steps shall occur prior to the Effective Date as conditions precedent to the implementation of the Plan of Arrangement:

(a)                                 the Continuance shall have been completed; and

(b)                                 if ESAI wishes to exercise the Cash-Out Election, then (i) at least two (2) Business Days but not more than seven (7) calendar days prior to the Effective Date, ESAI shall give notice to the Noteholders of its decision to exercise the Cash-Out Election by giving written notice to legal counsel to the Initial Consenting Noteholders and by posting a notice to ESAI’s secured datasite accessible by Noteholders (the “Election Notice”), and (ii) ESAI shall thereafter be irrevocably bound to comply with its decision to exercise the Cash-Out Election. ESAI shall only be entitled to exercise the Cash-Out Election if (A) the Cash-Out Election is exercised in good faith and on the basis that sufficient funding will be available to complete the Cash Payment and the Cash-Out Amount on or prior to the Effective Date and (B) each of the conditions referenced in Section 5.1(2), being those which apply after a Cash-Out Election has been made, have been, or will prior to the Effective Date be, fulfilled or (with the prior written consent of the Initial Consenting Noteholders and EGFL) waived, except for those conditions which by their nature can only be satisfied on the Effective Date. For greater certainty, as a result of the delivery of the Election Notice in accordance with this Section 3.3(b), the Effective Date shall occur at least two (2) Business Days but not more than seven (7) calendar days from the date the Election Notice is delivered. In the event that ESAI delivers the Election Notice but Subco does not fund the Cash Payment and the Cash-Out Amount in accordance with Section 4.1(b) on or prior to the Effective Date, the Initial Consenting Noteholders shall be entitled to either (A) terminate the Plan of Arrangement and the Support Agreement and seek any remedies they may have thereunder, or (B) declare the Cash-Out Election null and void and elect to receive the Noteholder Consideration in the form of the Cash Payment and the New Junior Secured Notes at the Effective Date, in accordance with the Support Agreement (which shall remain in full force and effect) and the Plan of Arrangement as if the Cash-Out Election had never been made, and the rights and obligations of ESAI, EGFL and the Initial Consenting Noteholders under the Support Agreement, the EGFL Commitment Letter and the Plan of Arrangement shall continue, provided that ESAI will not thereafter be entitled to exercise any subsequent Cash-Out Election or deliver a subsequent Election Notice. With the exception of the application of Section 6.5 upon the issuance of the Certificate of Arrangement, nothing in this Plan of Arrangement shall affect EGFL’s obligation to pay any Noteholder Payment (as such term is defined in the Support Agreement) that may become due and payable in accordance with the terms and conditions of the Support Agreement or the EGFL Commitment Letter.

Section 3.4                                               The Arrangement

Commencing as of the Effective Time, the following events or transactions will occur sequentially, five minutes apart, in the order set out below unless otherwise noted and will be deemed to occur without any further act or formality required on the part of any Person, except as expressly provided herein:

(a)                                 Notwithstanding the terms of the Existing Unsecured Note Indenture and the Existing Unsecured Notes, all Accrued Interest shall become immediately due and payable.

(b)                                 As described in Section 2.1, each Noteholder shall irrevocably exchange and be deemed to exchange all of its Existing Unsecured Notes and all of its rights under the Existing Unsecured Notes and the Existing Unsecured Note Indenture in exchange for its Pro Rata Share of the Noteholder Consideration (and the Noteholder Consideration will be allocated to Unpaid Principal) and upon the Noteholders’ receipt of the Noteholder Consideration, the Existing Unsecured Note Indenture shall be cancelled and all of the Entitlements of Noteholders (other than Subco) and Obligations to Noteholders (other than Subco) shall be irrevocably and finally settled, terminated, extinguished, cancelled and eliminated, as applicable, without the need of any further payment, action or otherwise;

(c)                                  In the event that the Cash-Out Election has not been exercised by ESAI, the New Junior Secured Notes Indenture and the New Junior Secured Notes Security Documents shall become effective; and

(d)                                 ESAI and Essar Canada shall be amalgamated and continued as one corporation (“Amalco”) under the CBCA in accordance with the following:

(i)                                     Name.  The name of Amalco shall be “Essar Steel Algoma Inc.”

(ii)                                  Registered Office.  The registered office of Amalco shall be located in the City of Sault Ste Marie in the Province of Ontario.  The address of the registered office of Amalco shall be 105 West Street, Sault Ste Marie, Ontario, Canada, P6A 7B4.

(iii)                              Restrictions on Business.  None.

(iv)                              Authorized Capital.  Amalco shall be authorized to issue an unlimited number of common shares.

(v)                                 Restriction on Transfer.  Securities of Amalco, other than non-convertible debt securities, may not be transferred unless: (a) (i) the consent of the directors of Amalco is obtained; or (ii) the consent of shareholders holding more than 50% of the shares entitled to vote at such time is obtained; or (b) in the case of securities, other than shares, which are subject to restrictions on transfer contained in a security holders’ agreement, such restrictions on transfer are complied with.  The consent of the directors or the shareholders for the purposes of this section is evidenced by a resolution of the directors or shareholders, as the case may be, or by an instrument or instruments in writing signed by all of the directors, or shareholders holding more than 50% of the shares entitled to vote at such time, as the case may be.

(vi)                              Number of Directors. Amalco shall have a minimum of one director and a maximum of ten directors, until changed in accordance with the CBCA.  Until changed by the shareholders of Amalco, or by the directors of Amalco if authorized by the shareholders, the number of directors of Amalco shall be •.

(vii)                           First Directors.  The first directors of Amalco shall be:

Name	Address	Resident Canadian

•

The first directors of Amalco shall hold office until the first annual meeting of the shareholder of Amalco (or the signing of a written resolution in lieu thereof) or until their successors are elected or appointed;

(viii)                        Conversion or Cancellation of Shares. The issued and outstanding shares of each of ESAI and Essar Canada shall be converted into fully and non-assessable shares of Amalco or shall be cancelled without any repayment of capital in respect thereof as follows:

(A)                               each outstanding common share of ESAI shall be converted into a common share of Amalco; and

(B)                               all of the outstanding common shares of Essar Canada shall be cancelled without any repayment of capital in respect thereof;

(ix)                              Stated Capital.  For the purposes of the CBCA, the aggregate stated capital attributable to the common shares of Amalco pursuant to the Arrangement on the conversion of the common shares of ESAI shall be the aggregate of the stated capital attributable to the common shares of ESAI so converted immediately before the amalgamation.

(x)                                 By-laws.  The by-laws of Amalco shall be the same as those of ESAI.

(xi)                              Effect of Amalgamation. The provisions of subsection 186(a) to (g) of the CBCA shall apply to the amalgamation with the result that:

(A)                              the amalgamation of the amalgamating corporations and their continuance as one corporation becomes effective;

(B)                               the property of each amalgamating corporation continues to be the property of the amalgamated corporation;

(C)                               the amalgamated corporation continues to be liable for the obligations of each amalgamating corporation;

(D)                               an existing cause of action, claim or liability to prosecution is unaffected;

(E)                                a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against the amalgamated corporation;

(F)                                 a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against the amalgamated corporation; and

(G)                               the Articles of Arrangement are deemed to be the articles of incorporation of the amalgamated corporation and the Certificate of Arrangement is deemed to be the certificate of incorporation of the amalgamated corporation.

ARTICLE IV
IMPLEMENTATION OF ARRANGEMENT

Section 4.1                                               Delivery of Cash Payment and New Junior Secured Notes or Cash-Out Amount, as applicable

(a)                                 The Existing Unsecured Notes are held by DTC (as sole registered holder of the Existing Unsecured Notes on behalf of the Noteholders) through its nominee company CEDE & Co.

(b)                                 In connection with Section 3.4(b), ESAI shall cause Subco to pay (or cause to be paid), on or prior to the Effective Date, the Cash Payment and the Cash-Out Amount (if applicable) to DTC or its nominee as registered holder of the global notes on behalf of all Noteholders and DTC shall pay (or cause to be paid) the aggregate amount of such Cash Payment and Cash-Out Amount (if applicable) to Noteholders based on each Noteholders’ Pro Rata Share, without deduction (subject to Section 4.2), abatement or rights of setoff or counterclaim of any nature.

(c)                                  In connection with Section 3.4(b), the delivery of the New Junior Secured Notes, where the Cash-Out Election has not been made, to holders of Existing Unsecured Notes will be made through the facilities of DTC to DTC participants, who in turn will make delivery of the New Junior Secured Notes to the beneficial holders of the Existing Unsecured Notes pursuant to standing instructions and customary practices based on each Noteholder’s

Pro Rata Share.  ESAI, Subco and the Existing Indenture Trustee shall have no liability or obligation in respect of all deliveries from DTC, or its nominee, to DTC participants or to beneficial holders.

(d)                                 DTC will surrender, or will cause the surrender of, the certificates representing the Existing Unsecured Notes to the Existing Indenture Trustee so that such Existing Unsecured Notes can be cancelled and replaced by a certificate representing the Unsecured Notes registered in the name of Subco.

Section 4.2                                               Withholding Rights

ESAI, Subco and the Existing Indenture Trustee will be entitled to deduct and withhold from the Cash Payment, and the New Junior Secured Notes or Cash-Out Amount, as applicable, all interest, other distributions or any consideration otherwise payable to any Noteholder under this Plan of Arrangement, such amounts as ESAI, Subco or the Existing Indenture Trustee are required, entitled or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax Law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to the Noteholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

Section 4.3                                               Fractional Interests

In lieu of any fractional New Junior Secured Notes, each registered holder of Existing Unsecured Notes otherwise entitled to a fractional interest in New Junior Secured Notes will receive the nearest whole $1.00 (with fractions equal to exactly $0.50 being rounded up).

Section 4.4                                               Calculations

All amounts of consideration to be received under this Plan of Arrangement will be calculated to the nearest cent ($0.01) or to the nearest tenth of one percent (0.10%), as applicable.  All calculations and determinations made by ESAI and Subco for the purposes of this Plan of Arrangement, including, without limitation, the allocation of amounts under Section 4.3 shall be conclusive, final and binding upon the Noteholders.

ARTICLE V
CONDITIONS PRECEDENT TO PLAN IMPLEMENTATION

Section 5.1                                               Conditions Precedent

(1)                                 In the event that the Cash-Out Election has not been exercised by ESAI, the implementation of this Plan of Arrangement shall be conditional upon the fulfillment, satisfaction or waiver of the following conditions precedent, in each case in accordance with the terms thereof (provided that no condition may be waived without the prior written consent of the Initial Consenting Noteholders and EGFL):

(a)                                 the Arrangement Resolution shall have been approved at the Meeting in accordance with the provisions of the Interim Order;

(b)                                 the Final Order and the Recognition Order shall have been granted and be in full force and effect;

(c)                                  ESAI, Essar Canada and Subco shall have taken all necessary corporate actions and proceedings in connection with the Arrangement;

(d)                                 there shall not be in force any order or decree of any Governmental Authority that makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement;

(e)                                  the Plan of Arrangement shall have been implemented on or before November 15, 2014;

(f)                                   the Director shall have issued the Certificate of Arrangement;

(g)                                  all Definitive Documents (as defined in the Support Agreement), other than the definitive documents relating to the New Senior Secured Debt or other refinancing documents, shall be in form and substance reasonably acceptable to the Initial Consenting Noteholders and EGFL;

(h)                                 the Senior Debt Refinancing shall have been completed on terms consistent with the terms described in the Support Agreement (or such other terms as the Initial Consenting Noteholders agree) and all of the definitive documents relating to the New Senior Secured Debt shall be in form and substance satisfactory to the Initial Consenting Noteholders and EGFL;

(i)                                     the terms of the New Junior Secured Notes, the New Junior Secured Notes Indenture and the New Junior Secured Notes Security Documents shall be consistent with the terms set forth in the Support Agreement and shall be in form and substance reasonably acceptable to the Initial Consenting Noteholders;

(j)                                    EGFL shall have funded to ESAI in cash all amounts of the Pre-Closing Liquidity Commitment (as defined in the EGFL Commitment Letter) that may be due or payable prior to the Effective Date, in the manner and on the terms set out in the Support Agreement;

(k)                                 EGFL shall have complied with its funding commitments and other obligations under the EGFL Commitment Letter and the Support Agreement, which are in addition to its Pre-Closing Liquidity Commitment referenced in Subsection 5.1(1)(j) above;

(l)                                     the unrestricted cash balance of ESAI shall not have fallen below $10 million at the close of business for ten (10) consecutive Business Days between July

24, 2014 and the Effective Date, except in circumstances where such occurrence was previously waived by the Initial Consenting Noteholders;

(m)                             ESAI shall be in compliance with the Minimum Liquidity Threshold (as defined in the Support Agreement);

(n)                                 ESAI shall have paid (i) the reasonable and documented fees of EGFL as required pursuant to the EGFL Commitment Letter and the Support Agreement and (ii) the reasonable and documented fees of the legal and financial advisors to the Initial Consenting Noteholders as required pursuant to the Support Agreement;

(o)                                 there shall have been no material breach by ESAI or EGFL of any of their undertakings, representations, warranties or covenants set forth in the Support Agreement, provided that such material breach would reasonably be expected to materially adversely affect the business or operations of ESAI, or the quantum or value of the consideration to be received by each Consenting Noteholder under the Restructuring, or would reasonably be expected to prevent or materially delay ESAI’s ability to consummate the Restructuring by November 15, 2014 and which, if capable of being cured by ESAI or EGFL, is not cured within five (5) Business Days after receipt of written notice of such material breach (to the extent not otherwise waived by the Initial Consenting Noteholders in accordance with the terms of the Support Agreement);

(p)                                 there shall have been no Material Adverse Effect (as defined in the Support Agreement);

(q)                                 the stays granted by the Court and the Bankruptcy Court shall not have been vacated to allow foreclosure or other enforcement action against ESAI or any of its assets by holders of ESAI’s funded indebtedness;

(r)                                    ESAI shall not have commenced or undergone a receivership, liquidation, bankruptcy, debt enforcement proceeding or a proceeding under the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act, or the Winding-Up and Restructuring Act, unless such event occurs as part of an Alternative Restructuring (as defined in the Support Agreement); and

(s)                                   there shall have been no Change of Control (as defined in the Existing Unsecured Note Indenture) of ESAI.

(2)                                 In the event that ESAI provides notice to the Noteholders in accordance with Section 3.3(b) that it will exercise the Cash-Out Election, the implementation of this Plan of Arrangement shall be conditional upon the fulfillment, satisfaction or waiver of the conditions precedent set out in Subsections 5.1(1)(a) to (g), (j), (l), (n) and (q) to (s) (and, for greater certainty, no other conditions precedent), in each case in accordance with the terms thereof (provided that no condition may be waived without the prior written consent of the Initial Consenting Noteholders and EGFL).

ARTICLE VI
MISCELLANEOUS

Section 6.1                                               Amendments to the Plan of Arrangement

Subject to the terms and conditions of the Support Agreement, any amendment, modification, supplement or restatement to this Plan of Arrangement may be:

(a)                                 proposed by ESAI, at its discretion, at any time prior to or at the Meeting, with or without any prior notice or communication to any other party, and if so proposed and accepted at such Meeting, shall become part of this Plan of Arrangement for all purposes;

(b)                                 made after the Meeting but before date of the hearing for the Final Order (i) at the discretion of ESAI, if it concerns a matter which, in the reasonable opinion of ESAI, is not materially adverse to the financial or economic interests of the Noteholders or (ii) with the approval of the Court at the hearing for the Final Order, in all other cases, including as to the steps and transactions to be implemented in connection with this Plan of Arrangement; and

(c)                                  made following the date of the hearing for the Final Order (i) at the discretion of ESAI if it concerns a matter which, in the reasonable opinion of ESAI, is of an administrative nature or is required to better give effect to the implementation of this Plan of Arrangement or (ii) with the approval of the Court, in all other cases.

Section 6.2                                               Consents, Waivers and Agreements

At the Effective Time, each Noteholder and any other Person affected by this Plan of Arrangement will be deemed to have consented and agreed to all of the provisions of this Plan of Arrangement in its entirety. Without limitation to the foregoing, each Noteholder and any other Person affected by this Plan of Arrangement (including, without limitation, the Existing Indenture Trustee) will be deemed:

(a)                                 to have executed and delivered to ESAI and Subco all consents, releases, assignments and waivers, statutory or otherwise, required to implement and carry out this Plan of Arrangement in its entirety;

(b)                                 to have waived any non-compliance or default by ESAI or Subco with or of any provision, express or implied, in any agreement or other arrangement, written or oral, existing between such Noteholder or other Person and ESAI and/or Subco with respect to the Existing Unsecured Notes and the Existing Unsecured Note Indenture that has occurred or exists on or prior to the Effective Time; and

(c)                                  to have agreed that, if there is any conflict between the provisions of any such agreement and the provisions of this Plan of Arrangement, then the provisions of this Plan of Arrangement take precedence and priority and the provisions of such agreement or other arrangement are deemed to be amended accordingly.

Section 6.3                                               Release of Corporation Released Parties

Upon the issuance of the Certificate of Arrangement on the Effective Date, ESAI, Essar Canada, Subco and the Existing Indenture Trustee and their respective subsidiaries and affiliates’ and their respective present and former shareholders, officers, directors, employees, auditors, advisors, legal counsel and agents (collectively, the “Corporation Released Parties”) shall be released and discharged from any and all demands, claims, liabilities, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that any Person (including, without limitation, any Person who may claim contribution or indemnification against or from any Corporation Released Party) may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Effective Date relating to, arising out of, or in connection with the Existing Unsecured Notes, the Existing Unsecured Note Indenture, the Support Agreement, the Arrangement, the Plan of Arrangement, the business and affairs of ESAI, Essar Canada or Subco with respect to or in connection with this Plan of Arrangement and any proceedings commenced with respect to or in connection with this Plan of Arrangement; provided that nothing in this paragraph will release or discharge any of the Corporation Released Parties from or in respect of any of their respective obligations under this Plan of Arrangement, the New Junior Secured Notes, the New Junior Secured Notes Security Documents, the New Junior Secured Notes Indenture, the Existing Secured Debt or under any Order and further provided that nothing herein will release or discharge a Corporation Released Party if the Corporation Released Party is adjudged by the express terms of a non-appealable judgment rendered on a final determination on the merits to have committed gross negligence, fraud or wilful misconduct.

Section 6.4                                               Release of Noteholder Release Parties

Upon the issuance of the Certificate of Arrangement on the Effective Date, each of the Consenting Noteholders, together with their respective subsidiaries and affiliates and their respective present and former shareholders, officers, directors, employees, auditors, advisors, legal counsel and agents (collectively, the “Noteholder Released Parties”), shall be released and discharged from any and all demands, claims, liabilities, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that any Person (including, without limitation, any Person who may claim contribution or indemnification against or from any Noteholder Released Party) may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Effective Date relating to, arising out of, or in connection with, the Existing Unsecured Notes, the Existing Unsecured Note Indenture, the Support Agreement, the Arrangement, the Plan of Arrangement and any proceedings commenced with respect to or in connection with this Plan of Arrangement; provided that nothing in this paragraph will release or discharge any of the Noteholder Released Parties from or in respect of any of their respective obligations under this Plan of Arrangement, the New Junior Secured Notes, the New Junior Secured Notes Security Documents, the New Junior Secured Notes Indenture, the Existing Secured Debt or under any Order and further provided that nothing herein will release or discharge a Noteholder Released Party if the Noteholder Released Party is adjudged by the express terms of a non-appealable judgment rendered on a final determination on the merits to have committed gross negligence, fraud or wilful misconduct.

Section 6.5                                               Release of EGFL

Upon the issuance of the Certificate of Arrangement on the Effective Date, EGFL shall be released and discharged from any and all demands, claims, liabilities, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, expenses, executions, liens and other recoveries on account of any indebtedness, liability, obligation, demand or cause of action of whatever nature that any Person (including, without limitation, any Person who may claim contribution or indemnification against or from EGFL) may be entitled to assert, whether known or unknown, matured or unmatured, direct, indirect or derivative, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, dealing or other occurrence existing or taking place on or prior to the Effective Date relating to, arising out of, or in connection with the Existing Unsecured Notes, the Existing Unsecured Note Indenture, the Support Agreement, the Arrangement, the Plan of Arrangement, the EGFL Commitment Letter, the business and affairs of EGFL, ESAI, Essar Canada or Subco with respect to or in connection with this Plan of Arrangement and any proceedings commenced with respect to or in connection with this Plan of Arrangement; provided that nothing in this paragraph will release or discharge EGFL from or in respect of any of its respective obligations under this Plan of Arrangement, the New Junior Secured Notes, the New Junior Secured Notes Security Documents, the New Junior Secured Notes Indenture, the Existing Secured Debt or under any Order and further provided that nothing herein will release or discharge EGFL if EGFL is adjudged by the express terms of a non-appealable judgment rendered on a final determination on the merits to have committed gross negligence, fraud or wilful misconduct.

Section 6.6                                               Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order and in the manner set out in this Plan of Arrangement without any further act or formality, each of the Persons affected hereby shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by ESAI to better implement this Plan of Arrangement, at the sole cost of ESAI.

Section 6.7                                               Paramountcy

On and from the Effective Time, any conflict between this Plan of Arrangement and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, support agreement, commitment letter, by-laws or other agreement, written or oral, and any and all amendments or supplements thereto existing between one or more of the Noteholders, on the one hand, and any of ESAI, Essar Canada, Subco and/or EGFL, on the other hand, as at the Effective Date will be deemed to be governed by the terms, conditions and provisions of this Plan of Arrangement and the Final Order, which shall take precedence and priority.

Section 6.8                                               Deeming Provisions

In this Plan of Arrangement, the deeming provisions are not rebuttable and are conclusive and irrevocable.

Section 6.9                                               Severability

If prior to the Effective Date, any provision of this Plan of Arrangement is held by the Court to be invalid, void or unenforceable, the Court, at the request of ESAI and subject to the consent of EGFL and counsel to the Initial Consenting Noteholders, acting reasonably, may alter and/or interpret such provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of such provision, and such provision will then be applicable as altered or interpreted and the remainder of the provisions of this Plan of Arrangement will remain in full force and effect and will in no way be invalidated by such alteration or interpretation.

Section 6.10                                        Notices

Any notices or communication to be made or given hereunder shall be in writing and shall reflect this Plan of Arrangement and may, subject as hereinafter provided, be made or given by the Person making or giving it or by any agent of such Person authorized for that purpose by personal delivery, by prepaid mail or by telecopier addressed to the respective parties as follows:

(i)                                    if to ESAI, Essar Canada or Subco:

Essar Steel Algoma Inc.

105 West Street

Sault Ste. Marie, Ontario

Canada P6A 7B4

Attention: J. Robert Sandoval, Esq.

Facsimile: (705) 945-2203

with a required copy (which shall not constitute notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, Ontario

Canada M5L 1B9

Attention: John Ciardullo and Ashley Taylor

Facsimile: (416) 947-0866

(ii)                                if to EGFL:

Essar Global Fund Limited
Clifton House
75 Fort Street, George Town
Grand Cayman
Cayman Islands
Attention: Joe Seifert and Susan Fennessey
Facsimile: (212) 308-2309

with a required copy (which shall not constitute notice) to:

McCarthy Tetrault
Box 48, Suite 5300, Toronto Dominion Bank Tower

Toronto, Ontario

Canada M5K 1E6

Attention: James Gage

Facsimile: (416) 868-0673

(iii)                             if to a Noteholder:

to the address for such Noteholder as shown on the records of the Existing Indenture Trustee;

with a required copy (which shall not constitute notice) to:

Goodmans LLP
3400-333 Bay Street

Toronto, Ontario

Canada M5H 2S7

Attention: Rob Chadwick and Joe Latham

Facsimile: (416) 979-1234

or to such other address as any party may from time to time notify the others in accordance with this Section 6.10.  In the event of any strike, lock-out or other event which interrupts postal service in any part of Canada or the United States, all notices and communications during such interruption may only be given or made by personal delivery or by telecopier and any notice or other communication given or made by prepaid mail within the five Business Day period immediately preceding the commencement of such interruption, unless actually received, shall be deemed not to have been given or made. All such notices and communications shall be deemed to have been received, in the case of notice by telecopier or by delivery prior to 5:00 p.m. (local time) on a Business Day, when received or if received after 5:00 p.m. (local time) on a Business Day or at any time on a non-Business Day, on the next following Business Day and, in the case of notice mailed as aforesaid, on the fifth Business Day following the date on which such notice or other communication is mailed. The unintentional failure by ESAI, Essar Canada and/or Subco to give a notice contemplated hereunder to any particular Noteholder shall not invalidate this Plan of Arrangement or any action taken by any Person pursuant to this Plan of Arrangement.

SCHEDULE A
ARTICLES OF ARRANGEMENT

(see attached)

A-1

Canada Business Corporations Act (CBCA)

FORM 14.1

ARTICLES OF ARRANGEMENT

(Section 192)

1- Name of the applicant corporation(s)	Corporation number

Essar Steel Algoma Inc.
Essar Steel Canada Inc.	8948542

2 - Name of the corporation(s) the articles of which are amended, if applicable	Corporation number

Not applicable

3 - Name of the corporation(s) created by amalgamation, if applicable	Corporation number

Essar Steel Algoma Inc.

4 - Name of the dissolved corporation(s), if applicable	Corporation number

Not applicable

5 - Name of the other bodies corporate involved, if applicable	Corporation number or jurisdiction

1839688 Alberta ULC	Alberta

6 - In accordance with the order approving the arrangement, the plan of arrangement attached hereto, involving the above named body(ies) corporate, is hereby effected.

In accordance with the plan of arrangement,

☐ a. the articles of the corporation(s) indicated in item 2, are amended.

If the amendment includes a name change, indicate the change below:

☒ b. the following bodies corporate and/or corporations are amalgamated (for CBCA corporations include the corporation number):

Essar Steel Algoma Inc. -	Essar Steel Canada Inc. - 8948542

☐ c. the corporation(s) indicated in item 4 is(are) liquidated and dissolved:

7 - I hereby certify that I am a director or an authorized officer of one of the applicant corporations.

Signature

Print name

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

IC 3189E (2013-07)

1

SCHEDULE 1

TO THE ARTICLES OF ARRANGEMENT
OF
ESSAR STEEL ALGOMA INC. AND ESSAR STEEL CANADA INC.

1.                                      Corporate name of the amalgamated corporation:       Essar Steel Algoma Inc.

2.                                      The province or territory in Canada where the registered office is situated:       Ontario

3.                                      The classes and any maximum number of shares that the corporation is authorized to issue:

An unlimited number of common shares.

4.                                      Restrictions, if any, on share transfers:

Shares of the Corporation may not be transferred unless the restrictions on the transfer of securities of the Corporation contained in section 7 (entitled “Other provisions, if any”) are complied with.

5.                                      Minimum and maximum number of directors:       Minimum 1   Maximum 10

6.                                      Restrictions, if any, on the business the corporation may carry on:       None.

7.                                      Other provisions, if any:

1.                                      Securities of the Corporation, other than non-convertible debt securities, may not be transferred unless:

(a)                                 (i) the consent of the directors of the Corporation is obtained; or (ii) the consent of shareholders holding more than 50% of the shares entitled to vote at such time is obtained; or

(b)                                 in the case of securities, other than shares, which are subject to restrictions on transfer contained in a security holders’ agreement, such restrictions on transfer are complied with.

The consent of the directors or the shareholders for the purposes of this section is evidenced by a resolution of the directors or shareholders, as the case may be, or by an instrument or instruments in writing signed by all of the directors, or shareholders holding more than 50% of the shares entitled to vote at such time, as the case may be.

2.                                      The directors of the Corporation may appoint one or more directors of the Corporation but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders of the Corporation.  Any directors of the Corporation appointed pursuant to the previous sentence shall hold office for a term expiring not later than the close of the next annual meeting of shareholders.

SCHEDULE B
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.                          The arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act (the “CBCA”) of Essar Steel Algoma Inc. (the “Corporation”) and Essar Steel Canada Inc., as set forth in the plan of arrangement of the Corporation attached as Appendix “B” to the management information circular of the Corporation dated August 12, 2014 (as the same may be, or may have been, amended, modified or supplemented, the “Plan of Arrangement”) be and is hereby authorized, approved and adopted.

2.                          The Corporation is hereby authorized to apply to the Ontario Superior Court of Justice for the Final Order (as such term is defined in the Plan of Arrangement).

3.                          Notwithstanding the passing of this resolution or the passing of similar resolutions or the approval of the Ontario Superior Court of Justice, the Board of Directors of the Corporation, without further notice to, or approval of, the security holders of the Corporation, is hereby authorized and empowered to (a) amend, modify or supplement the Plan of Arrangement to the extent permitted thereby, and (b) subject to the terms of the Plan of Arrangement, to determine not to proceed with the Arrangement at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA.

4.                          Any director or officer of the Corporation be and is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver, or cause to be executed and delivered, articles of arrangement and any and all other documents, agreements and instruments and to perform, or cause to be performed, such other acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, including the transactions required or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or other instruments or the doing of any such act or thing.

B-1

APPENDIX “C”
ARRANGEMENT AGREEMENT

(see attached)

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of August 12, 2014 (the “Agreement”).

AMONG:

ESSAR STEEL CANADA INC., a corporation incorporated under the laws of Canada (“Essar Canada”);

– and –

ESSAR STEEL ALGOMA INC., a corporation existing under the laws of the Province of Ontario (“ESAI”);

RECITALS:

A.                     Essar Canada and ESAI (collectively, the “Parties”) intend to apply to the Ontario Superior Court of Justice, Commercial Division (the “Court”) for an order approving the arrangement (the “Arrangement”), pursuant to section 192 of the Canada Business Corporations Act (the “CBCA”), as set forth in the plan of arrangement (“Plan of Arrangement”) attached hereto as Schedule “A”; and

B.                     the Parties wish to enter into this Agreement to formalize certain matters relating to the foregoing and other matters relating to the Plan of Arrangement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

All capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Plan of Arrangement.

1.2 Headings, etc.

The division of this Agreement into articles, sections and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 Article References

Unless reference is specifically made to some other document or instrument, all references herein to articles, sections and schedules are to articles, sections and schedules of this Agreement.

1.4 Incorporation of Schedules

The Plan of Arrangement attached as Schedule “A” is incorporated into and forms an integral part of this Agreement.

1.5 Extended Meanings

Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders; and words importing persons shall include individuals, partnerships, associations, bodies corporate, trusts, unincorporated organizations, governments, regulatory authorities, and other entities.

1.6 Date for any Action

In the event that any date on which any action required to be taken hereunder by any of the Parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.7 Entire Agreement

This Agreement, together with the schedules attached hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect to the subject matter hereof.

1.8 Governing Law

This Agreement will be governed by, interpreted and enforced in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein.

ARTICLE 2

THE ARRANGEMENT

2.1 Arrangement

As soon as reasonably practicable, the Parties shall apply to the Court pursuant to section 192 of the CBCA for an order approving the Arrangement and in connection with such application shall:

(a)                  forthwith file, proceed with and diligently prosecute an application for an Interim Order under the CBCA, providing for, among other things, the calling and holding of the Meeting for purposes of, among other things, considering and, if deemed advisable, approving the matters set forth in the notice of such Meeting; and

(b)                  subject to obtaining the approvals contemplated in the Interim Order and such other conditions precedent to the implementation of the Arrangement (as set out herein and in the Plan of Arrangement) and as may be directed by the Court in the Interim Order, take steps necessary to submit the Arrangement to the Court and apply for the Final Order.

ARTICLE 3

COVENANTS

3.1 Covenants of the Parties

Each Party covenants with the other Party that it will:

(a)                  do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required, both prior to and following the Effective Date, to facilitate the carrying out of the intent and purposes of this Agreement;

(b)                  use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 which are within its control to be satisfied on or before the Effective Date;

(c)                   not take any action that would be knowingly contrary with the transactions contemplated by this Agreement or the Plan of Arrangement;

(d)                  upon issuance of the Final Order and subject to the fulfilment of the conditions precedent in Article 5, forthwith proceed to file the articles of arrangement, the Final Order and all related documents with the Director in accordance with the CBCA; and

(e)                   perform (or cause to be performed) the obligations required to be performed by it, and in the case of ESAI, its subsidiaries, under this Agreement and the Plan of Arrangement, as applicable, and do (or cause to be done) all such other acts and things as may be necessary, or within the reasonable discretion of such Party desirable, and within its power and control in order to carry out and give effect to the transactions contemplated by this Agreement and the Plan of Arrangement, including (without limitation) using commercially reasonable efforts to obtain:

(i)                     the Interim Order and following the Meeting, the Final Order; and

(ii)                  obtain required governmental, regulatory and judicial consents and any other required third party consents and waivers for the implementation of the Arrangement.

3.2 Additional Covenants of the Parties

Each of the Parties jointly and severally covenants and agrees that:

(a)                  it will apply to the Court for the Interim Order;

(b)                  it will, in the case of ESAI, convene and hold the Meeting as ordered by the Interim Order and conduct such Meeting in accordance with the Interim Order and as otherwise required by Law;

(c)                   it will, in the case of ESAI, solicit proxies to be voted at the Meeting in favour of the resolutions set forth in the notice thereof and prepare the information circular and proxy solicitation materials and any amendments or supplements thereto as required by, and in compliance with, the Interim Order, and applicable corporate laws, and file and distribute the same to the Noteholders in a timely and expeditious manner in all jurisdictions where the same are required to be filed and distributed;

(d)                  it will, following the Meeting, submit the Arrangement to the Court and apply for the Final Order;

(e)                   the securities to be issued and delivered in accordance with the Plan of Arrangement shall be issued and sold pursuant to exemptions from the prospectus and registration requirements of applicable Canadian securities laws and from the registration requirements of United States federal and state securities laws and shall not be subject to resale restrictions pursuant thereto except for control block restrictions under Canadian securities laws and except for restrictions relating to securities held by Persons who are affiliates (as defined in Rule 144 under the United States Securities Act of 1933, as amended) of ESAI;

(f)                it will, in the case of ESAI, cause to be issued and delivered the applicable cash and, if applicable, New Junior Secured Notes in accordance with the Plan of Arrangement; and

(g)                 it will, in the case of ESAI, take all necessary steps to cause 1839688 Alberta ULC to be treated as a transparent entity for U.S. federal income tax purposes.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Parties

Each Party represents and warrants to the other Party as follows, and acknowledges that the other Party is relying upon such representations and warranties:

(a)                  such Party is an entity duly formed and validly existing under the Laws of the jurisdiction where it was formed or continued, as the case may be, and has the power and capacity to own or lease its property and assets, to carry on its business as now conducted by it, to enter into this Agreement, and to perform its obligations hereunder;

(b)                  except as disclosed to the other Party and subject to the terms of the Interim Order and the Final Order, the execution and delivery of this Agreement and all documents to be delivered pursuant hereto and the completion of the transactions contemplated hereby do not and will not, to the best of the knowledge of the officers and employees of such Party who have been involved in the discussions concerning the Arrangement:

i.                          violate or conflict with any Law applicable to it or any of its properties or assets; or

ii.                       result (with or without notice or the passage of time) in a violation, conflict or breach of, or constitute a default under, or require any consent to be obtained under any provision of its certificate of incorporation or continuance, articles, by-laws or other charter documents;

(e)                   the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly approved by the board of directors or the sole director, as applicable, of such Party and this Agreement constitutes a valid and binding obligation of such Party enforceable against it in accordance with its terms.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Mutual Conditions Precedent

The respective obligations of the Parties to complete the transactions contemplated by this Agreement shall be subject to the fulfilment or satisfaction, on or before the Effective Date, of the conditions described in the Plan of Arrangement and each of the following conditions, any of which may be waived collectively by them without prejudice to their right to rely on any other condition:

(a)                  the Arrangement Resolution shall have been approved at the Noteholder Meeting in accordance with the provisions of the Interim Order;

(b)                  the Final Order and the Recognition Order shall have been granted and be in full force and effect;

(c)                   the Parties shall have taken all necessary corporate actions and proceedings in connection with the Arrangement;

(d)                  there shall not be in force any order or decree of any Governmental Authority that makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement; and

(e)               the Director shall have issued the Certificate of Arrangement.

ARTICLE 6
NOTICES

6.1 Notices

Any notices or communication to be made or given hereunder shall be in writing and be made or given by the person making or giving it or by any agent of such person authorized for that purpose by personal delivery, by prepaid mail, by email or by facsimile addressed to the respective Parties as follows:

Essar Steel Algoma Inc. or Essar Steel Canada Inc.
105 West Street
P.O. Box 1400
Sault Ste. Marie, Ontario
P6A 7B4

Attention: General Counsel and Secretary
Telephone: (705) 945-2727
Facsimile: (705) 945-2203
Email: Robert.sandoval@essar.com

with a copy to:

Stikeman Elliott LLP
5300 Commerce Court West, 199 Bay Street
Toronto, Ontario
M5L 1B9

Attention: John Ciardullo
Telephone: (416) 869-5235
Facsimile: (416) 947-0866
Email: jciardullo@stikeman.com

ARTICLE 7
AMENDMENT AND TERMINATION

7.1 Amendments

This Agreement may, at any time and from time to time before or after the Meeting, but not later than the Effective Date, be amended in any respect whatsoever by written agreement of the Parties.

7.2 Termination

This Agreement may be terminated at any time prior to the Effective Date by an agreement to terminate executed and delivered by all Parties.

In the event of the termination of this Agreement pursuant this Section 7.2, this Agreement shall forthwith become void and no Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) shall have any liability or further obligation to any other Party hereunder.

ARTICLE 8
GENERAL

8.1 Binding Effect

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

8.2 No Assignment

No Party may assign its rights or obligations under this Agreement without the consent of all of the other Parties.

8.3 Waiver and Modification

The Parties may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other Parties. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party granting such waiver or consent. No waiver shall operate as a waiver of any other matter whatsoever.

8.4 Further Assurances

On or after the date of this Agreement, each Party shall take, or cause to be taken, all such action as is reasonably required to carry out the purposes and intent of this Agreement.

8.5 Severability

If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)                  the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)                  the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

8.6 Time of Essence

Time shall be of the essence in respect of this Agreement.

8.7 Counterpart

This Agreement may be executed and delivered in any number of counterparts (including by facsimile, email or other electronic means), each of which is deemed to be an original, and such counterparts together constitute one and the same agreement.

8.8 English Language

The Parties have agreed that this Agreement as well as any notice, document or instrument relating to it be drawn up in English only but without prejudice to any such notice, document or instrument which may from time to time be drawn up in French only or in both French and English. Les parties aux présentes ont convenu que la présente convention ainsi que tous les autres avis, actes ou documents s’y rattachant soient rédigés en anglais seulement mais sans préjudice à tous les avis, actes ou documents qui pourraient à l’occasion être rédigés en français seulement ou à la fois en anglais et en français.

[signature page follows]

IN WITNESS WHEREOF the Parties hereto have executed this Arrangement Agreement as of the date first mentioned above.

ESSAR STEEL CANADA INC.

By:	(signed) “Rajat Marwah”
Authorized Signing Officer

ESSAR STEEL ALGOMA INC.

By:	(signed) “Kalyan Ghosh”
Authorized Signing Officer

SCHEDULE A

PLAN OF ARRANGEMENT

(see Appendix B of this Circular)

APPENDIX “D”
NOTICE OF APPLICATION

(see attached)

Court File No. 14-CV-10629-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA
BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL
PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF ESSAR STEEL CANADA
INC., ESSAR STEEL ALGOMA INC., ALGOMA HOLDINGS B.V., CANNELTON IRON
ORE COMPANY AND ESSAR STEEL ALGOMA INC. USA

Applicants

NOTICE OF APPLICATION

TO THE RESPONDENT:

A LEGAL PROCEEDING HAS BEEN COMMENCED by the applicant. The claim made by the applicant appears on the following page.

THIS APPLICATION will come on for a hearing before a Judge presiding over the Commercial List on July 16, 2014, at 10:00 a.m., or as soon after that time as the application may be heard, at 330 University Avenue, Toronto, Ontario and thereafter as directed by the Court.

IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicants’ lawyer or, where the applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the Applicants’ lawyer or, where the applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2 days before the hearing.

IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE.

Date	July 16, 2014	Issued by	/s/ [ILLEGIBLE]
Local registrar
A. Anissimova
Registrar

		Address of	330 University Avenue
		court office	Toronto, Ontario
M5G 1R7

TO:	THE DIRECTORS OF ESSAR STEEL CANADA INC.

AND TO:	THE DIRECTORS OF ESSAR STEEL ALGOMA INC.

AND TO:	ALL HOLDERS OF THE 9 7/8% SENIOR UNSECURED NOTES OF ESSAR STEEL ALGOMA INC.

AND TO:	THE DIRECTOR APPOINTED UNDER THE CANADA BUSINESS CORPORATIONS ACT

Corporations Canada Jean Edmonds Building South Tower, 9th floor 365 Laurier Avenue West Ottawa, ON K1A 0C8

APPLICATION

1.                                      THE APPLICANTS MAKE APPLICATION FOR:

(a)                                 A preliminary order (the “Preliminary Order ”) pursuant to section 192(4) of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”) in connection with a proposed arrangement (the “Arrangement”) involving Essar Steel Canada Inc. (“Essar Canada”), Essar Steel Algoma Inc. (“Algoma”), Algoma Holdings B.V. (“Holdings”), Cannelton Iron Ore Company (“Cannelton”) and Essar Steel Algoma Inc. USA (“Essar USA” and, together with Essar Canada, Algoma, Holdings and Cannelton, the “Applicants”) and the holders of 9 7/8% senior unsecured notes issued by Algoma pursuant to a note indenture dated June 20, 2007, including a stay of proceedings;

(b)                                 An interim order pursuant to section 192(4) of the CBCA to address the calling, holding and conducting of a meeting of the Noteholders to consider the Arrangement and other related relief;

(c)                                  A final order approving the Arrangement pursuant to sections 192(3) and 192(4) of the CBCA; and

(d)                                 Such further and other relief as this Court deems just.

2.                                      THE GROUNDS FOR THE APPLICATION ARE:

(a)                                 Essar Canada is a corporation incorporated under the CBCA;

(b)                                 Algoma is a corporation incorporated under the Business Corporations Act, R.S.O. 1990, c. B. 16;

(c)                                  Holdings is a corporation established under the laws of the Netherlands;

(d)                                 Cannelton is a corporation established under the laws of the State of Delaware;

(e)                                  Essar USA is a corporation established under the laws of the State of Delaware;

(f)                                   The Applicants wish to effect a fundamental change in the nature of an arrangement under the provisions of the CBCA;

(g)                                  The Arrangement is an “arrangement” within the meaning of section 192(1) of the CBCA;

(h)                                 All statutory requirements under section 192 and other applicable provisions of the CBCA either have been fulfilled or will be fulfilled by the return date of this Application;

(i)                                     There is no practicable way to effect the Arrangement other than under section 192 of the CBCA;

(j)                                    Essar Canada is not insolvent;

(k)                                 The Arrangement is in the best interests of the Applicants and is put forward in good faith;

(1)                                 The Arrangement is fair and reasonable;

(m)                             The directions set forth in the Preliminary Order (if granted), any interim order this Court may grant, and the requisite approval of the Shareholders and the Noteholders will be followed and obtained by the date of the return of this Application;

(n)                                 Section 192 of the CBCA;

(o)                                 Rules 14.05, 37 and 38 of the Rules of Civil Procedure; and

(p)                                 Such further and other grounds as counsel may advise and this Court may permit.

3.                                      THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE APPLICATION:

(a)                                 The Affidavit of Rajat Marwah dated July [16], 2014, and the exhibits thereto;

(b)                                 Any further or supplementary Affidavit to be sworn, and the exhibits thereto, on behalf of the Applicants, reporting as to compliance with any interim order and the results of any meeting conducted pursuant to such interim order; and

(c)                                  Such further and other materials as counsel may advise and this Court may permit.

July 16, 2014	STIKEMAN ELLIOTT LLP
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, ON M5L 1B9

Ashley John Taylor LSUC#: 39932E
Tel: (416) 869-5236
ataylor@stikeman.com

Kathryn Esaw LSUC#: 58264F
Tel: (416) 869-5230
kesaw@stikeman.com

Yannick Katirai LSUC#: 62234K
Tel: (416) 869-5556
ykatirai@stikeman.com
Fax: (416) 947-0866

Lawyers for the Applicants

Court File No. CV-14-10629-00CL

IN THE MATTER OF AN APPLICATION UNDER 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) and 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF ESSAR STEEL CANADA INC., ESSAR STEEL ALGOMA INC., ALGOMA HOLDINGS B.V., CANNELTON IRON ORE COMPANY AND ESSAR STEEL ALGOMA INC. USA

ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST) Proceeding Commenced at Toronto

NOTICE OF APPLICATION

ST1KEMAN ELLIOTT LLP
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9

Ashley John Taylor LSUC#: 39932E
Tel: (416) 869-5236
ataylor@stikeman.com

Kathryn Esaw LSUC#: 58264F
Tel: (416) 869-5230
kesaw@stikeman.com

Yannick Katirai LSUC#: 62234K
Tel: (416) 869-5556
ykatirai@stikeman.com
Fax: (416) 947-0866

Lawyers for the Applicants

APPENDIX “E”
INTERIM ORDER

(see attached)

Court File No. CV-14-10629-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

THE HONOURABLE REGIONAL	)	FRIDAY, THE 8TH
)
SENIOR JUSTICE MORAWETZ	)	DAY OF AUGUST, 2014

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA
BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL
PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF ESSAR STEEL CANADA
INC., ESSAR STEEL ALGOMA INC., ALGOMA HOLDINGS B.V., CANNELTON IRON
ORE COMPANY AND ESSAR STEEL ALGOMA INC. USA

Applicants

INTERIM ORDER

THIS MOTION made by Essar Steel Canada Inc. (“Essar Canada”), Essar Steel Algoma Inc. (“Algoma”), Algoma Holdings B.V. (“Holdings”), Cannelton Iron Ore Company (“Cannelton”) and Essar Steel Algoma Inc. USA (“Essar USA” and, together with Essar Canada, Algoma, Holdings and Cannelton, the “Applicants”), for an interim order in connection with an arrangement pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”), was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Application issued on July 16, 2014, the Notice of Motion, and the affidavits of Rajat Marwah sworn July 16, 2014 and August 7, 2014 (the “Second

Marwah Affidavit”) and the exhibits attached thereto, including the Plan of Arrangement, which is attached as Appendix B to the draft management information circular (the “Circular”), which is attached as Exhibit A to the Second Marwah Affidavit;

ON HEARING submissions of counsel for the Applicants, counsel to the ad hoc committee of Unsecured Noteholders (as defined below), counsel to Deutsche Bank Trust Company Americas, counsel to an ad hoc committee of holders of 9.375% senior secured notes issued by Algoma, and counsel to Essar Global Fund Limited (“EGFL”);

DEFINITIONS

1.                                      THIS COURT ORDERS that all definitions used in this Interim Order shall have the meaning ascribed thereto in the Circular unless otherwise defined herein.

THE MEETING

2.                                      THIS COURT ORDERS that Algoma is permitted to call, hold and conduct a special meeting (the “Meeting”) of the holders of the 9.875% senior unsecured notes (the “Unsecured Notes” and the holders, the “Unsecured Noteholders”) issued by Algoma pursuant to the note indenture dated June 20, 2007, as supplemented, to be held at the offices of Stikeman Elliott LLP, 199 Bay St., Suite 5300, Toronto, Ontario M5L 1B9, on September 10, 2014 at 9 a.m. (Toronto time) in order for the Unsecured Noteholders to consider and, if determined advisable, pass a resolution authorizing, adopting and approving, with or without variation, the Arrangement and the Plan of Arrangement (collectively, the “Arrangement Resolution”).

3.                                      THIS COURT ORDERS that the Meeting shall be called, held and conducted in accordance with the CBCA, the notice of meeting of Unsecured Noteholders, which accompanies the Circular (the “Notice of Meeting”) and the articles and by-laws of Algoma, subject to what may be provided hereafter and subject to further order of this court.

4.                                      THIS COURT ORDERS that the record date (the “Record Date”) for determination of the Unsecured Noteholders entitled to notice of, and to vote at, the Meeting shall be July 24, 2014.

5.                                      THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be:

a)                                     the Unsecured Noteholders or their respective proxyholders and their counsel, including counsel to the ad hoc committee of Unsecured Noteholders;

b)                                     the officers, directors, auditors and advisors of Algoma;

c)                                      counsel to EGFL;

d)                                     the CBCA Director; and

e)                                      other persons who may receive the permission of the Chair of the Meeting.

6.                                      THIS COURT ORDERS that Algoma may transact such other business at the Meeting as is contemplated in the Circular, or as may otherwise be properly before the Meeting.

Chair and Quorum

7.                                      THIS COURT ORDERS that the Chair of the Meeting shall be determined by Algoma and that the quorum at the Meeting shall be not less than one person present in person at the opening of the Meeting who is entitled to vote at the Meeting either as an Unsecured Noteholder or a proxyholder.

Amendments to the Arrangement and Plan of Arrangement

8.                                      THIS COURT ORDERS that Essar Canada and Algoma are authorized to make, subject to the terms of the Arrangement Agreement and the Restructuring Support Agreement, and paragraph 9, below, such amendments, modifications or supplements to the Arrangement and the Plan of Arrangement as they may determine, with notice to the Initial Consenting Noteholders within two (2) business days of any such amendments, modifications or supplements, but without any additional notice to the Unsecured Noteholders, or others entitled to receive notice under paragraphs 12 and 13 hereof and the Arrangement and Plan of Arrangement, as so amended, modified or supplemented shall be the Arrangement and Plan of Arrangement to be submitted to the Unsecured Noteholders at the Meeting and shall be the subject of the Arrangement Resolution. Amendments, modifications or supplements may be made following the Meeting, subject to the terms of the Plan of Arrangement and the Restructuring Support Agreement, which may require review and, if appropriate, further direction by this Court at the hearing for the final approval of the Arrangement.

9.                                      THIS COURT ORDERS that, if any amendments, modifications or supplements to the Arrangement or Plan of Arrangement as referred to in paragraph 8, above, would, if disclosed, reasonably be expected to affect an Unsecured Noteholders’ decision to vote for or against the Arrangement Resolution, notice of such amendment, modification or supplement shall be distributed, subject to further order of this Court, by press release, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as the Applicants may determine.

Amendments to the Circular

10.                               THIS COURT ORDERS that, subject to the Restructuring Support Agreement, Essar Canada and Algoma are authorized to make such amendments, revisions and/or supplements to the draft Circular as they may determine and the Circular, as so amended, revised and/or supplemental, shall be the Circular to be distributed in accordance with paragraphs 12 and 13.

Adjournments and Postponements

11.                               THIS COURT ORDERS that Algoma, if it deems advisable and subject to the terms of the Arrangement Agreement and the Restructuring Support Agreement, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the Unsecured Noteholders respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as Algoma may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments and postponements.

Notice of Meeting

12.                               THIS COURT ORDERS that, in order to effect notice of the Meeting, Algoma shall send the Circular (including the Notice of Application and this Interim Order), the Notice of Meeting, the form of proxy, along with such amendments or additional documents as Algoma may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the “Meeting Materials”), to the following:

a)                                     the registered Unsecured Noteholders at the close of business on the Record Date, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting, by one or more of the following methods:

i)                                        by pre-paid ordinary or first class mail at the addresses of the Unsecured Noteholders as they appear on the books and records of Algoma, or its registrar and transfer agent, at the close of business on the Record Date and if no address is shown therein, then the last address of the person known to the Corporate Secretary of Algoma;

ii)                                     by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or

iii)                                  by electronic transmission to any Unsecured Noteholder, who is identified to the satisfaction of the Applicants, in accordance with the e-service protocol established by the order of the Honourable Regional Senior Justice Morawetz dated July 16, 2014 (the “Preliminary Order”);

b)                                     the non-registered Unsecured Noteholders at the close of business on the Record Date, by providing copies of the Meeting Materials to the registered Unsecured Noteholder (or its agent) for distribution to non-registered Unsecured Noteholders at least twenty-one (21) days plus three (3) business days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting; and

c)                                      the directors and auditors of Algoma, counsel to the Ad Hoc Committee of Unsecured Noteholders, and the CBCA Director, by delivery in person, by recognized courier service, by pre-paid ordinary or first class mail or, with the consent of the person, by facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting;

and that substantial compliance with this paragraph shall constitute sufficient notice of the Meeting.

13.                               THIS COURT ORDERS that, in the event that Algoma elects to distribute the Meeting Materials to any other person, Algoma is hereby directed to distribute the Circular (including the Notice of Application, and this Interim Order), and any other communications or documents determined by Algoma to be necessary or desirable (collectively, the “Court Materials”) by any method permitted for notice to Unsecured Noteholders as set forth in paragraph 12(a) above, concurrently with the distribution described in paragraph 12 of this Interim Order.

14.                               THIS COURT ORDERS that accidental failure or omission by Algoma to give notice of the meeting or to distribute the Meeting Materials or Court Materials to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of Algoma, or the non-receipt of such notice shall, subject to further order of this Court, not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of Algoma, it shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

15.                               THIS COURT ORDERS that Essar Canada and Algoma are hereby authorized to make such amendments, revisions or supplements to the Meeting Materials and Court

Materials, as Essar Canada and Algoma may determine in accordance with the terms of the Restructuring Support Agreement and the Arrangement Agreement (“Additional Information”), and that notice of such Additional Information may, subject to paragraph 9, above, be distributed by press release, newspaper advertisement, pre-paid ordinary mail, by any method permitted for notice to Unsecured Noteholders as set forth in paragraph 12(a), or by the method most reasonably practicable in the circumstances, as Essar Canada and Algoma may determine.

16.                               THIS COURT ORDERS that distribution of the Meeting Materials and Court Materials pursuant to paragraphs 12 and 13 of this Interim Order shall constitute notice of the Meeting and good and sufficient service of the within Application upon the persons described in paragraphs 12 and 13 and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Meeting Materials or the Court Materials or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to such persons or to any other persons, except to the extent required by paragraph 9, above.

Solicitation and Revocation of Proxies

17.                               THIS COURT ORDERS that Algoma is authorized to use the proxy form substantially in the form of the draft accompanying the Circular, with such amendments and additional information as Algoma may determine are necessary or desirable, subject to the terms of the Arrangement Agreement and the Restructuring Support Agreement. Algoma is authorized, at its expense, to solicit proxies, directly or through its officers, directors or employees, and through such agents or representatives as it may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine. Algoma may waive generally, in its discretion, the time limits set out in the Circular for the deposit or revocation of proxies by the Unsecured Noteholders, if Algoma deems it advisable to do so.

18.                               THIS COURT ORDERS that Unsecured Noteholders shall be entitled to revoke their proxies by delivering notice to Algoma provided that such instrument is received by Algoma not later than 5:00pm Toronto time on the business day immediately preceding the Meeting (or any adjournment or postponement thereof) or provided to the Chair of the Meeting, before the start of the Meeting. Notice to Algoma shall be delivered to:

Essar Steel Algoma Inc.
105 West Street
Sault Ste. Marie, Ontario
Canada M5L 1B9

Voting

19.                               THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be those Unsecured Noteholders of record as of the close of business on the Record Date. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

20.                               THIS COURT ORDERS that votes shall be taken at the Meeting on the basis of one vote per dollar of principal amount of Unsecured Notes and that in order for the Plan of Arrangement to be implemented, subject to further Order of this Court, the Arrangement Resolution must be passed, with or without variation, at the Meeting by an affirmative vote of at least two-thirds (66 2/3%) of the votes cast in respect of the Arrangement Resolution at the Meeting in person or by proxy by the Unsecured Noteholders. Such votes shall be sufficient to authorize the Applicants to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is described in the Circular without the necessity of any further approval by the Unsecured Noteholders, subject only to final approval of the Arrangement by this Court.

21.                               THIS COURT ORDERS that, in respect of matters properly brought before the Meeting pertaining to items of business affecting Algoma (other than in respect of the Arrangement Resolution), each Unsecured Noteholder is entitled to one vote per dollar of principal amount of Unsecured Notes held as of the close of business on the Record Date.

Hearing of Application for Approval of the Arrangement

22.                               THIS COURT ORDERS that upon approval by the Unsecured Noteholders of the Plan of Arrangement in the manner set forth in this Interim Order, the Applicants may, but shall not be required to, apply to this Court for final approval of the Arrangement on September 15, 2014, or any other date as determined by the Applicants or as directed by this Court.

23.                               THIS COURT ORDERS that distribution of the Notice of Application and the Interim Order in the Circular, when sent in accordance with paragraphs 12 and 13 shall constitute good and sufficient service of the Notice of Application and this Interim Order and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with the Preliminary Order.

Precedence

24.                               THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Unsecured Notes, or the articles or by-laws of the Applicants, this Interim Order shall govern.

Variance

25.                               THIS COURT ORDERS that the Applicants shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

STAY OF PROCEEDINGS

26.                               THIS COURT ORDERS that the Stay Period, as defined in the Preliminary Order, is hereby extended until and including September 30, 2014.

AID AND RECOGNITION

27.                               THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Court in carrying out the terms of this Interim Order.

[ILLEGIBLE]

Court File No. CV-14-10629-00CL

IN THE MATTER OF AN APPLICATION UNDER 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) and 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF THE APPLICANTS

ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST) Proceeding Commenced at Toronto

INTERIM ORDER

STIKEMAN ELLIOTT LLP
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9

Eliot N. Kolers LSUC#: 38304R
Tel: (416) 869-5637
E-mail: ekolers@stikeman.com

Kathryn Esaw LSUC#: 58264F
Tel: (416) 869-6820
E-mail: kesaw@stikeman.com
Fax: (416) 947-0866

Lawyers for the Applicants

APPENDIX “F”
AMENDED AND RESTATED PRELIMINARY ORDER

(see attached)

Court File No. CV-14-10629-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
COMMERCIAL LIST

THE HONOURABLE REGIONAL	)	WEDNESDAY, THE 16TH
)
SENIOR JUSTICE MORAWETZ	)	DAY OF JULY, 2014

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA
BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL
PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF ESSAR STEEL CANADA
INC., ESSAR STEEL ALGOMA INC., ALGOMA HOLDINGS B.V., CANNELTON IRON
ORE COMPANY AND ESSAR STEEL ALGOMA INC. USA

Applicants

AMENDED AND RESTATED PRELIMINARY ORDER

THIS MOTION made by Essar Steel Canada Inc. (“Essar Canada”), Essar Steel Algoma Inc. (“Algoma”), Algoma Holdings B.V. (“Holdings”), Cannelton Iron Ore Company (“Cannelton”) and Essar Steel Algoma Inc. USA (“Essar USA” and, together with Essar Canada, Algoma, Holdings and Cannelton, the “Applicants”), for an interim order in connection with an arrangement pursuant to section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”), including a stay of proceedings, was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Application issued on July 16, 2014, the Notice of Motion, and the affidavit of Rajat Marwah sworn July 16, 2014 and the exhibits attached thereto, including a proposed transactional term sheet (the “Term Sheet”);

ON HEARING submissions of counsel for the Applicants, counsel to the ad hoc committee of Unsecured Noteholders (as defined below), counsel to Deutsche Bank (as defined below), counsel to an ad hoc committee of Secured Noteholders (as defined below), and on being advised that the Director appointed under the CBCA (the “CBCA Director”) has determined that it does not have standing to review or take a position on the within Application as there is no arrangement to be reviewed at this time;

ON HEARING that the Applicants intend to put forth a plan of arrangement under section 192(4) of the CBCA (the “Arrangement”) to this Honourable Court on or before August 15, 2014 and that, during the interim period, if any proceedings are taken to enforce security or otherwise interfere with the Applicants’ ordinary business operations, the Applicants’ ability to present and effect the Arrangement may be jeopardized:

COMEBACK MOTION

1.                                      THIS COURT ORDERS that the Applicants are authorized to apply to this Honourable Court on or before August 15, 2014 for an interim order permitting the Applicants to call, hold and conduct a special meeting (the “Noteholder Meeting”) of the holders of the 9 7/8% senior unsecured notes (the “Unsecured Notes” and the holders, the “Unsecured Noteholders”) issued by Algoma pursuant to an indenture dated June 20, 2007, as supplemented to consider the Arrangement and related relief.

STAY OF PROCEEDINGS

2.                                      THIS COURT ORDERS that from and including the date of this Preliminary Order until and including August 15, 2014 (the “Stay Period”), no person, including without limitation: (a) the lenders under the credit agreement (the “ABL Credit Agreement” and the credit facility created thereunder, the “ABL Facility”) among Algoma, Holdings, Deutsche Bank Trust Company Americas, as administrative agent and as collateral agent (“Deutsche Bank”), and the lenders party thereto from time to time (the “ABL Lenders”); (b) the lenders under the credit agreement (the “Avenue Credit Agreement”) dated as of December 6, 2013, as amended, among Algoma, Holdings, Avenue Capital Management II, L.P., as documentation agent (“Avenue”), and the lenders party thereto from time to time; (c) the holders of the 9.375% senior secured notes (the “Secured Noteholders”) issued by Algoma pursuant to an indenture dated as of December 14, 2009, as supplemented (the “Secured Notes Indenture”); (d) the Unsecured Noteholders; (e) Avenue Special Opportunities Fund I, L.P., (“the “Subordinated Secured Lender”) as assignee of the loan agreement dated as of May 6, 2013, as amended, between Algoma and Essar Steel Limited; or (f) any administrative agent, collateral agent, indenture trustee or similar person, shall have any right to terminate, accelerate, amend or declare in default or take any other enforcement steps under any contract or other agreement to which any of the Applicants is a party, including any contract or agreement to which any of the Applicants are borrower or guarantor, due to:

(a)                                 any of the Applicants having made an application to this Honourable Court pursuant to section 192 of the CBCA;

(b)                                 any of the Applicants being a party to this proceeding or being a party to the Arrangement;

(c)                                  any default or cross-default resulting from the failure to make the interest payment under the Unsecured Notes due on June 15, 2014 and the expiry of the related grace period;

(d)                                 any default or cross-default resulting from the issuance by Algoma of financial statements containing a going-concern statement; or

(e)                                  any of the Applicants taking any step contemplated by or related to the Arrangement,

without further order of this Honourable Court.

3.                                 THIS COURT ORDERS that, subject to further order of this Court, during these proceedings, the Applicants shall:

(a)                                 Pay the actual, reasonable and documented fees and expenses of (i) White & Case LLP and Osler, Hoskin & Harcourt LLP, each in connection with serving as legal counsel to Deutsche Bank, and (ii) Pillsbury Winthrop Shaw Pittman LLP, Dentons Canada LLP and Morris, Nichols, Arsht & Tunnell LLP in connection with serving as legal counsel to Wilmington Trust Company, as trustee for the Secured Notes Indenture (in such capacity, the “Secured Note Trustee”), and the Collateral Trustee (as defined below), in each case of (i) and (ii) in connection with the within Application and any proceedings taken under chapter 15 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532;

(b)                                 unless otherwise agreed, comply with the “Borrowing Base” (as such term is defined in the ABL Credit Agreement), (provided, however, if such is otherwise agreed, the Applicants will provide notice to the Secured Note Trustee and the ad hoc group of senior secured noteholders);

(c)                                  deliver the Budget (as such term is defined in the Term Sheet) to Deutsche Bank, the Secured Note Trustee and Wilmington Trust, National Association, as collateral trustee under the Secured Notes Indenture and Avenue Credit Agreement (in such capacity, the “Collateral Trustee”), provided that Deutsche Bank, the Secured Note Trustee and the Collateral Trustee may deliver such Budget to the lenders under the ABL Facility and the Avenue Credit Agreement and the holders under the Secured Notes Indenture so long as such lenders and holders have executed a non-disclosure agreement satisfactory to the Applicants; and

(d)                                 pay any unpaid interest accrued and owing under the ABL Facility, the Secured Notes Indenture, and the Avenue Credit Agreement as and when due under the applicable credit documents; provided that such interest will be paid at the non-default rate set forth in such credit documents.

4.                                      THIS COURT ORDERS that, subject to further order of this Honourable Court, the only persons entitled to notice of and to appear and be heard at subsequent motions within these proceedings shall be:

(a)                                 the Applicants and their counsel;

(b)                                 counsel to each of the ad hoc committee of Unsecured Noteholders, Deutsche Bank, Avenue, the Secured Note Trustee, the ad hoc committee of Secured Noteholders, and the Subordinated Secured Lender;

(c)                                  the CBCA Director;

(d)                                 the directors of Essar Canada and Algoma; and

(e)                                  any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Preliminary Order and the Rules of Civil Procedure.

5.                                      THIS COURT ORDERS that any Notice of Appearance served in these proceedings shall be served on the solicitors for the Applicants and the ad hoc committee of Unsecured Noteholders as soon as reasonably practicable at the following address, respectively:

Stikeman Elliott LLP

Barristers & Solicitors

5300 Commerce Court West

199 Bay Street

Toronto, Canada M5L 1B9

Attention: Ashley Taylor and John Ciardullo

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention: Robert Chadwick and Joe Latham

6.                                      THIS COURT ORDERS that any materials to be served and filed by the Applicants in support of any subsequent motion in these proceedings may be served and filed three business days prior to the motion.

FOREIGN PROCEEDINGS

7.                                      THIS COURT ORDERS that Algoma is hereby authorized and empowered, but not required, to act as the foreign representative (the “Foreign Representative”) in respect of the within proceedings for the purpose of having these proceedings recognized in a jurisdiction outside of Canada.

8.                                      THIS COURT ORDERS that the Foreign Representative is hereby authorized to apply for foreign recognition of these proceedings, as necessary, in any jurisdiction outside of Canada, including in the United States pursuant to chapter 15 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

E-SERVICE PROTOCOL

9.                                      THIS COURT ORDERS that the E-Service Protocol of the Commercial List (the “Protocol”) is approved and adopted by reference herein and, in this proceeding, the service of documents made in accordance with the Protocol (which can be found on the Commercial List website at http:/ /www.ontariocourts.ca/scj/practice/practice-directions/toronto/e-service-protocol/) shall be valid and effective service. Subject to Rule 17.05 this Order shall constitute an order for substituted service pursuant to Rule 16.04 of the Rules of Civil Procedure. Subject to Rule 3.01(d) of the Rules of Civil Procedure and paragraph 21 of the Protocol, service of documents in accordance with the Protocol will be effective on transmission. This Court further orders that a Case Website shall be established in accordance with the Protocol with the following URL ‘<www.donlinrecano.com/essarsteelcanada>’.

10.                               THIS COURT ORDERS that if the service or distribution of documents in accordance with the Protocol is not practicable, the Applicants are at liberty to serve or distribute this Order, any other materials and orders in these proceedings, any notices or other correspondence, by forwarding true copies thereof by prepaid ordinary mail, courier, personal delivery or facsimile transmission to the Applicants’ creditors or other interested parties at their respective addresses as last shown on the records of the Applicants and that any such service or distribution by courier, personal delivery or facsimile transmission shall be deemed to be received on the next business day following the date of forwarding thereof, or if sent by ordinary mail, on the third business day after mailing.

AID AND RECOGNITION

11.                               THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Honourable Court in carrying out the terms of this Preliminary Order.

[ILLEGIBLE]

Court File No. CV-14-10629-00CL

IN THE MATTER OF AN APPLICATION UNDER 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, c. C-44, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) and 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF THE APPLICANTS

ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST) Proceeding Commenced at Toronto

AMENDED AND RESTATED PRELIMINARY ORDER

STIKEMAN ELLIOTT LLP
Barristers & Solicitors
5300 Commerce Court West
199 Bay Street
Toronto, Canada M5L 1B9

Ashley John Taylor LSUC#: 39932E
Tel: (416) 869-5236
E-mail: ataylor@stikeman.com

Kathryn Esaw LSUC#: 58264F
Tel: (416) 869-5230
E-mail: kesaw@stikeman.com

Yannick Katirai LSUC#: 62234K
Tel: (416) 869-5556
E-mail: ykatirai@stikeman.com
Fax: (416) 947-0866

Lawyers for the Applicants

APPENDIX “G”

OPINION OF ALVAREZ & MARSAL

(see attached)

Alvarez & Marsal Canada Securities ULC Royal Bank Plaza, South Tower 200 Bay Street, Suite 2900, P.O. Box 22 Toronto, ON M5J 2J1 Phone: +1 416 847 5200 Fax: +1 416 847 5201

July 15, 2014

Board of Directors

Essar Steel Algoma Inc.

105 West Street

Sault Ste. Marie, ON P6A 7B4

Canada

To the Board of Directors:

It is our understanding that Essar Steel Algoma Inc. (the “Company”) is in negotiations with the holders of the Company’s Senior Unsecured Corporate Debentures due June 15, 2015 (the “Unsecured Senior Notes”) to undertake a restructuring transaction (the “Restructuring Transaction”), the terms of which are described in a term sheet (the “Term Sheet”) which is attached to the draft Restructuring Support Agreement that is to be entered into between the Company and certain holders of the Unsecured Senior Notes. The Restructuring Transaction will be implemented by way of a plan of arrangement under Section 192 of the Canada Business Corporations Act (the “CBCA”), subject to approval by the requisite amount of the holders of the Unsecured Senior Notes (the “Unsecured Noteholders”) and subject to court approval.

The Company has requested that Alvarez & Marsal Valuation Services, LLC (“A&MVS”) provide the Company’s board of directors (the “Board”) with an opinion (the “Opinion”), as to whether, (i) from a financial point of view, the Unsecured Noteholders would be in a better position under the Restructuring Transaction than if the Company were liquidated and (ii) from a financial point of view, the Restructuring Transaction is fair to the Company.

1.                                      Description of the Restructuring Transaction

The Term Sheet sets forth the principal economic terms of the Restructuring Transaction. The Term Sheet provides, among other things, that the Unsecured Noteholders would receive a cash payment equal to 32.5% of the principal amount of the Unsecured Senior Notes plus all accrued and unpaid interest at the non-default rate up to closing, payable in full at the closing of the Proposed Restructuring. Additionally, the Unsecured Noteholders would receive Third Lien PIK Notes (the “PIK Notes”) with initial par value equal to 55% of the principal amount of the Unsecured Senior Notes plus all accrued unpaid interest at the non-default rate up to closing and a blanket third lien on all assets of the Company and guaranteed on a third lien basis by all material subsidiaries of the Company.

2.                                      Scope of the Analysis

In connection with this Opinion, A&MVS has, among other things:

a)             Considered the Term Sheet;

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b)             Reviewed certain historical financial and operating information relating to the Company including the Company’s unaudited condensed interim consolidated financial statements for the three and nine month periods ended December 31, 2013;

c)              Considered detailed asset level information covering the Company’s components of working capital and fixed assets, including appraisals where available, and borrowing base certifications and supporting material;

d)             Considered the management presentation dated June 2014;

e)              Reviewed certain non-public internal financial information and other data relating to the business and financial prospects for the Company, including financial forecasts prepared by the management of the Company (the “Management Forecasts”), that were provided to us by the Company for the purpose of our analysis;

f)               Conducted discussion with, and relied on statements made by, members of the senior management of the Company concerning the business, operations, historical financial results, future prospects of the Company, including discussions relating to the consequences of completing the Restructuring Transaction and of not completing the Restructuring Transaction and as to any known, feasible alternatives to the Restructuring Transaction;

g)              Reviewed a letter dated July 15, 2014 from the management of the Company which made certain representations as to the net realizable value of the Company’s assets in a liquidation scenario, historical financial statements, financial projections and the underlying assumptions;

h)             Considered the historical trading price and trading volume of the Company’s securities and the publicly traded securities of certain other companies that we deemed relevant;

i)                 Considered certain financial performance data of the Company and compared that data with similar data for other companies in lines of business we deemed relevant;

j)                Considered the outcome of liquidations generally in the steel sector; and

k)             Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this Opinion.

3.                                      Assumptions, Qualifications, and Limiting Conditions

The opinions expressed herein are subject to the following additional qualifications and limitations, with the Company’s consent:

i.                            In preparing the Opinion, no value has been attributed to the real estate assets, including buildings that comprise the main steelworks property, as it is assumed that the cost of environmental remediation will exceed any replacement cost based estimates of value; hence realizable value would be zero or an incremental liability. In addition, it has been assumed that there would be no net realizations from any assets or operations of Cannelton Iron Ore Company and Essar Steel Algoma Inc. USA, each wholly-owned subsidiaries of the Company, and that the realizable value of plant and equipment would not be subject to municipal or environmental liens;

ii.                        We have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Company or its other financial advisors, or otherwise reviewed by us for purposes of this Opinion, and we have not assumed and we do not assume any responsibility or liability for any such information. With respect to the financial forecasts examined by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available information and good faith judgments of the Company’s management as to the future financial performance of the Company;

iii.                    We have assumed that the Restructuring Transaction as consummated will not differ in any material respect from that described in the Term Sheet, without any failure to satisfy conditions precedent, any waiver or amendment of any material term or condition thereof adverse to the Company or the Unsecured Noteholders, and that the parties to the Term Sheet will comply with all material terms of the Term Sheet;

iv.                    Concurrently with the Restructuring Transaction, it is our understanding that the Company is considering a transaction to further amend the capital structure and financial position of the Company to include refinancing all of the remaining issued and outstanding debt of the Company (the “Refinancing Transaction”). We have assumed that the Refinancing Transaction will occur as described in the Term Sheet simultaneously with the Restructuring Transaction;

v.                       We accept no responsibility for the accounting or other data and commercial assumptions on which this Opinion is based. Further, this Opinion does not address any legal, regulatory, taxation or accounting matters, as to which we understand that the Board has obtained such advice as it deemed necessary from qualified professionals;

vi.                    Except to the extent explicitly stated herein, this Opinion does not address, and should not be construed to address, the relative merits of the Restructuring Transaction as compared to other business strategies or transactions that might be available with respect to the Company, or the underlying business decision of the Company to effect the Restructuring Transaction. We have not independently evaluated any alternatives that have been presented to the Company and have relied upon our discussions with the Company, and its representations to us in concluding that the Restructuring Transaction is the most feasible alternative;

vii.                 We express no view as to the tax consequences of the Restructuring Transaction;

viii.             This Opinion is based on business, economic, regulatory, monetary, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us;

ix.                    This Opinion is effective as of the date hereof. We have no obligation to update the Opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request;

x.                       A&MVS has assumed that all conditions precedent to the completion of the Restructuring Transaction can be satisfied in the time required and that all consents, permissions, exemptions or orders of third parties and relevant authorities will be obtained, without adverse condition or qualification, and that the Restructuring Transaction can proceed as scheduled and without material additional cost to the Company or liability of the Company to third parties;

xi.                                   The Restructuring Transaction includes an option for qualifying Unsecured Noteholders to elect to participate in a new loan to the Company. A&MVS has assumed that Unsecured Noteholders will elect the highest value alternative that is available to them under the Restructuring Transaction and, if they are unable to do so, will otherwise sell their “Existing Notes” in the market to parties who can make such election;

xii.                                A&MVS has also assumed that a liquidation in an insolvency process will, for a number of reasons outlined in the “Analysis” section below, have a material negative impact on the value of the Company and its business; and

xiii.                           We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Restructuring Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Restructuring Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in our analysis and in connection with the preparation of this Opinion, A&MVS has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Restructuring Transaction.

We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company although we have considered such appraisal where available. This Opinion should not be construed as an opinion of fairness to any of the Company’s investors or securityholders, an opinion regarding relative fairness among investors, an opinion of fairness regarding the process underlying the Restructuring Transaction, a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or as accounting advice. This Opinion does not constitute a view regarding the solvency of the Company prior to or subsequent to the Restructuring Transaction. A&MVS has performed no procedures to determine the solvency of the Company. As such, this Opinion does not constitute a solvency opinion, and should not be relied upon for such purposes. A&MVS has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Restructuring Transaction, the assets, businesses or operations of the Company, or any alternatives to the Restructuring Transaction, (b) negotiate the terms of the Restructuring Transaction, and therefore, A&MVS has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Term Sheet and the Restructuring Transaction, or (c) advise the Board or any other party with respect to alternatives to the Restructuring Transaction. In addition, A&MVS is not expressing any opinion as to the market price or value of any of the Company’s securities after consummation of the Restructuring Transaction. A&MVS has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, A&MVS is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by other parties in the Restructuring Transaction, or with respect to the fairness of any such compensation.

This Opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, or used for any other purpose, without our prior written consent. This Opinion may be included in its entirety in any required filing under the CBCA in connection with the Restructuring Transaction or other document required by law or regulation to be filed, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by A&MVS.

This Opinion is provided solely for the benefit of the Board, in their capacity as Directors of the Company, in connection with and for the purposes of their consideration of the Restructuring Transaction. This Opinion is not on behalf of, and shall not confer rights or remedies upon, may not be relied upon by, and does not constitute a recommendation by A&MVS to, any holder of securities of the Company or any other person other than the Board to take any action in relation to the Restructuring Transaction or any form of assurance by A&MVS as to the condition of the Company; instead, it merely states a finding that the Unsecured Noteholders would be in a better position under the Restructuring Transaction than if the Company were liquidated based on certain financial analyses and that the Restructuring Transaction is, from a financial point of view, fair to the Company on the basis that the Restructuring Transaction: (i) provides the Company with an improved capital structure, by reducing the total amount of debt outstanding and the amount of debt maturing in the near-term; (ii) reduces the risk that the Company’s cash flow from operations and available liquidity would be insufficient to provide adequate funds to finance the operating and capital expenditures necessary to execute its operating strategy and service its debt; and (iii) based on the criteria in (i) and (ii), and discussions with Company management, the Restructuring Transaction is better than other known, feasible alternatives. The decision as to whether to proceed with the Restructuring Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of A&MVS to any party.

4.                                      Disclosure of Prior Relationships

We will receive a fee as compensation for our services in rendering this Opinion. No portion of A&MVS’s fee is contingent upon either the conclusion expressed in the Opinion or whether or not the Restructuring Transaction is successfully consummated. Pursuant to the terms of the engagement letter between the Company and A&MVS, a portion of A&MVS’s fee is payable upon the Company’s request that A&MVS provide its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, A&MVS has not had any material relationship with any party to the Restructuring Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. Affiliates of A&MVS have provided and may continue to provide professional services to entities under the control of the Company’s parent. Compensation for such services has been and is expected to be usual and customary fixed fee and indemnification arrangements and such compensation has not been nor is it expected to be material to the overall financial and operating results of Alvarez & Marsal.

5.                                      Analysis

In preparing this Opinion, we have relied upon the discussions, documents and materials referred to under “Scope of the Analysis”, reviewed with the Company’s management known, feasible alternative transactions available to the Company, and considered, among other things, the following matters:

•                  The Company, with its current capital structure, will likely be unable to execute its business plan and repay its debt as it comes due;

•                  In the event the Company has insufficient liquidity to continue to operate the business or the Company is unable to service its debt and refinance its debt as it matures, the likely result, in the absence of implementing the Restructuring Transaction, is an insolvency and/or liquidation process which would be expected to have a negative impact on the overall enterprise value of the Company;

•                  An insolvency and/or liquidation process is likely to have an adverse impact on the going concern value, if any, of the Company’s business as customers, suppliers, and employees react to protect their interests;

•                  An insolvency and/or liquidation process would give rise to significant incremental costs as new, senior secured “debtor in possession” financing would be required to replace lost trade credit and fund operations during the process. Additional legal and financial advisory costs would be incurred to implement the process and engage in the associated legal proceedings. These costs would be addressed out of asset sale proceeds that could otherwise be available to the Unsecured Noteholders;

•                  Generally, in an insolvency and/or liquidation process, unsecured creditors are deeply or entirely impaired;

•                  In a liquidation process, prospective buyers will be aware that the Company is under compulsion to sell its assets. This will likely have a material adverse effect on the net proceeds realized;

•                  Continued uncertainty in global markets and major economies raises questions about the sustainability of economic recovery in general and in the steel production and products sector specifically;

•                  The Restructuring Transaction provides the Company with an improved capital structure, by reducing the total amount of debt outstanding and the amount of debt maturing in the near term;

•                  The Restructuring Transaction reduces the risk that the Company’s cash flow from operations and available liquidity would be insufficient to provide adequate funds to finance the operating and capital expenditures necessary to execute its operating strategy and service its debt;

•                  The Restructuring Transaction yields cash proceeds to the Unsecured Noteholders at closing plus optionality of additional securities and liens on assets;

•                  Post-Restructuring Transaction and the Refinancing Transaction the Company has the opportunity to generate incremental value by operating as a going concern and participating, in the longer term, in global economic recovery; and

•                  A&MVS, based on discussions with the Company, and the Company are not aware of any feasible alternatives to the Restructuring Transaction.

6.                                      Conclusion

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof and from a financial point of view, (i) the Unsecured Noteholders would be in a better position under the Restructuring Transaction than if the Company were liquidated and (ii) the Restructuring Transaction is fair to the Company.

This Opinion has been approved by the internal opinion committee of A&MVS.

Yours faithfully,

/s/ Alvarez & Marsal Valuation Services, LLC

Alvarez & Marsal Valuation Services, LLC